    As filed with the Securities and Exchange Commission on August 19, 1997
                                                     Registration No. 333-23781
================================================================================




                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1
                                       to

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------


                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                (Name of small business issuer in its charter)


        Delaware                            7900                    13-2852150
(Jurisdiction of incorporation)  (Primary standard industrial   (I.R.S. employer
                                  classification code number)      I.D. number)



                     Paradigm Music Entertainment Company
                             67 Irving Place North
                           New York, New York 10003
                                (212) 387-7700
         (Address and telephone number of principal executive offices)


                               THOMAS McPARTLAND
                                   President
                     Paradigm Music Entertainment Company
                             67 Irving Place North
                           New York, New York 10003
                                (212) 387-7700
           (Name, address and telephone number of agent for service)


                                  Copies to:

      SHELDON MISHER, ESQ.                             BARRY A. BROOKS, ESQ.
        TINA BAKER, ESQ.                            Paul, Hastings, Janofsky &
Bachner, Tally, Polevoy & Misher LLP                       Walker LLP
       380 Madison Avenue                               399 Park Avenue
    New York, New York 10017                         New York, New York 10022
        (212) 687-7000                                  (212) 318-6000


     Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

                            ---------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

================================================================================

                        CALCULATION OF REGISTRATION FEE

                                                             Proposed       Proposed
                                                             Maximum        Maximum
                                            Amount           Offering      Aggregate          Amount of
      Title of Each Class of                 To Be           Price Per      Offering         Registration
   Securities To Be Registered            Registered         Unit (1)      Price (1)             Fee
-------------------------------------   ------------------   -----------   -------------   -------------------
Units, each consisting of one share
 of Class A Common Stock, $.01
 par value and one Warrant  .........       2,990,000(2)       $5.00       $14,950,000       $    4,530.30
Class A Common Stock, $.01 par
 value (3)   ........................       2,990,000(4)        6.50        19,435,000            5,889.39
Unit Purchase Option (5)    .........         260,000           .001               260                 .08
Units, each consisting of one share
 of Class A Common Stock, $.01
 par value and one Warrant(6)  ......         260,000           6.00         1,560,000              472.73
Class A Common Stock, $.01 par
 value (6)   ........................         260,000           6.50         1,690,000              512.12
   Total   ..............................................................................       $   11,404.62(7)



------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes 390,000 Units subject to the Underwriter's over-allotment option.

(3) Issuable upon exercise of the Warrants.

(4) Assumes the Underwriter's over-allotment option is exercised in full.

(5) To be issued to the Underwriter.

(6) Issuable upon exercise of the Unit Purchase Option and/or the Warrants exercisable thereunder.

(7) Previously paid.

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions upon exercise of the Warrants and the Unit Purchase Option.

                            ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION - DATED AUGUST 19, 1997
PROSPECTUS
                                2,600,000 Units

                   [LOGO]        PARADIGM MUSIC
                             ENTERTAINMENT COMPANY

     Each unit ("Unit") offered hereby (the "Offering") by Paradigm Music Entertainment Company ("Paradigm" or the "Company") consists of one share of class A common stock, $.01 par value ("Class A Common Stock") and one redeemable warrant (the "Warrants"). The components of the Units will be transferable separately immediately upon issuance. Each Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $6.50, subject to adjustment, at any time until the fifth anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption exceeds $9.10 (subject to adjustment). See "Description of Securities."

     The Class A Common Stock and the Company's class B common stock, $.01 par value ("Class B Common Stock"), are essentially identical in all respects, except that the Class B Common Stock has five votes per share while the Class A Common Stock has one vote per share. Further, the Class B Common Stock is convertible into Class A Common Stock on a share for share basis and has limited transferability. Upon completion of this Offering, the executive officers and directors of the Company, as beneficial holders of Class B Common Stock, will control approximately 53% of the total voting power of the Company and will, therefore, be able to elect all of the Company's directors and to control the Company. See "Principal Stockholders" and "Description of Securities."

     Prior to this Offering, there has been no public market for the Units, Class A Common Stock or Warrants and there can be no assurance that such a market will develop. The Company has applied for quotation of the Units, Class A Common Stock and Warrants on The Nasdaq SmallCap Market ("Nasdaq") under the proposed symbols PMECU, PMEC and PMECW, respectively. It is anticipated that the initial public offering price will be $5.00 per Unit. See "Underwriting" for discussion of factors considered in determining the initial public offering price. For information concerning a Securities and Exchange Commission investigation relating to the Underwriter, see "Risk Factors" and "Underwriting."

     The Underwriter, an officer of the Underwriter, and certain officers, directors and employees of D.H. Blair & Co., Inc., a member of the selling group, beneficially own an aggregate of approximately 28.7% of the outstanding shares of Class A Common Stock before the Offering. See "Principal Stockholders" and "Underwriting." Pursuant to Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), the Units are being offered at a price no greater than the maximum recommended by RAS Securities Corp., a qualified independent underwriter.

                             -------------------

THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH
                              DEGREE OF RISK AND
IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND
                                  "DILUTION."

                              -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                  Price to    Underwriting Discounts    Proceeds to
                   Public       and Commissions(1)      Company(2)
--------------------------------------------------------------------------------
Per Unit  ......  $                    $                   $
--------------------------------------------------------------------------------
Total(3)  ......                       $                   $
================================================================================

(1) Does not include additional compensation paid or payable to the Underwriter
    in the form of (i) a non-accountable expense allowance of $    , or $    per
    Unit ($   if the over-allotment option is exercised in full); and (ii) an option, exercisable over a period of three years commencing two years from the date of this Prospectus, to purchase up to 260,000 Units (the "Unit
    Purchase Option") at $      per Unit (130% of the initial public offering
    price per Unit). In addition, the Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this Offering payable by the Company,
    estimated at $      , including the Underwriter's non-accountable expense
    allowance.

(3) The Company has granted the Underwriter a 30-day option to purchase up to 390,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $     , $      and
    $     , respectively. See "Underwriting."


     The Units are offered by the Underwriter on a "firm commitment" basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to withdraw, cancel or modify such offer without notice and to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Units will be made at the offices of D.H. Blair Investment
Banking Corp., 44 Wall Street, New York, New York 10005, on or about     ,
1997.


                      D.H. BLAIR INVESTMENT BANKING CORP.


                  The date of this Prospectus is       , 1997

     The inside cover contains a color graphic pictorial depicting the Company's name and logo in a large colored circle, which is surrounded by smaller colored circles containing the logo of each of Mutant Sound Systems, Paradigm Associated Labels, Big Deal Records, SonicNet, Archive Recordings, All Access, Paradigm Music Productions and Microsoft Network's OnAir. Underneath the graphic is the Company's full corporate name and the following sentence:

     "MSN OnAir" is a registered trademark of Microsoft Network and "Trouser Press" is a trademark of Ira Robbins.



















     The Company intends to furnish its stockholders and holders of Warrants with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF UNITS, CLASS A COMMON STOCK AND/OR WARRANTS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING."

     The 2-page color graphic pull-out attached to the inside front cover displays the Company's full corporate name and logo in the center and is surrounded by the following four pictorials which are set in each corner:

     SonicNet. Contains the Sonic Net logo and the following disclosure:

       "Acquired by Paradigm in January of 1997, SonicNet (http://www.sonicnet.com) is the Internet's most prestigious and popular music site, with visits exceeding 750,000 per month. SonicNet concentrates on music entertainment services such as chats, cybercasts, music news and album reviews. It also publishes Trouserpress.com, the online edition of the definitive guide to new wave, punk and alternative music; and the Alternative Buyers Guide, an online store for new music fans."

Under the foregoing are logos for Trouser Press, Music News, Alternative Buyers Guide and SonicNet Supercasts, along with a pictorial of a sample Website page for SonicNet.

     Archive Recordings. Contains the Archive Recordings logo, pictures of three Archive LPs (Humble Pie, Canned Heat and Brewer & Shipley) and the following disclosure:

                              "ARCHIVE RECORDINGS

                                 ARCHIVE ALIVE!

     Archive Recordings is the classic rock catalog division of Paradigm Music Entertainment. Archive specializes in distributing never-before-released albums from classic rock artists. Its first releases include "new" recordings from Canned Heat and Humble Pie. The label's Archive Alive! series releases live concert recordings of classic rock and blues groups. Included in the first wave of Archive Alive! products are live performances by Deep Purple, Nils Lofgren, Ozark Mountain Daredevils, Brewer & Shipley and Willie Nile."

     Paradigm Associated Labels. Contains PAL's name and logo and the following disclosure:

     "Paradigm Associated Labels (PAL) is an independent record label consortium that encompasses a wide variety of musical genres: alternative and contemporary rock, pop and techno. PAL is currently comprised of Paradigm Records, Big Deal, and Mutant Sound Systems. Its artists include Shonen Knife, X25, Gladhands, Bruce Henderson and the Vandalias."

     Surrounding the foregoing are pictures of five of PAL LP's (Gladhands, Breakbeat Massive, Shonen Knife, Bruce Henderson and Promised Land) and the name and logo of each of Paradigm Records, Big Deal Records and Mutant Sound System.

     Paradigm Music Productions. Contains the name and logo of Paradigm Music Productions, pictorial depiction of ads for All Access and MSN's OnAir and the following disclosure:

     "Paradigm Music Productions is a music programming service that now has a commercially syndicated live alternative rock concert series, "All Access," airing on more than 80 modern rock radio stations nationally and heard by nearly a million listeners. Additionally, the Music Productions division produces a live college modern rock concert series for the Microsoft Network
(MSN) titled "On Air" which is heard on more than 250 college radio stations in North America. Thus far the Music Productions division has produced live radio concerts by Blues Traveler, The Nixons, Ruby, Luscious Jackson, the Lemonheads and Sarah McLachlan among many others."

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (a) assumes no exercise of: (i) the Underwriter's over-allotment option; (ii) the Warrants; (iii) the Bridge Warrants (as defined below); (iv) the Unit Purchase Option; (v) 100,000 warrants issued in connection with the acquisition of SonicNet, Inc. (the "SonicNet Warrants") in January 1997; (vi) an aggregate of 350,004 warrants to purchase Class A Common Stock (the "Blair Warrants") issued in connection with the Company's Private Placement in November 1995 (the "1995 Private Placement"); or (vii) options granted or to be granted pursuant to the Company's 1996 Stock Option Plan (the "Stock Option Plan"), (b) assumes that shares of Class E Common Stock, $.01 par value of the Company (the "Class E Common Stock") are not converted into Class A Common Stock and (c) gives effect to the conversion, which will occur upon the closing of the Offering, of 1,650,000 warrants issued in connection with the Company's private placement completed in January 1997 (the "Bridge Financing") into 1,650,000 warrants (the "Bridge Warrants") with terms substantially identical to the Warrants offered hereby. All share, per share and other information contained herein reflects the recapitalization of the Company effected in January 1997. See "Recapitalization."


                                  The Company

     The Company is a development stage entertainment company with a limited operating history, having commenced operations in November 1995. The Company's objective is to become a broad-based music entertainment company, producing and distributing prerecorded music products of both new artists and catalog reissues (archival recordings) of established recording artists, developing non-traditional syndicated music entertainment programming such as original content interactive programming on the Internet and recruiting and developing new recording artists. The Company intends to utilize traditional and non-traditional marketing and distribution channels, such as Online services, interactive media and syndicated radio and cable television, in order to cost effectively exploit the music entertainment rights which it may develop or acquire and which could be made available to third parties on a fee basis. The Company's business plan was developed by the Company's Chairman of the Board of Directors, President and Chief Executive Officer, Thomas McPartland. See "Management." To date, the Company's primary focus has been on acquiring small independently owned and distributed record labels ("Independent Labels"), the distribution of new artist and catalog releases of established artists, the creation of a syndicated radio show, entering into an agreement with Microsoft Corporation ("Microsoft") to provide programming for an Online music show and the development of a vertically-integrated Online service that would be available to promote the Company's music entertainment products and those of third parties on a fee basis, through the acquisition of SonicNet, Inc. ("SonicNet"), a New York-based Internet music company. Since inception, the Company's revenues from operations have been limited. There can be no assurance that any or all of the Company's business plan will be successfully implemented or that the Company will generate sufficient revenues from operations to meet the requirements of its business. "See "Risk Factors."


     There are currently six "major" record labels ("Major Labels") which dominate the recording industry along with their subsidiary labels:
Time/Warner; Sony Music Group ("Sony"); Bertelsmann Music Group ("BMG"); Polygram; Thorn-EMI; and Universal Records Group ("Universal"). Although Independent Labels individually represent a small percentage of the market for prerecorded music, in 1996, sales of albums (both new and catalog) by Independent Labels as a group constituted the largest percentage of the market share for prerecorded music. During 1995 and 1996, albums released by Independent Labels as a group constituted 20.6% and 21.2%, respectively, of total United States album sales. Independent Labels often lead the Major Labels to new music trends, often resulting in acquisition of both new talent and Independent Labels by the Major Labels. See "Business -- Industry Overview."

     The Company currently operates through five separate divisions: Paradigm Associated Labels, Archive Recordings, SonicNet, Paradigm Music Productions and New Business Development/International. The Company intends to expand its operations through acquisition of complementary businesses. There can be no assurance that the Company will successfully complete any acquisitions or that, if completed successfully, any acquisitions will result in revenues to the Company. See "Risk Factors" and "Business -- Business Strategy."

     Paradigm Associated Labels ("PAL"). PAL's primary focus is the development of new artist releases and related artist development, encompassing modern rock, alternative, power-pop, dance and techno artists. PAL's strategy is to develop and acquire a core group of Independent Labels to which it will provide support services in order to maximize the opportunities for discovering (and minimize the risk associated with developing) future successful recording artists. In February 1997, the Company acquired all of the outstanding capital stock of Purple Demon, Inc. ("Purple Demon"), the entity which owned and operated Big Deal Records ("Big Deal"), in exchange for an aggregate of 100,000 shares of the Company's Class A Common Stock, 33,333 of which have been issued and the balance of which are issuable 90 days from the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- The Company's Divisions" and Note J of Notes to Paradigm Financial Statements.

     PAL currently has three wholly-owned Independent Labels: Paradigm Records, Big Deal and Mutant Sound Systems ("Mutant"). Each of these labels maintains a separate roster of artists, each with a separate and distinct repertoire focus. The Company has also acquired a 25% interest in Wingnut Records, Inc., a California-based Independent Label ("Wingnut"), specializing in punk and hardcore music, for an aggregate purchase price of $110,000, $50,000 of which has been paid and $60,000 of which is payable in September 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note C of Notes to Paradigm Financial Statements. Releases by Paradigm Records are distributed by Alternative Distribution Alliance ("ADA"), an affiliate of Time/Warner and releases by Big Deal are distributed by Caroline Records/Distribution ("Caroline"), a division of Thorn/EMI. The Company intends to enter into recording agreements with additional artists and acquire interests in additional Independent Labels, subject to available financing and revenues from operations. Through Paradigm Records, PAL released two albums in the fourth quarter of 1996 by two artists pursuant to an agreement with Evil Teen Records ("Evil Teen"), a New York-based Independent Label, and, through August 31, 1997, PAL released 19 albums (four on Paradigm Records, seven on Big Deal and eight on Mutant Sound System). See "Business -- The Company's Divisions."

     Archive Recordings ("Archive"). This division is focusing on developing a catalog of classic rock archival recordings to which the Company will have the exclusive right to own, control or exploit. To date, Archive has acquired the rights to approximately 2,000 master recordings by way of catalog acquisitions and related license agreements. In 1996, Archive released a live recording by "Deep Purple" through the Internet. Through August 31, 1997, Archive has released seven albums by Canned Heat, Humble Pie, Nils Lofgren, Deep Purple, Brewer and Shipley, Ozark Mountain Daredevils and Willie Nile. Utilizing the proceeds from this Offering, the Company intends to acquire additional master recordings and expects to release between 20 and 30 albums on Archive in 1997, which will be distributed by Navarre Corporation ("Navarre"). Archive will also attempt to enter into license agreements with Major Labels in order to more fully exploit Archive's catalog. See "Business -- The Company's Divisions."

     SonicNet. This division focuses on alternative distribution channels, such as the Internet, to market and distribute the music entertainment products of the Company and third parties. To date, the activities of this division have consisted of the acquisition in January 1997, of SonicNet (www sonicnet.com), an Online music entertainment network, in exchange for 200,000 shares of Class A Common Stock, 100,000 SonicNet Warrants and the Company's agreement to provide up to $2,000,000 during the 12-month period ending January 1998 to fund the operations of SonicNet, $900,000 of which has already been provided. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- The Company's Divisions" and Note J of Notes to Paradigm Financial Statements. The emphasis of SonicNet's website is to provide leading edge music programming, to inform consumers of new artists and their new recordings and provide interviews and chats with artists, product samples and reviews and the option to purchase related artist music products and merchandise. Since acquiring SonicNet, the Company has launched a syndicated music news service, commenced publishing www trouserpress.com, an Online new wave, punk and alternative music guide, the Alternative Buyers Guide, SonicNet Japan and SonicNet Australia. SonicNet's revenues, which to date have been minimal, are currently solely derived from advertising, commission and subscription fees. Companies advertising their goods and services on SonicNet's website currently include Levi Strauss & Co., Sony Station, Carter-Wallace, Inc., Ford Motor Company, J Crew, Microsoft, Kenwood and Intel Corp. SonicNet currently utilizes CDNow, a third-party Online distribution service, to effectuate sales of artist music products and merchandise. The Company intends to develop its own Online direct selling capabilities within the next 12-24 months in conjunction with third parties. See "Business -- The Company's Divisions."

     Paradigm Music Productions. To date, the activities of this division have consisted of two separate programming initiatives. The Company has a joint venture with Media America pursuant to which the Company has been developing a new artist live concert series called "All Access", airing on more than 80 modern rock radio stations and heard by nearly a million listeners. To date, All Access has recorded 25 artists and aired 5 shows including Blues Traveler, Dave Matthews Band, Ben Harper, The Lemonheads, The Nixons, Son Volt and Beck. In addition, the Company has entered into an exclusive programming agreement with Microsoft pursuant to which the Company is the exclusive music program provider for On Air, a show which commenced broadcast on the Microsoft Network ("MSN") on February 23, 1997. See "Business -- The Company's Divisions."

     New Business Development/International. To date, the activities of this division have resulted in a binding letter of intent with SuperSound Music Production, Inc. ("SuperSound"). The Company and SuperSound have agreed to organize a partnership to develop and market music in the Peoples' Republic of China (the "PRC"), in exchange for which the Company contributed $150,000 and its rights to exploit recordings by "New Religion," a United States artist, in the PRC. SuperSound has advised the Company that it has acquired rights to PRC recording artist Helen Hong, which rights SuperSound will contribute to the partnership. There are substantial risks involved in conducting business in the PRC, including internal political risks. See "Risk Factors" and "Business -- The Company's Divisions."

     The Company was incorporated in Delaware in August 1995 under the name Paradigm Records, Inc. The Company commenced operations on November 14, 1995 and changed its name to Paradigm Music Entertainment Co. On January 9, 1997 the Company changed its name to Paradigm Music Entertainment Company. The Company's executive offices are located at 67 Irving Place North, New York, New York 10003, its telephone number is (212) 387-7700 and the address of its Website is www.paradigmmusic.com. Unless otherwise indicated, all references herein to the Company refer to Paradigm Music Entertainment Company and its wholly-owned subsidiaries SonicNet, Inc. and Purple Demon, Inc.

                               RECAPITALIZATION

     In January 1997, the Company (i) effected a one-for-three reverse split of its outstanding Class A Common Stock, Class B Common Stock and warrants, (ii) declared a one-for-two share dividend of Class E Common Stock to holders of then outstanding Class A Common Stock, Class B Common Stock and warrants, and
(iii) increased its authorized capital to 40,000,000 shares, consisting of 31,999,900 shares of Class A Common Stock, 1,000,100 shares of Class B Common Stock, 2,000,000 shares of Class E Common Stock and 5,000,000 shares of Preferred Stock. The Class E Shares will automatically convert, on a share-for-share basis, into Class A Common Stock in the event the Company attains certain earnings levels or the market price of the Company's Class A Common Stock achieves certain targets during the period ending March 31, 2002. See "Principal Stockholders -- Escrow Arrangements" and "Description of Securities." The foregoing transactions are referred to herein as the "Recapitalization." The Class A Common Stock, Class B Common Stock and Class E Common Stock are referred to herein collectively as the "Common Stock."

                                 The Offering


Securities Offered ......   2,600,000 Units, each consisting of one share of
                            Class A Common Stock and one Warrant. Each Warrant entitles the holder to purchase one share of Class A
                            Common Stock at an exercise price of $6.50, subject to adjustment, at any time until the fifth anniversary of the date of this Prospectus. The
                            Warrants are subject to redemption in certain circumstances. See "Description of Securities."

Common Stock Outstanding
 Before Offering(1):  ...   Class A Common Stock   1,596,704 shares (2)(3)
                            Class B Common Stock   1,000,005 shares(3)
                            Class E Common Stock   1,226,716 shares(4)

Common Stock Outstanding After
 Offering(1):............   Class A Common Stock   4,196,704 shares (2)(3)(5)
                            Class B Common Stock   1,000,005 shares (3)
                            Class E Common Stock   1,226,716 shares (4)


Use of Proceeds .........   For operating funds for SonicNet; catalog
                            acquisitions; acquisitions of complementary businesses, including Independent Labels; artist advances; repayment of indebtedness, including an aggregate of $3,300,000 principal amount of notes issued pursuant to the Bridge Financing (the "Bridge
                            Notes"), plus accrued interest and an aggregate principal amount of $875,000 in promissory notes
                            (the "Interim Notes") issued by the Company from April through August 1997; payment of accounts payable and accrued expenses; and working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors ............   The securities offered hereby involve a high
                            degree of risk and immediate substantial dilution to public investors. See "Risk Factors" and "Dilution."

Proposed Nasdaq Symbols     Units - PMECU
                            Class A Common Stock - PMEC
                            Warrants - PMECW

------------
(1) For a description of the voting and other rights of the Class A Common Stock, Class B Common Stock and Class E Common Stock, see "Description of Securities -- Common Stock."

(2) Does not include an aggregate of 2,225,006 shares of Class A Common Stock reserved for issuance upon exercise of (i) the Bridge Warrants; (ii) the SonicNet Warrants; (iii) the Blair Warrants; and (iv) options that may be granted under the Stock Option Plan. Also does not include 333,333 shares of Class A Common Stock reserved for issuance by the Company to certain directors, consultants and employees of the Company (the "Reserved Incentive Shares"), of which 94,000 will be placed in escrow upon issuance and an aggregate of 66,667 shares of Class A Common Stock issuable 90 days from the date of this Prospectus in connection with the acquisition of Purple Demon.

(3) 6,000 shares of Class A Common Stock and 566,670 shares of Class B Common Stock have been deposited into escrow by the present holders thereof and 94,000 of the Reserved Incentive Shares will be placed into escrow upon their issuance (the "Escrow Shares"). The Escrow Shares are subject to forfeiture and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Class A Common Stock does not achieve certain targets, during the next five years. See "Principal Stockholders -- Escrow Arrangements."


(4) Does not include an aggregate of 175,006 shares of Class E Common Stock issuable upon exercise of the Blair Warrants. The outstanding shares of Class E Common Stock, including those issuable upon exercise of the Blair Warrants (together, the "Class E Shares") will automatically convert on a share-for-share basis into Class A Common Stock if the Company attains certain earnings levels or the market price of the Company's Class A Common Stock achieves certain targets during the period ending March 31, 2002. The Class E Shares will be redeemed by the Company and cancelled if such earnings levels or market price targets are not achieved. See "Principal Stockholders -- Escrow Arrangements" and "Description of Securities."

(5) Does not include an aggregate of 3,900,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Underwriter's over-allotment option and upon exercise of the Warrants contained in the Units offered hereby and issuable upon exercise of the Underwriter's over-allotment option and Unit Purchase Option.

                        Summary Combined Financial Data





                                                      Actual
                               -----------------------------------------------------
                                                                     November 14,
                               November 14, 1995        Year             1995
                                (inception) to         Ended        (inception) to
                                 December 31,       December 31,       June 30,
                                     1995               1996             1997
                               -------------------  --------------  ----------------
                                                                     (Unaudited)
Statement of Operations
 Data:
Net sales  ..................      $       --       $    31,114      $    862,495
Interest income  ............           7,268            59,417            76,142
Fee income - Former Parent.                --                --            27,500
Advertising commission
 and subscription income                   --                --           116,881
Total expenses   ............         139,017         2,489,995         7,163,793
                                   ----------       ------------     ------------
Net (loss) ..................      $ (131,749)      $(2,399,464)     $ (6,080,775)
                                   ==========       ============     ============
Net (loss) per share(1)   ...        $(.07)           $(1.32)
                                   ==========       ============
Weighted average number
 of shares outstanding(1)           1,790,706         1,814,613
                                   ==========       ============



RESTUBBED TABLE
                                                Six months ended
                                                    June 30,                            Year
                               --------------------------------------------------      Ended
                                                  (Unaudited)                       December 31,
                                   1996             1997              1997              1996
                               --------------  ----------------  ----------------  --------------
                                                  (Actual)       (Pro Forma)(2)     Pro Forma(3)
                                                                                    (Unaudited)
Statement of Operations
 Data:
Net sales  ..................   $       --      $    831,381      $    869,531      $    139,949
Interest income  ............       43,565             9,457             9,457            63,879
Fee income - Former Parent.             --            27,500            30,000            60,000
Advertising commission
 and subscription income                --           116,881           113,984            53,636
Total expenses   ............      939,211         4,534,781         4,754,044         5,669,829
                                ----------      ------------      ------------      ------------
Net (loss) ..................   $ (895,646)     $ (3,549,562)     $ (3,731,072)     $ (5,352,365)
                                ==========      ============      ============      ============
Net (loss) per share(1)   ...      $(.50)          $(1.73)           $(1.80)           $(2.58)
                                 ==========      ============      ============      ============
Weighted average number
 of shares outstanding(1)        1,790,706         2,054,625         2,074,039         2,074,039
                                ==========      ============      ============      ============


Balance Sheet Data
                                                                       June 30, 1997
                                                             ----------------------------------
                                       December 31, 1996       Actual         As Adjusted (4)
                                       -------------------   --------------   -----------------
                                                                        (Unaudited)
Working capital (deficiency)  ......      $   (311,863)      $(4,905,894)       $  6,299,476
Total assets   .....................           627,591         3,839,557          10,600,763
Total liabilities ..................           531,010         5,763,788           2,067,561
Deficit accumulated during the
  developmental stage   ............        (2,531,213)       (6,080,775)         (6,667,342)
Stockholders' equity    ............      $     96,581       $(1,924,231)       $  8,533,202



------------
(1) The Escrow Shares and Class E Shares are excluded from the computation of net (loss) per share. See Notes B and H of Notes to Paradigm Financial Statements.

(2) Assumes the acquisition of SonicNet and Purple Demon were completed as of January 1, 1997. See "Pro Forma Condensed Consolidated Financial Statements."

(3) Assumes the acquisitions of SonicNet and Purple Demon were completed as of January 1, 1996. See "Pro Forma Condensed Consolidated Financial Statements."

(4) Adjusted to give effect to the sale of 2,600,000 Units offered hereby at an offering price of $5.00 per Unit and the repayment of the Bridge Notes, the Interim Notes and a promissory note in the principal amount of $50,000 issued by Purple Demon (the "Purple Demon Note"). See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions," "Underwriting," Notes D and J of Notes to Paradigm Financial Statements and Note D of Notes to Purple Demon Financial Statements.

                                 RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk, and only those who can bear the loss of their entire investment should purchase such securities. In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating the Company, its business and an investment in the Units offered hereby. Except for historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.


     Limited Operating History; Limited Revenues from Operations; Accumulated Deficit. Paradigm commenced operations in November 1995, is a development stage enterprise and has a limited operating history. From inception to June 30, 1997, the Company recognized revenues of approximately $985,000, experienced a net loss of approximately $6.1 million and had an accumulated deficit of approximately $6.7 million. The Company has continued to operate at a deficit since June 30, 1997, and it expects to continue to operate at a deficit until such time, if ever, as operations generate sufficient revenues to cover its costs. The likelihood of the success of the Company must be considered in light of the difficulties and risks inherent in a new business. There can be no assurance that revenues will increase significantly in the future or that the Company will ever achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertainty as to Ability to Continue as a Going Concern and Qualified Independent Auditors Report to that Effect. The report of the Company's independent auditors contains an explanatory paragraph regarding the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern is that the Company is in the development stage and has sustained recurring losses from operations. There can be no assurance that the Company will achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Report of Independent Auditors to Paradigm Financial Statements.

     Use of Proceeds to Repay Indebtedness and Accounts Payable; Need for Additional Financing. Approximately $4,463,000, or 40.4% of the net proceeds of this Offering, will be used for the repayment of the Bridge Notes, the Interim Notes and the Purple Demon Note and approximately $1,000,000, or 9% of the net proceeds of the Offering, will be used for accounts payable and accrued expenses and will not be available for any other purpose. The remaining net proceeds from this Offering are only expected to be sufficient to finance the Company's working capital requirements for approximately the 24 month period following completion of this Offering, and there can be no assurance that the Company will generate sufficient revenues to fund its operations after such period. In order to implement its acquisition program, the Company may, either in the future or prior to the expiration of such 24 month period, require additional capital. If and when the Company needs additional cash for such activities, it may make additional equity or debt offerings or may borrow on the security of existing assets or the assets it is seeking to acquire or otherwise. The issuance of debt securities or borrowings would result in increased leverage and reduced or negative working capital There can be no assurance that the Company will be able to obtain either equity or debt financing on terms acceptable to the Company, and the inability to obtain such financing could limit the Company's growth or have an adverse effect on its operations. The Company has no commitments from others to provide additional financing, if required, and there can be no assurance that any additional financing will be available if needed or, if available, will be on terms acceptable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Competition. The music industry is currently dominated by the Major Labels and their respective subsidiary labels. These competitors are well-established, have significantly greater financial and other resources than the Company and larger music catalogs. They have all been in existence for a substantially longer period of time than the Company, and enjoy a certain name recognition that will only accrue to the Company over time, if at all. The Company also competes with other significant Independent Labels. These Independent Labels have also been in existence longer than the Company. Established labels, independent or otherwise, may offer artists a more established alternative to the Company. In addition, the Company experiences competition from music publishing companies, and various media companies, both emerging and established, seeking to develop interactive and enhanced format music entertainment products. The Company faces intense competition for discretionary consumer spending from numerous other record companies and other forms of entertainment offered by film companies, Online information service providers, video companies and others. Many of the Company's current and potential competitors in the music entertainment and Online information services businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than the Company. The Company's ability to compete successfully will be largely dependent upon its ability to build upon and maintain its reputation for quality music entertainment products and to introduce music entertainment products which are accepted by consumers. Due to the Company's relative lack of experience in the business, its limited financial and other resources and other factors relating to competition from well-established companies, the Company may not be able to compete successfully, if at all, with competitors in the field. See "Business -- Competition."

     New Concept. The Company's success is dependent on successful implementation of its business plan, which involves developing, operating and expanding each of the Company's operating divisions on a profitable basis, the success of PAL as an Independent Label consortium, the success of SonicNet, developing and/or acquiring music entertainment products and recording artists and developing non-traditional marketing and promotional channels, such as creating a vertically-integrated Online service that would be available to promote the Company's music entertainment products as well as third party music entertainment products on a fee basis. The Company is unaware of any other entity that has attempted to establish an Independent Label consortium and there is no assurance that the Company will be successful or that PAL will be accepted in the industry or result in the generation of significant revenues by the Company. Further, there can be no assurance that the Company will be successful in developing its proposed Online service, that any music entertainment products or artists acquired by or under contract to the Company will prove to be commercially successful or that the Company will discover or develop other music entertainment products or artists that will prove to be commercially successful. See "Business -- Business Strategy."

     Risks Associated with Fluctuations in Prerecorded Music Sales and Product Returns. The record industry experienced an overall reduction in growth during 1996 which is expected to continue. During 1996, several of the country's largest record store chains and hundreds of independent music shops either declared bankruptcy or gone out of business and sales of prerecorded music decreased over 1995. It is anticipated that Independent Labels will be particularly vulnerable due to an increase in record returns and a reduction in available music retail outlets. Industry analysts suggest several factors, including a glut of products in the market, as being responsible. Generally, in the record industry, prerecorded music is shipped to wholesalers and/or retailers on a returnable basis. In accordance with industry practice, the Company's prerecorded music products are expected to be sold primarily on a returnable basis and, in the case of sales through independent distributors, on a 100% returnable basis. The Company will establish reserves for future returns of products based on its return policies and return experience. An increase in returns over the Company's reserves would adversely affect the Company's results of operations. See "Business -- Industry Overview."


     Risks Associated with the Prerecorded Music Industry and Talent Development; Fluctuations in Operating Results. The prerecorded music industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. Accordingly, there can be no assurance as to the financial success of any particular release, the timing of such success or the popularity of any particular artist. There can be no assurance that any of the prerecorded music products released by the Company or artists to whom the Company makes cash advances will produce sales revenue for the Company, or if they do, that such revenue will be sufficient to recoup any costs incurred by the Company or cash advances made to any artists by the Company. In the event that an established artist enters into a recording contract with the Company, the Company's operating expenses would most likely be higher than those currently contemplated. This could result in an exhaustion of the Company's financing earlier than anticipated, unless offset or exceeded by increased sales of the established artist's products. In addition, there can be no assurance that any artist developed by the Company will not request a release from his or her agreement with the Company. Because of the highly personal and creative nature of the artist's contractual obligations to the Company, it is not feasible to force an unwilling artists to perform the terms of his or her contract with the Company. The loss of an artist could have a materially adverse effect on the Company. See "Business -- The Company's Divisions."


     Furthermore, the timing of new releases can cause significant fluctuations in quarterly operating results. The Company's results of operations from period to period may be materially affected by the timing of new record releases and, if such releases are delayed beyond the peak holiday season, the Company's operating results could be materially adversely affected. Additionally, due to the success of particular artists, artists touring schedules and the timing of music television specials, it is possible that the Company could also experience material fluctuations in revenue from year to year. There can be no assurance that the Company will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Lack of Manufacturing Facilities and Distribution Network. The Company has no manufacturing or distribution capabilities. The Company currently distributes records released by artists signed directly to Paradigm Records and Mutant Sound System and to Evil-Teen through ADA, records released by Big Deal are distributed through Caroline and records released by Archive are distributed through Navarre. The Company has no distribution facility for its record labels and, accordingly, is dependent upon maintaining its existing relationship with its distributors and/or establishing and maintaining new distribution relationships with comparable distributors. There can be no assurance that the Company can maintain its relationship with ADA beyond the term of its existing agreement, which will expire on September 30, 1998, that Big Deal can maintain its relationship with Caroline beyond the term of its existing agreement or that the Company can maintain is relationship with Navarre or any other distributors. The termination of such relationships would, absent establishing a substitute relationship with one or more of the few other major distributors in the industry, have a material adverse effect on the Company. See "Business -- Manufacturing and Distribution."


     Licensing Activity. The Company is engaged in licensing activity involving both the acquisition of rights to certain master recordings and compositions for its own projects and the granting of rights to third parties in the master recordings and compositions it owns. The availability on acceptable terms of such cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity. Should such industry practices change, there can no be assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to the Company or at all, and the Company's business, particularly with respect to compilation products, could be materially adversely affected. See "Business Copyrights and Intellectual Property."


     Reliance on and Risks Relating to Acquisitions; Potential Charge to Earnings for Amortization of Goodwill from Acquisitions; Possible Issuance of Additional Common Stock in Acquisitions. The Company expects to continue its strategy of identifying, acquiring and exploiting music entertainment products, master recordings, music publishing rights, other Independent Labels and complementary music entertainment businesses. The Company believes that its future growth depends, in part, upon the successful implementation of this program. See "Business - Business Strategy." The failure of the acquisition program could have a material adverse effect on the Company. Many of these activities may require substantial working capital in addition to the direct acquisition costs. The Company intends to utilize a portion of the proceeds of this Offering to pursue potential acquisition opportunities and expects to continue to seek acquisition candidates. Furthermore, in certain instances, an acquisition may adversely affect the Company's operations and results of operations, depending on many factors, including capital requirements and the accounting treatment of such acquisitions. For example, in connection with the acquisition of SonicNet, the Company will incur a non-cash charge of approximately $325,000 per year over the five-year period ending December 31, 2001 relating to amortization of goodwill. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions or, if any such acquisition does occur, that it will be successful in enhancing the Company's business. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the expense of completing acquisitions. In addition, to the extent that the Company's strategy results in the acquisition of businesses, such acquisitions could pose a number of special risks, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results resulting from the amortization of acquired intangible assets (such as goodwill), the possibility of incurring indebtedness in order to fund any acquisition, the potential loss of key employees and the difficulty of presenting a unified corporate image. There can be no assurance that the Company will successfully identify, complete or integrate acquisitions or that any acquisitions, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. The failure to successfully integrate the business of any entity acquired by the Company would have a material adverse affect on the Company. See "Business."

     Further, the consideration for acquisitions may involve cash, notes and a significant number of shares of Common Stock or warrants to purchase shares of Common Stock, depending on the size of the acquisition. For example, in connection with its acquisition of SonicNet, the Company issued 200,000 shares of Class A Common Stock and 100,000 SonicNet Warrants. In connection with the acquisition of Purple Demon, the Company issued an aggregate of 33,333 shares of Class A Common Stock and is obligated to issue 66,667 additional shares of Class A Common Stock on the earlier of December 31, 1997 or 90 days from the date of this Prospectus. The Company may issue a substantial number of additional shares of Common Stock if it consummates several acquisitions, which may result in dilution to investors in this Offering.

     Broad Discretion as to Use of Proceeds; Absence of Investor Ability to Evaluate Acquisitions. The Company has broad discretion with respect to the specific application of a significant portion of the net proceeds of this Offering, as approximately 21% of the net proceeds of this Offering will be applied to working capital and approximately 9% of the net proceeds of this Offering are intended to be applied towards consummating acquisitions. However, in the event the Company decides to utilize a greater portion of the net proceeds of this Offering for acquisitions, the resources available to complete its other expansion and growth objectives will be reduced. In such event, the Company may be required to obtain additional financing to achieve such objectives. There can be no assurance that such financing will be available, or, if available, will be on terms acceptable to the Company. Further, if all or a portion of the Underwriter's over allotment is exercised, it is anticipated that the net proceeds therefrom will be utilized for working capital purposes. Although the Company continually explores acquisition possibilities, it is not currently negotiating any acquisitions and has no agreements, arrangements or understandings regarding any particular acquisitions. There can be no assurance that the Company will make additional acquisitions other than SonicNet and Purple Demon or, if made, that such acquisitions will be successful. Although management of the Company will endeavor to evaluate the risks inherent in an particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. In the future, the Company may enter into agreements to acquire related entities, although the Company is not currently considering any such acquisitions. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial or other information on an acquisition candidate prior to consummation of an acquisition. See "Use of Proceeds" and "Certain Transactions."

     Risks Relating to Growth and Expansion. One element of the Company's strategy is to expand its business through internal expansion and through acquisitions. Rapid growth of the Company's business may significantly strain the Company's management, personnel and other resources. There can be no assurance that the Company will achieve rapid growth or successfully manage its growth. The growth of the Company's business would result in an increase in the level of responsibility for existing management personnel and the need to hire additional qualified management personnel. Failure to manage growth and expansion would have a material adverse effect on the business of the Company.

     Dependence on Key Personnel. The Company's success depends on the continued contributions of its executive officers, especially its Chairman of the Board, President and Chief Executive Officer, Thomas McPartland. Although the Company has entered into an employment agreement with Mr. McPartland expiring December 31, 1998 and has obtained "key-man" insurance on the life of Mr. McPartland in the amount of $2,000,000, the loss of Mr. McPartland's services would have a material adverse affect on the Company. Further, there can be no assurance that the Company will be able to attract additional qualified employees. See "Management."

     Charges to Earnings. The Company incurred a non-recurring non-cash charge to operations of approximately $563,000 during the six months ended June 30, 1997 and expects to incur, upon completion of this Offering and repayment of the Bridge Notes, a non-recurring non-cash charge of approximately $228,500, representing the unamortized debt discount, and interest and debt issuance costs of approximately $379,000. Further, if and to the extent the Company issues any of the Reserved Incentive Shares, the Company will be required to recognize compensation expense equal to the fair market value of such shares on the date of their issuance, which is likely to result in substantial charges to earnings if all of such shares are issued and which would have the effect of substantially increasing the Company's reportable loss or reducing or eliminating reportable earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes H and J of Notes to Paradigm Financial Statements.


     Infringement of Company's Copyrighted Materials. Infringement of the Company's copyrights, in the form of unauthorized reproduction and sale of the Company's musical entertainment products, including artists' recordings, may occur. If the Company achieves significant commercial success with one or more of its musical entertainment products or recordings, such products or recordings could be a target of "pirating" -- copying and sale in violation of the Company's copyrights in such products or recordings. It is impossible to estimate the potential loss in sales that could result from illegal copying and sales of the Company's products or recordings. The Company intends to enforce against unlawful infringement all copyrights owned by or licensed to it which are material to its business. There can be no assurance, however, that the Company will be successful in protecting such copyrights. See "Business -- Copyrights and Intellectual Property."


     Risks Relating to the Internet. Use of the Internet by consumers is at a very early stage and market acceptance of the Internet as a medium for commerce and advertising is subject to a high level of uncertainty. The rapid growth of global commerce and the exchange of information on the Internet and other Online networks is new and evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace. The Company believes that its future success may depend on its ability to significantly increase revenues from its music entertainment operations, which may require the development and widespread acceptance of the Internet and Online services as a medium for commerce and advertising. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth. In addition, the viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols, the inability to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Business Strategy" and "-- Marketing and Promotion."


     Risks Relating to Operations in China. To the extent that the Company establishes an entity to conduct business in the PRC, there are risks involved with the conduct of business in the PRC, including internal political risks, government control of the economy and inflation. The PRC is a socialist state which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the top political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in the PRC. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in other, and the continuation or increase of such disparities could affect political or social stability. The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities, and the government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decisions not to continue to support the economic reform program that commenced in the late 1970's and possibly to return to the more centrally-planned economy that existed prior thereto, could have a significant effect on economic conditions in the PRC and on the success of any venture by the Company in the PRC. In addition, over the last few years, China's economy has registered a high growth rate and there have been recent indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb the excessive expansion of the economy. These measures have included devaluations of the Chinese currency, the Renminbi and restrictions on the availability of domestic credit. There can be no assurance that these austerity measures alone will succeed in slowing down the economy's excessive expansion or control inflation, nor that they will not result in several dislocations in the Chinese economy in general. To further combat inflation, the Chinese government may adopt measures, including the establishment of freezes or restraints on certain projects or markets, which may have an adverse effect on any venture by the Company in the PRC.


     Charge to Income in the Event of Release of Escrow Shares or Conversion of Class E Shares. In the event any Escrow Shares or Class E Shares held by the stockholders of the Company who are officers, directors, employees or consultants of the Company are released from escrow or converted, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the release of the Escrow Shares or conversion of the Class E Shares, such release or conversion will be deemed additional compensation expense of the Company. Accordingly, the Company will, in the event of the release of the Escrow Shares or conversion of the Class E Shares, recognize during the period in which the reportable earnings thresholds are probable of being met or such minimum bid prices obtained, what could be a substantial charge which would have the effect of substantially increasing the Company's reportable loss or reducing or eliminating reportable earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Principal Stockholders - Escrow Arrangements" and "Description of Securities." Notwithstanding the foregoing discussion, there can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow or the conversion of the Class E Shares.

     Immediate Dilution to New Investors of up to 79%. The purchasers of the Units in this Offering will incur an immediate dilution of approximately $3.96 or 79% in the per share net tangible book value of their Class A Common Stock ($3.46 or 69% if the Underwriter's over-allotment option is exercised in full). Additional dilution to public investors may result to the extent that the SonicNet Warrants, the Bridge Warrants, the Warrants and/or the Underwriter's Unit Purchase Option are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."

     Control by Insiders; Conflicts of Interest. Immediately following this Offering, the executive officers and directors of the Company, as holders of shares of Class B Common Stock, will beneficially own 100% of the outstanding Class B Common Stock (including the Escrow Shares) and approximately 41% of the Class E Shares of the Company, representing approximately 53% of the voting power and will be able to elect all the Company's directors and thereby direct the policies of the Company. Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of the Company's securities. See "Principal Stockholders" and "Description of Securities."

     In addition, the Company's Compensation Committee consists of four members, only one of whom is not either an executive officer or director receiving compensation either as an officer of, or consultant to, the Company. Accordingly, decisions concerning the compensation paid to executive officers and consultants who are directors of the Company, which compensation aggregates $675,000 for the fiscal year ending December 31, 1997, are made, in part, by the recipients of such compensation and not by "outside" directors of the Company. See "Management."


     Future Sales of Common Stock. Of the Company's 5,196,709 shares of Class A and Class B Common Stock outstanding, 2,596,709 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, (the "Securities Act") and under certain circumstances may be sold without registration pursuant to such rule. Such shares will be eligible for sale under Rule 144 commencing 90 days after the date of this Prospectus (subject to the restrictions on transfer with respect to the Escrow Shares and Class E Shares). In addition, the Company may issue up to 333,333 Reserved Incentive Shares in the future to certain directors, consultants and employees of the Company and has reserved 300,000 shares of Class A Common Stock for issuance upon exercise of options to be granted under the Stock Option Plan. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Company's securities although any future sales of substantial amounts of securities pursuant to Rule 144 could adversely affect prevailing market prices. The Company's officers and directors and holders of Class B Common Stock have agreed not to offer, sell or otherwise dispose of any of their shares of Class A or Class B Common Stock (or Class A Common Stock into which shares of Class B Common Stock are convertible) or Class E Shares for a period of 13 months after the consummation of this Offering without the prior written consent of the Underwriter and holders of approximately 80% of the currently outstanding shares of Class A Common Stock have agreed not to offer, sell or otherwise dispose of their shares for a period of either 12 months or 13 months after the consummation of the Offering without the prior written consent of the Underwriter. Holders of 1,418,750 of the Bridge Warrants have agreed not to exercise or sell such warrants for one year from the closing of the Offering and holders of 231,250 of the Bridge Warrants have agreed not to exercise or publicly sell such warrants for such one-year period. In order to satisfy a condition to listing its securities on Nasdaq, however, the Company intends to impose a restriction on all sales of the Bridge Warrants to the foregoing holders of 231,250 of the Bridge Warrants. Such action by the Company may expose the Company to a risk of litigation by such holders. The Company has agreed to register the Bridge Warrants and the underlying shares of Class A Common Stock for resale upon termination of such lock-up period. Holders of an aggregate of 300,000 shares of Class A Common Stock and holders of the Blair Warrants, and the Unit Purchase Option also have registration rights with respect to such warrants and option and their underlying securities. See "Capitalization -- Bridge Financing," "Principal Stockholders," "Description of Securities," "Underwriting" and "Shares Eligible For Future Sale."


     Dividends Unlikely. The Company has not paid any cash dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. The Company expects that it will retain all available earnings, if any, to finance and expand its business. See "Dividend Policy."


     Arbitrary Determination of Offering and Exercise Prices; Possible Volatility of Stock Price. The initial public offering price of the Units and the exercise prices of the Warrants have been determined by negotiation between the Company and the Underwriter pursuant to Rule 2720 of the NASD's Conduct Rules and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Market prices for the Company's securities following this Offering will be influenced by a number of factors, including quarterly variations in the financial results of the Company and any competitors, changes in earnings, estimates by analysts, conditions in the record industry, the overall economy and the financial markets.

     Current Prospectus and State Registration to Exercise Warrants. Holders of Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the shares underlying the Warrants is then in effect and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of the Offering to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying shares for sale under all applicable state securities laws. See "Description of Securities -- Redeemable Warrants."

     Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants; Need for Current Prospectus. The Company will be unable to sell the shares issuable upon exercise of the Warrants to holders residing in jurisdictions where such shares are not presently qualified for sale. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the underlying shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. In addition, the Warrants will not be exercisable unless at the time of exercise the Company has a current prospectus covering the securities underlying the Warrants. No assurances can be given that the Company will be able to effect any required registration or qualification or maintain a current prospectus.

     Potential Adverse Effect of Redemption of Warrants. Commencing one year from the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon 30 days' notice provided the average closing bid price (as defined herein) of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption exceeds $9.10 (subject to adjustment). Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants."

     Effect of Outstanding Options and Warrants. Upon completion of this Offering, the Company will have outstanding (i) 4,610,000 Warrants, including the Bridge Warrants, the SonicNet Warrants and the Warrants contained in the Unit Purchase Option and (ii) the Blair Warrants to purchase an aggregate of 350,004 shares of Class A Common Stock. Further, the Company has reserved 300,000 shares of Class A Common Stock for options to be granted under the Stock Option Plan and the 333,333 Reserved Incentive Shares. For the respective terms of such securities, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Class A Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of any of the warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein. In addition, holders of an aggregate of 300,000 shares of Class A Common Stock and of the Bridge Warrants, Blair Warrants and the Unit Purchase Option have registration rights with respect to such warrants and option and the underlying securities. Exercise of the registration rights may involve substantial expense to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Securities."

     Possible Adverse Effects of Authorization of Preferred Stock; Anti-Takeover Provisions. The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock and the market price of the Class A Common Stock. The Company is subject to the Delaware General Corporation Law provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. The disproportionate vote afforded the shares of Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a negative effect on the price of the Company's securities. See "Management," "Principal Stockholders" and "Description of Securities."

     Possible Adverse Effect on the Liquidity of the Company's Securities Due to Securities and Exchange Commission Investigation of the Underwriter and D.H. Blair & Co., Inc. and Recent Settlement by DH. Blair &

Co., Inc. with NASD. The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Underwriter and D. H. Blair & Co., Inc., a selling group member which will distribute a substantial portion of the Units offered hereby ("Blair & Co."). The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co.

     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any NASD member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Underwriter, its chief executive officer or any of its other officers or directors.

     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected. See "Underwriting."

     Contractual Obligations to Underwriter Following Completion of
Offering. During the five-year period from the date of this Prospectus, in the event the Underwriter originates financing or a merger or acquisition transaction to which the Company is a party, the Company will be obligated to pay the Underwriter a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000. In addition, the Underwriter has the right to designate one individual to serve on the Company's Board of Directors for a period of five years from the completion of the Offering, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter. See "Underwriting."

     Possible Restrictions on Market-Making Activities in Company's
Securities. The Underwriter has advised the Company that Blair & Co. intends to make a market in the Company's securities. Regulation M under the Securities Act of 1934, as amended (the "Exchange Act"), may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, the Company has agreed to register for resale the Bridge Warrants and the underlying shares of Class A Common Stock within one year from the closing of the Offering. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution in the future of the Bridge Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (which is likely to be five business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter or Blair & Co. is engaged in a distribution of the Bridge Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

     Listing and Maintenance Requirements of The Nasdaq Stock Market; Risk of Delisting. The Company proposes to list the Units, Class A Common Stock and Warrants on the Nasdaq SmallCap Market. See "Cover Page." Continued listing on Nasdaq generally requires that (i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Class A Common Stock be $1.00 per share, (iii) there be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Class A Common Stock have at least two active markets makers, and (v) the Common Stock be held by at least 300 holders.

     Nasdaq has recently proposed more stringent financial requirements for listing on Nasdaq. The new requirements for initial listing (which requirements would be retroactively applied to the Company) are (i) at least $4,000,000 in "net tangible assets" ("net tangible assets" equals total assets less total liabilities and goodwill) or a $50,000,000 Market Capitalization or net income of a least $750,000 in two of the three prior years; (ii) at least 1,000,000 shares in the public float valued at $5,000,000 or more; (iii) a maximum bid price of $4.00 with respect to the Class A Common Stock, (iv) at least three active market makers in the Class A Common Stock; (v) at least 300 holders of the Class A Common Stock; and (vi) at least two independent directors. With respect to continued listing, such new requirements are that the Company, among other things, have at least $2,000,000 in net tangible assets or at least $35,000,000 in total market value or at least $500,000 in net income in two out of its last three fiscal years, as well as least 500,000 shares in the public float, at least $1,000,000 in market value of the public float, a bid price of not less than $1.00 per share, a minimum of two independent directors and other corporate governance criteria which are the same as those for the Nasdaq National Market. Adoption of any or all of the proposals could make it more difficult for the Company to maintain compliance with the listing criteria, assuming the Company is accepted for listing on the SmallCap Market. Upon notice of a deficiency in one or more of the maintenance requirements, the Company would be given 90 days (30 days in the case of the number of market-makers) to comply with the maintenance standards.

     If the Company is unable to satisfy Nasdaq's listing or maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Class A Common Stock and Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" maintained by the National Quotation Bureau Incorporated or the OTC "Electronic Bulletin Board." As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price, the loss of news coverage about the Company and difficulty in obtaining future financing. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions and lower prices for the Company's securities than might otherwise be attained.

     Risk of Low-Priced ("Penny") Stock. If the Company's securities were delisted from Nasdaq (See "-- Listing and Maintenance Requirements of The Nasdaq Stock Market; Risk of Delisting"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this Offering to sell any of the securities acquired hereby in the secondary market.


     The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

     If the Company's securities were subject to the existing or proposed rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

                                USE OF PROCEEDS


     The net proceeds (after deducting underwriting discounts and commissions and other expenses of the Offering payable by the Company) from the sale of the 2,600,000 Units offered hereby, are estimated at approximately $11,044,000 ($12,755,500 if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds over approximately the 24 month period following the completion of this Offering for the following purposes:





                                                               Approximate Amount
                        Application                             of Net Proceeds
                       ------------                            -------------------
SonicNet Operating Funds (1)   ..............................      $ 1,100,000
Acquisitions (2)   ..........................................        1,000,000
Catalog Acquisitions (3)    .................................          500,000
Repayment of Bridge Notes and Other Indebtedness (4)   ......        4,463,275
Artist Advances    ..........................................          700,000
Accounts Payable and Accrued Expenses   .....................      $ 1,000,000
Working Capital and General Corporate Purposes (5)  .........        2,280,725
                                                                   ------------
   TOTAL  ...................................................      $11,044,000
                                                                   ============


------------


(1) In connection with its acquisition of SonicNet, the Company is obligated to provide up to $1,100,000 over the next 6 months in order to fund
    SonicNet's operations, which amount includes approximately $135,000 in executive salaries, and $102,000 in lease payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to SonicNet Financial Statements.

(2) The Company intends to acquire Independent Labels and may acquire other businesses which are related to the Company's business with a portion of the net proceeds. The Company has no specific arrangement with respect to any such acquisition at the present time and is not presently involved in any negotiations with respect to any such acquisition. There can be no assurance that any particular acquisition will be made.

(3) For master purchase and licensing acquisitions of catalog reissues of prerecorded music by Archive Recordings.

(4) Represents (i) principal amount of the Bridge Notes issued in the Bridge Financing completed by the Company in January 1997 together with estimated accrued interest through September 15, 1997 and (ii) the Interim Notes, which consist of (a) an aggregate of $450,000 principal amount of promissory notes issued in June and August to Sutton Partners, L.P., the limited partners of which are the grandchildren of the sole stockholder of the Underwriter, (b) an aggregate of $425,000 principal amount of promissory notes issued to two directors of the Company from April through August 1997, together with estimated accrued interest through September 15, 1997 and (c) the Purple Demon Note. The Bridge Notes bear interest at the rate of 10% per annum and mature on the earlier of the closing of this Offering or one year from the date of issuance. The proceeds of the Bridge Notes have been used for the SonicNet acquisition and working capital purposes including general and administrative expenses. The Interim Notes bear interest at the rate of 10% per annum and mature upon the closing of the Offering. The proceeds from the Interim Notes were used for working capital purposes, including general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions," "Underwriting," Notes E and J of Notes to Paradigm Financial Statements and Note D of Notes to Purple Demon Financial Statements.

(5) Includes salaries and fees payable to the Company's executive officers, directors, consultants and other significant employees aggregating approximately $1,500,000 over such 24-month period.

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based upon the current status of its business operations, its current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by early stage companies as well as changes in competitive conditions affecting the Company's business and the success or lack thereof of the Company's marketing efforts, may make shifts in the allocation of funds necessary or desirable. The Company, therefore, reserves the right to reallocate the net proceeds of this Offering among the various categories set forth above as it, in its sole discretion, deems necessary or advisable.

     Prior to expenditure, the net proceeds will be invested in short-term, interest-bearing securities or money market funds. Any proceeds received upon exercise of the Underwriter's over-allotment option, the Warrants, the Bridge Warrants, the Blair Warrants, the SonicNet Warrants or the Unit Purchase Option, as well as income from investments, will be used for general corporate purposes.

                                CAPITALIZATION


     The following table sets forth as of June 30, 1997 the actual capitalization of the Company and the capitalization of the Company as adjusted to give effect to the issuance and sale of the 2,600,000 Units offered hereby and the repayment of the Bridge Notes and the Interim Notes out of the net proceeds therefrom. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                         June 30, 1997
                                                               ---------------------------------
                                                                  Actual         As Adjusted(6)
                                                               ---------------   ---------------
Bridge Notes and Interim Notes payable, net of discount(1)        3,696,227       $        -0-
Stockholders' Equity:
 Preferred Stock, $.01 par value; 5,000,000 shares autho-
   rized; no shares issued and outstanding actual and as
   adjusted (2)   ..........................................            -0-                -0-
 Class A Common Stock, $.01 par value, 31,999,900
   shares authorized; 1,596,704 shares issued and out-
   standing actual; 4,196,704 shares issued and outstand-
   ing as adjusted (3)                                               15,967             41,967
 Class B Common Stock, $. 01 par value, 1,000,100
   shares authorized; 1,000,005 shares issued and out-
   standing actual and as adjusted (4)                               10,000             10,000
 Class E Common Stock, $.01 par value, 2,000,000
   shares authorized, 1,266,716 shares issued and out-
   standing actual and as adjusted (5)                               12,267             12,267
Additional paid-in capital .................................      4,118,310         15,136,310
 Deficit accumulated during the developmental stage   ......     (6,080,775)        (6,667,342)
   Total Stockholders' Equity (Deficit)   ..................     (1,924,231)         8,533,202

------------
(1) Also includes the $50,000 Purple Demon Note but does not include an aggregate of $450,000 principal amount of Interim Notes issued subsequent to June 30, 1997.

(2) See "Description of Securities -- Preferred Stock."

(3) Does not include: (i) 390,000 shares of Class A Common Stock included in the Units which may be sold pursuant to the over-allotment option or the 390,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in such Units; (ii) 2,600,000 shares of Class A Common Stock reserved for issuance upon exercise of the Warrants; (iii) 260,000 shares of Class A Common Stock included in the Units subject to the Unit Purchase Option or the 260,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in such Units; (iv) 1,750,000 shares of Class A Common Stock issuable upon exercise of the Bridge Warrants and the SonicNet Warrants; (v) 300,000 shares of Class A Common Stock issuable upon exercise of options reserved for issuance pursuant to the Stock Option Plan; (vi) 333,333 Reserved Incentive Shares; (vii) 350,004 shares of Class A Common Stock issuable upon exercise of the Blair Warrants; or (viii) 1,401,722 shares of Class A Common Stock issuable upon conversion of the Class E Shares. See "Management -- Stock Option Plan," "Principal Stockholders -- Escrow Arrangements," "Certain Transactions," "Description of Securities" and "Underwriting."

(4) Includes the Escrow Shares. "See "Principal Stockholders -- Escrow Arrangements."

(5) Does not include an aggregate of 175,006 shares of Class E Common Stock issuable upon exercise of the Blair Warrants.

(6) Adjusted to give effect to the sale of the 2,600,000 Units offered hereby at an offering price of $5.00 per Unit and the repayment of the Bridge Notes and the Interim Notes, including recognition of $587,000 of expenses relating to repayment of the Bridge Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Bridge Financing


     In January 1997, the Company completed the Bridge Financing of an aggregate of $3,300,000 principal amount of Bridge Notes and 1,650,000 warrants in which it received net proceeds of approximately $2,800,000 (after deducting expenses of the Bridge Financing). The Underwriter acted as the placement agent for such financing and received from the Company a commission of $330,000 and a non-accountable expense allowance of $99,000 in connection with the Bridge Financing. The Bridge Notes issued in the Bridge Financing are payable, together with accrued interest at the rate of 10% per annum, on the earlier of January 15, 1998 or the closing of this Offering. See "Use of Proceeds."

     In connection with the Bridge Financing, the Company issued an aggregate of 1,650,000 warrants. The warrants issued in the Bridge Financing entitle the holders thereof to purchase one share of Class A Common Stock commencing in January 1998, but will be exchanged automatically on the closing of this Offering for the Bridge Warrants, each of which will be substantially identical to the Warrants included in the Units offered hereby except that holders of 1,418,750 of the Bridge Warrants have agreed not to exercise, sell, transfer or otherwise dispose of the Bridge Warrants for a period of one year from the closing of the Offering and holders of 231,250 Bridge Warrants have agreed not to publicly sell such warrants during such one-year period. In order to satisfy a condition to listing its securities on Nasdaq, however, the Company intends to impose a restriction on all sales of the Bridge Warrants to the foregoing holders of 231,250 of the Bridge Warrants. Such action by the Company may expose the Company to a risk of litigation by such holders. The Company has agreed to use its best efforts to register the Bridge Warrants and the underlying shares of Class A Common Stock for resale upon expiration of such lock-up period. See "Shares Eligible for Future Sale."

     Upon repayment of the Bridge Notes, the Company will incur charges aggregating approximately $412,500 relating to unamortized debt discount and debt issuance costs attributable to the Bridge Warrants. See "Management's Discussion and Analysis of Financial Conditions and Result of Operations."



                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not intend to declare or pay cash dividends on its Common Stock in the foreseeable future. The Company expects it will retain all available earnings to finance and expand its business. Declaration of dividends in the future will be at the discretion of the Company's Board of Directors, which will review its dividend policy from time to time.

                                   DILUTION

     The following discussion and tables treat the Class A, Class B and Class E Common Stock as a single class and allocate no value to the Warrants contained in the Units.


     Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the amount of the Company's total assets minus the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. At June 30, 1997, the Company had a net tangible book value (deficit) of $(4,229,019) or $(1.05) per share $(2.36) per share if the Escrow Shares and the Class E Shares were excluded). See "Management's Discussion and Analysis of Financial Condition and Results of Operations." After giving retroactive effect to the sale of 2,600,000 Units offered hereby, and the Company's receipt of the net proceeds therefrom less underwriting discounts, commissions and other estimated offering expenses (anticipated to aggregate approximately $1,956,000) and the use of a portion of the net proceeds to repay the Bridge Notes and the Interim Notes and the Purple Demon Note (including interest), the net tangible book value of the Company, as adjusted at June 30, 1997, would have been $6,951,351, or $1.04 per share. This would result in an immediate dilution to new investors of $3.96 per share ($3.57 per share if the Escrow Shares and the Class E Shares were excluded).


     The following table illustrates the pro forma information with respect to dilution to be incurred by new investors from the public offering price on a per Unit basis:


       Assumed public offering price per Unit  ........................              $5.00
        Net tangible book value per share before Offering  ............   $(1.05)
        Increase per share attributable to new investors   ............     2.09
                                                                          -------
       Net tangible book value per share after Offering    ............               1.04
                                                                                     ------
       Dilution of net tangible book value to new investors (1)  ......              $3.96
                                                                                     ======

------------
(1) If the over-allotment option is exercised in full, the net tangible book value after the Offering would be approximately $1.54 per share, resulting in dilution to new investors in the Offering of $3.46 per share.


     The following table sets forth the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors:


                                        Shares Purchased                     Cash Consideration Paid
                                 -------------------------------   -------------------------------------------
                                                      Percent                      Percent      Average Price
                                     Number           of Total     Amount(1)       of Total      Per Share
                                 ------------------   ----------   -------------   ----------   --------------
Existing Stockholders   ......       4,056,758(2)        60.94%    $ 3,040,400        18.95%       $0.75
New Investors  ...............       2,600,000           39.06      13,000,000        81.05%       $5.00
                                  -------------        -------     ------------     -------
                                     6,656,758          100.00%    $16,040,400       100.00%
                                  =============        =======     ============     =======

------------
(1) Prior to deduction of costs of issuance.

(2) Includes the Escrow Shares and Class E Shares. See "Principal Stockholders -- Escrow Arrangements."

     The foregoing table does not give effect to the potential issuance of the Reserved Incentive Shares, the exercise of any outstanding warrants or options and assumes no exercise of the over-allotment option. To the extent such options or warrants are exercised, there will be further dilution to new investors. See "Capitalization -- Bridge Financing," "Management -- Stock Option Plan" and "Description of Securities."

                     PARADIGM MUSIC ENTERTAINMENT COMPANY,
                     SONICNET, INC. AND PURPLE DEMON, INC.


           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (unaudited)


     The following pro forma condensed consolidated statement of operations for the year ended December 31, 1996, and the six months ended June 30, 1997 give effect to the acquisitions of SonicNet and Purple Demon as if they had taken place at the beginning of the periods presented. The pro forma information is based on the historical financial statements of the Company, SonicNet, and Purple Demon, Inc. giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. Under purchase accounting, SonicNet and Purple Demon assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by the Company based upon available information. The Company cannot be certain that such estimated fair values represent fair values that will ultimately be determined.

     The pro forma statements have been prepared by the Company based upon the financial statements of SonicNet and Purple Demon included elsewhere herein. These pro forma statements may not be indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. In the opinion of the Company's management, all adjustments necessary to present fairly such statements of operations have been made. The pro forma statements should be read in conjunction with the notes thereto and the financial statements and notes of the Company, SonicNet, and Purple Demon included elsewhere in this Prospectus.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY,
                     SONICNET, INC. AND PURPLE DEMON, INC.


           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                     (unaudited)                                       For the six
                             --------------------------------------------------------------------------------------    months ended
                                 Paradigm                                                                              June 30, 1997
                               Entertainment                                           Pro Forma        Consolidated    Consolidated
                                  Company       SonicNet, Inc.  Purple Demon, Inc.    Adjustments        Pro Forma       Pro Forma
                             ---------------  --------------  ------------------  -------------------  -------------   -------------
                                                                                                                         (unaudited)
Net sales  ................... $     31,114     $         --       $  108,835      $            --      $   139,949    $   869,531
Fee income -- Former Parent
 Company   ...................           --          300,519               --             (240,519)(A)       60,000         30,000
Advertising, commission and
 subscription income   .......           --           53,636               --                   --           53,636        113,984
Interest and other income    .       59,417            4,462               --                   --           63,879          9,457
                               ------------     ------------       ----------      ---------------      ------------   ------------
                                     90,531          358,617          108,835             (240,519)         317,464      1,022,972
                               ------------     ------------       ----------      ---------------      ------------   ------------
Costs and expenses:
 Cost of goods sold    .......       12,097               --           87,120                   --           99,217        190,303
 Advances and recording costs       628,099               --               --                   --          628,099        821,572
 Selling and marketing
  expenses    ................      298,641          267,218           54,591                   --          620,450      1,294,353
 Production expenses   .......           --        1,361,904               --                   --        1,361,904        118,641
 General and administrative
  expenses    ................    1,551,158          212,243           75,417            1,121,341 (A)    2,960,159      2,329,175
                               ------------     ------------       ----------      ---------------      ------------   ------------
                                  2,489,995        1,841,365          217,128            1,121,341        5,669,829      4,754,044
                               ------------     ------------       ----------      ---------------      ------------   ------------
Net loss   ................... $ (2,399,464)    $ (1,482,748)      $ (108,293)     $    (1,361,860)     $(5,352,365)   $(3,731,072)
                               ============     ============       ==========      ===============      ============   ============
Loss per share of common stock                                                                          $     (2.58)   $     (1.80)
                                                                                                        ============   ============
Weighted average number of
 shares outstanding    .......                                                                            2,074,039      2,074,039
                                                                                                        ============    ============


                     PARADIGM MUSIC ENTERTAINMENT COMPANY,
                     SONICNET, INC. AND PURPLE DEMON, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (unaudited)

   A. For purposes of determining the pro forma effect of the acquisition of SonicNet and Purple Demon on the Paradigm consolidated statement of operations, the following pro forma adjustments have been made:






                                                                                       Year Ended
                                                                                    December 31, 1996
                                                                                    ------------------
 Elimination of portion of unearned revenue from Former Parent (1) ...............    $    240,519
                                                                                      ------------
 Amortization of deferred financing fees (1 year) (2)  ...........................         521,406
 Amortization of cost in excess of fair value of net assets acquired (5 years)             324,935
 Executive compensation and overhead (3)   .......................................         275,000
                                                                                      ------------
                                                                                         1,121,341
                                                                                      ------------
                                                                                      $ (1,361,860)
                                                                                      ============

(1) To reduce the revenues recognized from the former parent of SonicNet in 1996 of $300,519 to an amount that can be reasonably expected in 1997.

(2) Relating to the Bridge Financing, a portion of the proceeds of which were utilized to finance the acquisition of both SonicNet and Purple Demon.

(3) The former parent of SonicNet paid the compensation of the acting Chief Executive Officer and subsidized the rent. This adjustment represents additional costs that SonicNet can reasonably be expected to incur in 1997.

                       SELECTED HISTORICAL AND PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA



     The selected financial data set forth below from inception to December 31, 1995, as of December 31, 1996 and cumulative from inception through December 31, 1996 have been derived from the audited financial statements of the Company, which together with the notes thereto and the related report of Janover Rubinroit, LLC, independent certified public accountants, are included elsewhere in this Prospectus. The selected financial data for the six months ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company and, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) that the Company considers necessary for a fair presentation of such data. The results of the interim periods are not necessarily indicative of the results of a full year. Pro forma adjustments have been made to the combined statement of operations data for the year ended December 31, 1996 as if, at January 1, 1996, the acquisition of both SonicNet and Purple Demon had been consummated. Pro forma adjustments have been made to the combined balance sheet data as at December 31, 1996 as if, at such date, the Company had consummated the acquisition of both SonicNet and Purple Demon. The selected financial data set forth below should be read in conjunction with the financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Pro Forma Condensed Combined Financial Statements of the Company have been derived from the audited historical financial statements of the Company, SonicNet and Purple Demon. The pro forma condensed combined statement of operations set forth below do not purport to be indicative of the consolidated financial position or consolidated results of operations that would have occurred had the transactions been completed on January 1, 1996 or on December 31, 1996 or which may be expected to occur in the future.





                                                        Actual
                                 -----------------------------------------------------
                                                                       November 14,
                                 November 14, 1995        Year             1995
                                  (Inception) to         Ended        (Inception) to
                                   December 31,       December 31,       June 30,
                                       1995               1996             1997
                                 -------------------  --------------  ----------------
                                                                       (Unaudited)
Statement of Operations
 Data:
Net sales .....................      $       --       $    31,114      $    862,495
Interest income ...............           7,268            59,417            76,142
Fee income - Former Parent.                  --                --            27,500
Advertising commission
 and subscription income                     --                --           116,881
Total expenses  ...............         139,017         2,489,995         7,163,793
                                     ----------       ------------     ------------
Net (loss)   ..................      $ (131,749)      $(2,399,464)     $ (6,080,775)
                                     ==========       ============     ============
Net (loss) per share(1)  ......        $(.07)            $(1.32)
                                     ==========       ============
Weighted average number
 of shares outstanding(1)             1,790,706         1,814,613
                                     ==========       ============


                                RESTUBBED TABLE
                                                  Six months ended
                                                      June 30,                            Year
                                 --------------------------------------------------      Ended
                                                    (Unaudited)                       December 31,
                                     1996             1997              1997              1996
                                 --------------  ----------------  ----------------  ----------------
                                                    (Actual)       (Pro Forma)(3)     Pro Forma(2)
                                                                                      (Unaudited)
Statement of Operations
 Data:
Net sales .....................   $       --      $    831,381      $    869,531      $    139,949
Interest income ...............       43,565             9,457             9,457            63,879
Fee income - Former Parent.               --            27,500            30,000            60,000
Advertising commission
 and subscription income                  --           116,881           113,984            53,636
Total expenses  ...............      939,211         4,534,781         4,754,044         5,669,829
                                  ----------      ------------      ------------      ------------
Net (loss)   ..................   $ (895,646)     $ (3,549,562)     $ (3,731,072)     $ (5,352,365)
                                  ==========      ============      ============      ============
Net (loss) per share(1)  ......      $(.50)          $(1.73)           $(1.80)           $(2.58)
                                   ==========      ============      ============      ============
Weighted average number
 of shares outstanding(1)          1,790,706         2,054,625         2,074,039         2,074,039
                                  ==========      ============      ============      ============




                                                                       June 30, 1997
                                                             ---------------------------------
                                       December 31, 1996       Actual         As Adjusted (4)
                                       -------------------   --------------   ----------------
                                                                        (Unaudited)
Balance Sheet Data:
Working capital (deficiency)  ......      $   (311,863)      $(4,905,894)         6,299,476
Total assets   .....................           627,591         3,839,557         10,600,763
Total liabilities ..................           531,010         5,763,788          2,067,561
Deficit accumulated during the
 developmental stage ...............        (2,531,213)       (6,080,775)        (6,667,342)
Stockholders' equity (capital
 deficiency)   .....................      $     96,581       $(1,924,231)      $  8,533,202



------------
(1) The Escrow Shares and Class E Shares are excluded from the computation of net (loss) per share. See Notes B and H of Notes to Paradigm Financial Statements.
(2) Assumes the acquisitions of SonicNet and Purple Demon were completed as of January 1, 1996. See "Pro Forma Condensed Consolidated Financial Statements."
(3) Assumes the acquisition of SonicNet and Purple Demon were completed as of January 1, 1997. See "Pro Forma Condensed Financial Statements."
(4) Adjusted to give effect to the sale of 2,600,000 Units offered hereby at an offering price of $5.00 per Unit and the repayment of the Bridge Notes, the Interim Notes and the Purple Demon Note. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Notes E and J of Notes to Paradigm Financial Statements and Note D of Notes to Purple Demon Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the financial statements and notes appearing elsewhere in the Prospectus.

Overview


     The Company is a development stage music entertainment company engaged primarily in the marketing of music entertainment rights through traditional and non-traditional marketing and distribution channels, such as Online services, interactive media and syndicated radio and cable television. The Company commenced operations in November 1995 and from inception to June 30, 1997, recognized revenues of approximately $985,000 and had an accumulated deficit of approximately $6.7 million. In January 1997, the Company acquired all of the outstanding capital stock of SonicNet, an operator of an Online computer network focusing on alternative music and culture. SonicNet commenced operations in June 1994 and, for the year ended December 31, 1996, had recognized revenues of approximately $360,000 and had an accumulated deficit of approximately $1.7 million. On February 14, 1997, the Company acquired all of the outstanding capital stock of Purple Demon, which owned and operated Big Deal. Purple Demon commenced operations on January 1, 1994 and, for the year ended December 31, 1996, recognized revenues of approximately $109,000 and had an accumulated deficit of approximately $143,000. The Company has continued to operate at a deficit since June 30, 1997 and it expects to continue to operate at a deficit until such time, if ever, as operations generate sufficient revenues to cover its costs.


Results of Operations


 Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1997

     The Company had no revenues during the six months ended June 30, 1996 as compared to approximately $985,000 in revenues during the six months ended June 30, 1997, approximately $830,000 of which were attributable to album sales by PAL and Archive and approximately $117,000 of which were attributable to advertising and subscription sales by SonicNet. The Company's expenses aggregated approximately $939,000 for the six months ended June 30, 1996 as compared to approximately $4.53 million for the six months ended June 30, 1997. The increased expenses resulted from the development of the Company's business during the six months ended June 30, 1997, including the consolidation of the operations of the Company with SonicNet and Purple Demon, the release of 26 albums by the Company (approximately $817,000), as compared to none released in the six months ended June 30, 1996, funding the operations of SonicNet (approximately $900,000), as well as charges to depreciation and amortization and accrued interest aggregating approximately $643,000. For the six months ended June 30, 1996, the Company had a net loss of approximately $896,000 as compared to a net loss of approximately $3.55 million for the six months ended June 30, 1997, resulting primarily from the increase in expenses described in the preceding sentence.


 Fiscal year Ended December 31, 1996

 Paradigm

     Paradigm had no revenues from operations for the period from November 14, 1995 (date of inception) through December 31, 1995. For the period from November 14, 1995 (date of inception) through December 31, 1995, Paradigm had a net loss of approximately $132,000 which was primarily attributable to general and administrative expenses. Paradigm had approximately $31,000 in revenues for the year ended December 31, 1996, all of which were earned subsequent to October 1, 1996, and which resulted from sales of Paradigm's music entertainment products. Paradigm had interest income of approximately $59,000 during the year ended December 31, 1996, resulting from the investment of funds from the 1995 Private Placement prior to their expenditure. During the period prior to October 1, 1996, Paradigm established operations, hired staff, signed artists, and produced records. All costs associated with these activities were charged to operations as incurred. For the year ended December 31, 1996, Paradigm had a net loss of approximately $2.4 million, consisting primarily of general and administrative expenses of approximately $1.5 million, recording advances and recording costs of approximately $628,000, and selling expenses of approximately $299,000.

 SonicNet

     For the year ended December 31, 1995, SonicNet had approximately $32,000 in revenues from operations and a net loss of approximately $1.4 million, which was primarily attributable to production expenses. SonicNet had approximately $359,000 in revenues for the year ended December 31, 1996, approximately $300,000 of which were advances received from its former parent company. Such advances from its former parent company are not expected to continue. See Note D of Notes to SonicNet Financial Statements. For the year ended December 31, 1996, SonicNet had a net loss of approximately $1.5 million, resulting from general and administrative expenses of approximately $212,000, production expenses of approximately $1.4 million and selling expenses of approximately $267,000.

 Purple Demon

     Purple Demon had approximately $109,000 and $148,000 in revenues from operations for the year ended December 31, 1995 and December 31, 1996, respectively, which consisted of sales of Big Deal's prerecorded music products. Cost of sales, which includes actual returns, reserves for estimated future returns and estimated unrecoupable costs, such as artist advances, were approximately $92,000 and $87,000 for the year ended December 31, 1995 and December 31, 1996, respectively. Selling, general and administrative expenses were approximately $112,000 and $130,000 for the year ended December 31, 1995 and December 31, 1996, respectively, resulting in an overall net loss of approximately $56,000 and $108,000 for the two periods.


Liquidity and Capital Resources


     Paradigm has experienced net losses and negative cash flow from operations since its inception and at June 30, 1997 had a working capital deficit of approximately $4.9 million. Paradigm has financed its operations primarily through the 1995 Private Placement pursuant to which 1,000,027 shares of Class A Common Stock were issued for net proceeds of approximately $2.5 million and a loan from one of its directors in December 1995 in the principal amount of $250,000 which was repaid, with interest, out of the proceeds of the Bridge Financing. In January 1997, the Company completed the Bridge Financing of $3,300,000 principal amount of Bridge Notes and 1,650,000 common stock purchase warrants which will automatically convert into Bridge Warrants upon completion of this Offering. The net proceeds of the Bridge Financing were approximately $2,800,000 after deducting aggregate commissions of $330,000 and a non-accountable expense allowance aggregating $99,000 paid to the Underwriter and other expenses including legal fees, of the Bridge Financing. Such proceeds were used for working capital purposes, including general and administrative expenses. Further, from April through August 1997, the Company issued an aggregate of $875,000 principal amount of Interim Notes, the proceeds of which were also used for working capital purposes. The Company has allocated a portion of the proceeds of this Offering to repay principal and accrued interest on the Bridge Notes and the Interim Notes. See "Risk Factors -- Use of Proceeds to Repay Indebtedness and Accounts Payable; Need for Additional Financing," "Use of Proceeds" and "Capitalization -- Bridge Financing."

     The Company had no material capital commitments at June 30, 1997. However, the Company is a party to agreements with its Chief Executive Officer which provides aggregate minimum annual compensation of $375,000 for calendar year 1997 and 1998 and is a party to agreements with other employees and consultants which provide for aggregate minimum annual compensation payments of $680,000 during calendar year 1997. The Company is also a party to two office leases expiring on May 21, 2001, with total future minimum lease payments of approximately $586,000. See "Management" and Note G of Notes to Paradigm Financial Statements.

     Pursuant to the Stock Purchase Agreement dated January 9, 1997 (the "SonicNet Agreement") between Paradigm, Prodigy Services Corporation ("Prodigy") and Sunshine Interactive Network, Inc. ("Sunshine"), the Company is obligated to provide an aggregate of $1.1 million in working capital to SonicNet over the next six months, subject to certain conditions, in order to enable SonicNet to continue operations in the ordinary course. Such expenditure is expected to include approximately $135,000 in executive salaries and $102,000 in lease payments. See Note J of Notes to Paradigm Financial Statements and Notes to SonicNet Financial Statements.


     Purple Demon borrowed $50,000 from an unaffiliated investor on July 1, 1996 pursuant to a note payable on or before July 1, 1997 at an interest rate of 6% per annum, which the Company anticipates will be repaid out of the proceeds from this Offering. See "Use of Proceeds" and Note D of Notes to Purple Demon Financial Statements. In addition, as of June 30, 1997, Purple Demon had approximately $70,000 in recoupable advances which will be deducted from future sales revenues payable by its distributor, Caroline. See Note C of Notes to Purple Demon Financial Statements.

     At December 31, 1996 Paradigm had available net operating loss carryforwards to reduce future taxable income of approximately $2,480,000, which being to expire in 2010. In addition, the Company had net operating loss carry-forwards available from SonicNet and Purple Demon of approximately $2,056,000 and $153,000, respectively, which begin to expire in 2010. The Company's ability to utilize net operating loss carryforwards from SonicNet and Purple Demon will be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code if future changes in ownership occur, including an annual limitation of not more than approximately $144,000 and $11,000, respectively, resulting from the change in ownership arising from the Offering. See Note F of Notes to Paradigm Financial Statements and Note E of Notes to SonicNet Financial Statements.

     The Company expects to incur a total charge to income of approximately $1,150,000 upon repayment of the Bridge Notes (approximately $563,000 of which has been charged to income during the six months ended June 30, 1997), representing the commissions and fees aggregating $429,000 paid to the Underwriter, the unamortized portion of the debt discount ($412,500 or $.25 per warrant), interest, ($216,000) and deferred financing costs ($92,000) of the Bridge Financing. The balance of the approximately $587,000 charge to income is expected to be recorded in the third quarter of 1997. Further, to the extent that any of the Reserved Incentive Shares are issued, the Company will incur what could be a substantial charge to earnings equal to the fair market value of the Company's Class A Common Stock on the date any such Reserved Incentive Shares are issued. See "Risk Factors -- Charges to Earnings" and Notes H and J of Notes to Paradigm Financial Statements.

     The report of the independent auditors of the Company's financial statements as of December 31, 1996 contains an explanatory paragraph regarding an uncertainty with respect to the ability of the Company to continue as a going concern. The Company has had limited revenue and incurred an accumulated deficit through June 30, 1997 of approximately $6.7 million. However, the Company believes that upon the completion of the Offering and the receipt of the proceeds therefrom, it will have the necessary liquidity and capital resources to sustain planned operations for approximately the 24 month period following the Offering. In the event that the Company's internal estimates relating to its planned expenditures prove materially inaccurate, the Company may be required to reallocate funds among its planned activities and curtail certain planned expenditures. In any event, the Company anticipates that it will require substantial additional financing after such time. There can be no assurance as to the availability or terms of any required additional financing, when and if needed. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to significantly curtail its activities or cease operations. See "Risk Factors -- Use of Proceeds to Repay Indebtedness and Accounts Payable; Need for Additional Financing" and "Use of Proceeds."



Charge to Income in the Event of Release of Escrowed Shares or Conversion of Class E Shares

     The Commission has adopted a position with respect to arrangements such as the one entered into among the Company and its stockholders who are officers, directors, employees or consultants of the Company with respect to the Escrow Shares and the Class E Shares. In the event the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the release of the Escrow Shares or conversion of the Class E Shares, such release or conversion will be deemed additional compensation expense of the Company. Accordingly, the Company will, in the event of the release of shares from escrow or conversion of the Class E Shares, recognize during the periods in which the earnings thresholds are met or are probable of being met or such minimum bid prices attained, what will likely be one or more substantial charges which would have the effect of substantially increasing the Company's reportable loss or reducing or eliminating reportable earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity or its working capital, it may have a negative effect on the market price of the Company's securities. See "Risk Factors -- Charge to Income in the Event of Release of Escrow Shares or Conversion of Class E Shares" and Note H of Notes to Paradigm Financial Statements.

                                   BUSINESS
General


     The Company is a development stage entertainment company with a limited operating history, having commenced operations in November 1995. The Company's objective is to become a broad-based music entertainment company producing and distributing prerecorded music products of both new artists and catalog reissues (archival recordings) of established recording artists, recruiting and developing new recording artists and developing non-traditional syndicated music entertainment programming, such as original content interactive programming on the Internet. The Company intends to utilize traditional and non-traditional marketing and distribution channels, such as Online services, interactive media and syndicated radio and cable television, in order to cost effectively exploit the music entertainment rights which it may develop or acquire, and which could be made available to third parties on a fee basis. The Company's business plan was developed by the Company's Chairman of the Board of Directors, President and Chief Executive Officer, Thomas McPartland. See "Management." To date, the Company's primary focus has been on the development of Paradigm Associated Labels and Archive Recordings, the acquisition and operation of SonicNet, the creation of "All Access," a syndicated radio show, its agreement with Microsoft to provide programming for MSN's "On Air" Online show and the development of a vertically-integrated Online service that would be available to promote the Company's music entertainment products and those of third parties on a fee basis through the acquisition of SonicNet. Since inception, revenue from operations have been limited. There can be no assurance that any or all of the Company's business plan will be successfully implemented or that the Company will generate sufficient revenues from operations to meet the requirements of its business.

     The Company currently operates through five separate divisions: Paradigm Associated Labels, Archive Recordings, SonicNet, Paradigm Music Productions and New Business Development/International. The Company intends to expand its operations through acquisition of complementary businesses. In January 1997, the Company acquired 100% of the capital stock of SonicNet, an Online music marketing and program provider and in February 1997 acquired 100% of the capital stock of Purple Demon, an Independent Label. There can be no assurance that the Company will successfully complete any additional acquisitions or that, if completed successfully, any acquisitions will result in revenues to the Company. See "Risk Factors."



Industry Overview

     According to the Recording Industry Association of America (the "RIAA"), a trade group whose members manufacture most of the music recordings produced in the United States, industry-wide retail prerecorded music sales (which includes compact discs and other digital formats, analog cassettes, music videos, singles and full length vinyl records) in the United States rose to $12.5 billion in 1996, a 1.7% increase over 1995 sales. Also according to the RIAA, industry-wide retail prerecorded music sales in the United States were just over $12 billion in 1994, an increase of approximately 20% from 1993 sales. Although consumers continue to buy prerecorded music in record numbers, the size of the increase in annual domestic shipments and sales of prerecorded music has declined since 1994. The Company believes, however, that such trends in the prerecorded music industry are cyclical and that overall sales will continue to increase.

     The vast majority of the music listening audience is comprised primarily of two age groups: 15-24 and 25-49. For most individuals in these groups, popular music has been, and remains, a major force in their lives. Although teenagers and young adults purchase the majority of prerecorded music, the RIAA estimates that their numbers have declined in recent years and that the over-35 market has been increasing. This increase has been attributed to the continuing trend by record labels to release product with broad-based appeal that is able to attract occasional buyers. The Company intends to capitalize on this trend in music by developing artists that will appeal to the occasional buyers in selected markets.

     There are currently six Major Labels which dominate the recording industry along with their subsidiary labels: Time/Warner; Sony; BMG; Polygram;
Thorn-EMI; and Universal. The six Major Labels and their subsidiaries supply approximately 80% of prerecorded music to the United States marketplace. Independent Labels supply the remaining products to the marketplace, but the number of Independent Labels is constantly changing due to buy-outs by Major Labels, consolidations and business failures. Although Independent Labels individually represent a small percentage of the market for prerecorded music, in 1996 sales of albums (both new and catalog) by Independent Labels as a group constituted the largest percentage market share in the prerecorded music market. During 1995 and 1996, albums released by Independent Labels as a group constituted 20.6% and 21.2%, respectively, of total United States album sales. The Company believes that new artists and new trends in music are more likely to come from an Independent Label as they can more easily react and adapt to shifting consumer tastes.

Business Strategy


     The Company's overall business strategy is to develop and expand each of the Company's operating divisions which are specifically devoted to developing and enhancing the music entertainment products and services which the Company may offer to its customers and third party Independent Labels. See " -- The Company's Divisions." The Company's objective is to operate, develop and expand each of its divisions on a "profitable" basis. The Company intends to develop non-traditional marketing and promotional channels to market and promote the Company's music entertainment products and third party music entertainment products on a fee basis through the creation of a vertically-integrated Online service. In furtherance of this objective, the Company acquired SonicNet. The Company also intends, within the next 12-24 months, to establish its own Online distribution services with direct selling capabilities in conjunction with third-party electronic commerce solution providers.

     Through its SonicNet Division, the Company intends to create a vertically-integrated Online marketing, promotion and programming tool for music entertainment products in order to generate revenue from advertising sales, syndication of proprietary programming content and the direct marketing of prerecorded music products and related merchandise either being exploited by the Company or third parties. Another major component of the Company's strategy is to create a consortium of Independent Labels which would develop new artists through the release of low-cost recordings, thereby minimizing the risk of investment and maximizing potential return. To date, the Company has devoted substantial resources to develop and grow Paradigm Associated Labels through the acquisition of certain Independent Labels. The Company has acquired Big Deal and a minority interest in Wingnut, licensed two albums from Evil Teen which were distributed in the fourth quarter of 1996 and developed Paradigm Records and Mutant. The Company may either offer distribution services, development funding and non-traditional marketing and distribution resources to a select group of Independent Labels in exchange for acquiring rights to music entertainment product already owned by such Independent Labels and access to other resources or acquire equity interests in a small number of Independent Labels. There can be no assurance, however, that the Company will be successful in entering into any agreements with any other Independent Labels, that any Independent Labels acquired by the Company will be profitable or that the agreements currently in place will result in any revenues to the Company. The Company's strategy is also to generate revenues from sales of catalog reissues, without the Company making a substantial investment in acquiring rights to such archival recordings, through its Archive division. Through Paradigm Music Productions, the Company's strategy is to generate advertising and other revenue opportunities from the production of original content music entertainment programs, as well as to utilize such programs as marketing and promotional tools for PAL's proprietary prerecorded music products.


     Another major portion of the Company's strategy is to expand its operations through acquisition of complementary businesses. In addition to Independent Labels, the Company will focus its acquisition activities on small complementary businesses such as software and on-line service providers and small independent companies in the music and entertainment industry. Further, the Company will focus on acquiring companies which it believes can be integrated into the Company's division structure. There can be no assurance that the Company's acquisition program will be successful, that the Company will successfully complete any additional acquisitions or that, if completed successfully, any companies acquired will be profitable, or will result in revenues to the Company. Through this strategy, the Company hopes to expand the range of music entertainment products and services it provides and the size of its business.


The Company's Divisions

      Paradigm Associated Labels ("PAL"). PAL's primary focus is the development of new artist releases and related artist development, encompassing modern rock, alternative, power-pop, dance and techno artists. PAL's strategy is to develop and acquire a core group of Independent Labels to which it will provide support services in order to maximize the opportunities for discovering (and minimize the risk associated with developing) future successful recording artists. PAL currently has three wholly-owned Independent Labels: Paradigm Records, Big Deal and Mutant, each of which maintain a separate roster of artists with a separate and distinct repertoire focus. In February 1997, the Company acquired all of the outstanding shares of Purple Demon, the Company that owned and operated Big Deal, in exchange for the issuance of an aggregate of 100,000 shares of Class A Common Stock, 33,333 of which have been issued and the balance of which are issuable 90 days from the date of this Prospectus. The Company has agreed to register these shares under certain circumstances. See "Description of Securities -- Registration Rights." The Company has acquired a 25% interest in Wingnut, which specializes in punk and hardcore music, and has an option to acquire an additional 25% interest in Wingnut which if not exercised, grants the other shareholder of Wingnut the right to purchase all of the Company's interest in Wingnut. Releases by Paradigm Records are distributed by ADA and releases by Big Deal are distributed by Caroline. The Company intends to enter into recording agreements with additional artists acquire interests in additional Independent Labels, subject to available financing and revenues from operations. Through Paradigm Records, PAL released two albums in the fourth quarter of 1996 by two artists pursuant to an agreement with Evil Teen Records and, through August 31, 1997, PAL released 19 albums (four on Paradigm Records, seven on Big Deal and eight on Mutant).

     The Company initially recruited new and emerging artists from the alternative rock/pop genre but has diversified into the electronic music genre in 1997 through Mutant. In addition, the Company may purchase outright or license a finished single or album by an artist in these or other genres. Once a new or emerging artist is selected, the Company expects to enter into a contract with the artist to either produce "demonstration" recordings to permit the Company to determine the commercial viability of a new artist or record one or two singles or an album for commercial release with options to record additional albums, at the Company's discretion, at an agreed upon recording budget per recording or album. The recording contract will fix advances and royalties to the artist for each album produced under the contract. In accordance with industry custom, advances for albums after the initial release would be likely to be based on a percentage of the artist's net royalties from prior albums, less the recording budget. Should one of the Company's performing artists achieve significant sales for its most recently-released album, it is likely that the Company would renegotiate that artist's contract, granting a higher royalty rate in return for the artist's agreement to an extension of the recording contact for additional albums.


     It is possible that the Company will be able to sign an established artist to a recording contract, although the Company is not currently seeking to enter into a recording contract with any established artists. There can be no assurance, however, that any such contract could be consummated. In the event that an established artist enters into a recording contract with the Company, the Company's operating expenses would most likely be higher than those currently contemplated. This could result in an exhaustion of the Company's financing earlier than anticipated, unless offset or exceeded by increased sales of the established artist's products.

     If the Company develops commercially successful recording artists, there can be no assurance that the Company will be able to maintain its relationships with such artists even if it has entered into exclusive recording contracts with them. Furthermore, recording artists occasionally request releases from their exclusive recording agreement. Among the reasons that may cause an artist to engage in so-called "label jumping" are expectations of greater income, advances or promotional support by a competing label. There can be no assurance that any given artist developed by the Company will not determine to request a release from his or her agreement with the Company. Because of the highly personal and creative nature of the artist's contractual obligations to the Company, it is not feasible to force an unwilling artist to perform the terms of his or her contract with the Company. If the Company does release a "label jumping" artist from his or her contract, it may be able to obtain an "override royalty" as consideration for the release. Override royalties are customarily paid by the released artist's new recording company and are based on a percentage of the suggested retail selling price or wholesale price (depending on the particular label in question), subject to certain deductions. Such royalties are payable with respect to a negotiated number of the artist's albums after release from his or her existing contract.

     The Company will seek to contract with its artists on an exclusive basis for the marketing of their recordings in return for a percentage royalty on the retail selling price of the recording. The Company will generally seek to obtain rights on a worldwide basis. A typical contract for an artist may provide for a number of albums to be delivered, with advances against royalties being paid upon delivery of each album, although advances are often made prior to recording. The Company will generally have an option to take each album that the artist is contracted to deliver, exercisable within an agreed period of time, usually a few months following delivery of the previous album. Normally, if an option is not exercised, the artist has no obligation to deliver additional albums. Provisions in contracts with established artists vary considerably and may, for example, require the Company to release a fixed number of albums and/or contain an option exercisable by the Company covering more than one album. The Company will seek to obtain rights to exploit product delivered by the artists for the life of the product's copyright. Under the contracts, advances are normally recoupable against royalties payable to the artist. The Company will seek to recoup a portion of certain marketing and tour support costs, if any, against artist royalties.


     Archive Recordings ("Archive"). This division is focusing on developing a catalog of classic rock archival recordings to which the Company will have the exclusive right to own, control or exploit. During 1996, Archive acquired the rights to approximately 2,000 master recordings by way of catalog acquisitions and related license agreements and released a live recording by "Deep Purple" through the Internet. Utilizing the proceeds from this Offering, the Company intends to acquire rights to additional master recordings and expects to release between 20 and 30 albums on Archive in 1997, which are being distributed by Navarre. Through August 31, 1997, Archive has released seven albums by Humble Pie, Canned Heat, Nils Lofgren, Deep Purple, Brewer and Shipley, Ozark Mountain Daredevils and Willie Nile. Archive will also attempt to enter into license agreements with the Major Labels in order to more fully exploit its catalog.

     SonicNet. This division focuses on alternative distribution channels such as the Internet for Company and third party music entertainment products. In January 1997, the Company acquired all of the outstanding shares of SonicNet, an Online music entertainment network, from Prodigy and Sunshine, in exchange for $100,000 in cash and the issuance of an aggregate of 200,000 shares of Class A Common Stock and 100,000 SonicNet Warrants to Prodigy and Sunshine. The Company has agreed to register these shares under certain circumstances. See "Description of Securities -- Registration Rights." The Company also agreed to provide an aggregate of $2,000,000 in working capital to SonicNet over the 12 month period ending January 1998, subject to certain conditions, in order to enable SonicNet to continue operations in the ordinary course, $900,000 of which has already been provided. The emphasis of SonicNet's website is to inform consumers of new artists and their performances and provide interviews and chats with artists, product samples and reviews and the option to purchase related artist music products and merchandise. SonicNet currently utilizes CDNow, a third-party Online distribution service, to effectuate sales of artist music products and merchandise. The Company intends to develop its own Online direct selling capabilities within the next 12-24 months in conjunction with third parties.

     Since acquiring SonicNet, the Company has also launched a syndicated music news service whose initial customers include Pointcast, Inc. (the leading push technology service), "The Hub," a destination feature of America Online, and Yahoo (Internet search service). As part of its music news services, SonicNet repackages and syndicates the music news content of the "Addicted to Noise" website, which is linked to SonicNet's website, and procures advertisers to be included on such website. SonicNet has also commenced publishing www.trouserpress.com; the exclusive Online edition of the definitive music guide to new wave, punk and alternative music and the Alternative Buyers Guide, an Online electronic commerce store for new music consumers. SonicNet's revenues, which to date have been minimal, are currently solely derived from advertising, commission and subscription fees. Companies advertising their goods and services on SonicNet's website currently include Levi Strauss & Co., Sony Station, Carter-Wallace, Inc., Ford Motor Company, J Crew, Microsoft, Kenwood and Intel. Corp. The Company has expanded SonicNet overseas through an agreement with Japan's Digital Garage to provide exclusive SonicNet feed, translated into Japanese and custom packaged for the Japanese youth market and Telstra (the national telephone company of Australia) for Australia and parts of the Far East. SonicNet also continues to offer cybercast concerts and launched a series of cybercasts during the summer of 1997 called "Supercasts" which includes cybercasts of numerous festivals such as the Tibetan Freedom Festival, the Lilith Fair, Lolapalooza, WARP Tour, H.O.R.D.E., Further Festival, Oz Fest, and ROAR Festival.

     Paradigm Music Productions. To date, the activities of this division have consisted of two distinct programming initiatives. The first is a joint venture with Media America pursuant to which the Company has been developing, producing and distributing a new artist live concert series called "All Access" for commercial radio syndication, airing on more than 80 modern rock radio stations nationally and heard by nearly a million listeners. To date, All Access has recorded 25 artists and aired 5 shows including Blues Traveler, Dave Matthews Band, Ben Harper. The Lemonheads Station, The Nixons, Son Volt and Beck. In addition, the Company has entered into an agreement with Microsoft pursuant to which the Company is the exclusive music program provider for OnAir, a show to be broadcast on MSN. The Company's agreement with Microsoft provides for the Company to book artists, record them live in concert and obtain radio clearances on college radio stations in conjunction with Online programming for 13 weeks of OnAir, pursuant to an agreed upon budget. Artists featured on OnAir, which commenced broadcasting on February 23, 1997, are interviewed live Online during the time of the radio broadcast. Under the terms of the agreement, Microsoft funds production costs for a 13-week cycle of programming and the Company is required to secure radio clearances with a minimum number of radio stations. Microsoft may terminate the agreement at any time, subject to its obligation to pay the Company for production costs already incurred. To date, ten segments of OnAir have been broadcast and Microsoft has renewed its agreement with the Company for an additional 13-week cycle of programming terminating in October 1997. On Air is heard on more than 250 college radio stations in North America. There can be no assurance that Microsoft will not terminate such agreement early or that Microsoft will continue to utilize the Company's services in connection with OnAir.


     New Business Development/International. Pursuant to a binding letter of intent with SuperSound, the Company and SuperSound have agreed to organize a partnership to develop and market music in the PRC, in exchange for which the Company has contributed $150,000 and its rights to exploit recordings by "New Religion," a United States artist, in the PRC. SuperSound has advised the Company that it has acquired rights to PRC recording artist Helen Hong, which rights SuperSound will contribute to the partnership. There are substantial risks involved in conducting business in the PRC, including internal political risks. See "Risk Factors."

Marketing and Promotion

     The traditional and most effective means of promoting recorded music is by radio air play. Obtaining radio air play for a new release is an extremely competitive process. The trend by radio stations to focus more on particular music formats has made it easier for independent producers to target those stations most likely to air a specific recording. Independent regional promoters are often hired to gain air play and, in certain markets, they are quite effective in gaining air play for a release. Public and college radio stations are useful venues for lesser known artists. Music videos have become a vital means of promoting artists and records.

     Songs that are aired on a major radio station are chosen by the program director, often in conjunction with a format consultant. Once a recording is aired, the amount of repeat play it receives depends on listener requests and feedback, as well as actual sales data. Since listener response and sales depend in large measure on how often a release is aired, building a commercial hit depends on an ongoing cycle of air play and sales. Nurturing this cycle requires constant marketing attention and careful coordination with advertising, concert schedules and other promotional activities. Other promotional tools include print advertising, retail promotions and concert tours. Additionally, getting music video airplay on MTV or VH-1, or other video stations or programs, or on their niche oriented programs, has traditionally been and may continue to be essential to the success of certain recording artists and their records. The Company does not intend, however, to focus on music videos as a promotional tool due to their high cost of production.


     In addition to traditional marketing and promotion activities, the Company intends to utilize emerging technologies and non-traditional marketing, promotional and distribution channels to fully exploit its musical entertainment products, such as Online programs and sales, interactive computer applications, interactive and/or enhanced format CD electronic press-kits, interactive music magazines and advertisements on enhanced format CD and other formats. The Company intends to utilize such non-traditional marketing, promotional and distribution channels in order to position itself to exploit developing trends as they are happening in the marketplace and consumer interaction from the foregoing media will permit the Company to develop a sales and marketing database and compatible product lines. In furtherance of this objective, the Company acquired SonicNet. The Company also intends, within the next 12-24 months, to establish its own Online distribution services with direct selling capabilities in conjunction with third-party electronic commerce solution providers. See "-- The Company's Divisions." Any development of these media will be dependent on the acceptability of these formats for music or combined music and video entertainment, as well as technological changes which may develop.

     The key to finding an audience for new artists is to properly coordinate all these promotional activities to maximize awareness and exposure. The Company will, where possible, use its in-house expertise, consisting of seven employees devoted to sales and marketing activities to direct or assist with the promotional activities with respect to its artists, rather than utilizing the services of outside consultants. By coordinating or providing assistance with these activities, to the extent practicable, in-house, costs will be further kept under control.

Manufacturing and Distribution


     The Company currently has no manufacturing or distribution capabilities other than through its distribution or licensing arrangements. Manufacturing of the Company's recorded music is done by independent third-parties on a purchase-order basis. The Company believes that there are a sufficient number of manufacturing sources available and chooses its manufacturers based on quality, service and price.


     Historically, the strategy of the Major Labels has been to control distribution channels. Nevertheless, the market shares of independent distributors, rack jobbers (independent contractors that manage music department of department stores such as K-Mart and Wal-Mart), mail order companies, touch-tone 800 number sales, Internet sales, and television sales have all increased, and this growth, fueled by ongoing changes in the marketplace, is expected by the Company to continue. Another trend is the consolidation of retail outlets into large retail chains, however, specialized distributors can be utilized to sell prerecorded music products to large retail chains. The Company expects to take advantage of traditional distribution channels, such as specialized distributors, but also expects to take advantage of interactive, in-home marketing through the Internet, telephone, satellite relays, or other evolving technologies that the Company believes could have a significant effect on distribution in the future. However, there is little agreement as to precisely what this effect will be. The Company believes that control and ownership of the creative products will be a key factor in the new market where distribution can be accomplished more quickly and inexpensively.

     Typical distribution for an Independent Label is through either a Major Label-owned branch system or through independent distributors. The Major Label-owned distribution companies offer national distribution, consistent market visibility, accounts receivable and collection administration. Independent distributors offer similar services, but normally on a much smaller scale.

     The Company currently distributes records released by artists signed to Paradigm Records and Mutant through ADA, an independent distributor owned by Time/Warner, records released by Archive are being distributed through Navarre and records released by Big Deal are distributed by Caroline. The Company has no distribution facility for its record labels and, accordingly, is dependent upon maintaining its existing relationship with its distributors and/or establish and maintaining new distribution relationships with comparable distributors. There can be no assurance that the Company can maintain its relationship with Navarre and Caroline or enter into binding agreements with Navarre or any other distributors. The termination of such relationships would, absent establishing a substitute relationship with one or more of the few other major distributors in the industry, have a material adverse effect on the Company.

     The Company may in the future enter into agreements with one or more foreign distributors for distribution of its albums outside of the United States. Such agreements will not be entered into unless the Company believes that one or more of its albums can be sold profitably in foreign markets or that such distribution strategically positions the Company for future sales. Other than the joint-venture with SuperSound, the Company has no present plans with respect to foreign sales and there is no assurance that the Company will develop or pursue any such plans in the future.

Copyrights and Intellectual Property

     The Company's prerecorded music business, like that of other companies involved in prerecorded music, will primarily rest on ownership or control and exploitation of musical works and sound recordings. The Company's music entertainment products, including its commercial music, are and will be protected under applicable domestic and international copyright laws.

     Although circumstances vary from case to case, rights and royalties relating to a particular recording typically operate as follows: When a recording is made, copyright in that recording vests either in the recording artists and/or their production companies (and is licensed to the recording company) or in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition vests either in the writer (and is licensed to a third-party music publishing company) or in a third-party music publishing company or in a publishing company owned and controlled by the artist. A public performance of a record will result in money being paid to the writer and publisher. The rights to reproduce songs on soundcarriers (i.e., phonograph records) are obtained by record companies or publishers from the writer or the publishing company entitled to license such compositions. The manufacture and sale of a soundcarrier results in mechanical royalties being payable by the record company to the publisher of the composition, who then remits a portion of such royalties to the writer or writers of the composition at previously agreed or statutory rate for the use of the composition and by the record company to the recording artists for the manufacture and distribution of the recording. The Company operates in an industry in which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," and by home taping for personal use.

     Potential publishing revenues may be derived from the Company's ownership interest in musical compositions, written in whole or in part by the Company's recording artists or by writers who are signed exclusively to the Company. The Company anticipates securing a partial ownership position in the copyright to compositions written by its recording artists or signed writers where such rights are available and have not been previously sold or assigned. Performance rights in compositions owned by the Company are enforced under agreements the Company and the writer have with performing rights organizations (American Society of Composers, Authors, and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI"), and SESAC, Inc.), which licenses the public performance of a composition to commercial users of music such as radio and television broadcasters, restaurants, retailers, etc., and disburse collected fees based upon the frequency and type of public performances they identify. Generally, revenues from publishing are generated in the form of: (1) mechanical royalties, paid by the record company to the publisher for the mechanical duplication of a particular copyrighted composition (as distinct from the copying of the artist's performance of that composition); (2) performance royalties, collected and paid by performing rights entities such as ASCAP and BMI for the actual public performance of the composition as represented by radio airplay, Musak, or as a theme or jingle broadcast in synchronization with a visual image via television; (3) sub-publishing revenues derived from copyright earnings outside of the United States and Canada from collection agents for the Company located outside of the United States and Canada; and (4) licensing fees derived from printed sheet music, uses in synchronization with images as in video or film scores, computer games and other software applications, and any other use involving the composition.

     Typically, music publishing agreements with songwriters are "exclusive," permitting the Company ownership of the copyrights in all compositions created by the songwriter, in whole or in part, during the term of the agreement usually in exchange for the payment of an advance to the songwriter and, after the recoupment of such advance, the payment of royalties on sales of soundcarriers embodying any such compositions. In some cases, the Company may seek to acquire a catalog of compositions previously created by a songwriter or group of songwriters as a music publishing asset. The can be no assurance, however, that the Company will be successful in entering into agreements with any songwriters or acquiring any catalogs or that any agreements entered into will result in any revenue to the Company.

     The Company is engaged in licensing activities involving both the acquisition of rights to certain master recordings through its Archive division and compositions for its own projects and the licensing and the granting of rights to third parties in the master recordings and compositions it owns and/or controls. The Company, in its capacity as publisher, typically obtains an ownership or co-ownership interest in all newly-recorded compositions appearing on albums released by the Company that are written by the artists performing the compositions. The rights to use all other compositions appearing on albums or audiovisual works are obtained from the non-affiliated third-party publishers of those compositions under agreements that, for albums, are called mechanical licenses, which are often issued through a central agency, and for audiovisual works are called synchronization licenses. The mechanical license fee is customarily indexed to a statutory rate established under the United States Copyright Act, which currently is $.0695 for a performance of up to five minutes and higher, if agreed to, or as provided for by statute, for performances of greater length. Fees for synchronization licenses are typically negotiated on a case-by-case basis. The Company will issue its own mechanical and synchronization licenses to third parties when compositions from its own catalog are used by others. The availability and terms of such cross-licensing arrangements are generally negotiated on a case-by-case basis.

     Should such industry practices change, there can be no assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to the Company, and the Company's business, particularly with respect to compilation products, could be materially adversely affected.

     The Company has applied for trademark registration for both Paradigm Music Entertainment Company and Archive Recordings from the United States Patent and Trademark Office. Although the Company intends to file trademark applications for certain of its other trademarks and tradenames, the Company has not yet obtained a federal registration of any of its trademarks in the United States and no assurance can be given that such registration will be granted.


Competition


     The Company experiences substantial competition from both Independent Labels and Major Labels. The music industry is currently dominated by the Major Labels and their respective subsidiary labels. These competitors are well-established and have significantly greater financial and other resources than the Company. They have all been in existence for a substantially longer period of time than the Company, and enjoy a certain name recognition that will only accrue to the Company over time, if at all. The Company also competes with other significant Independent Labels. These Independent Labels have also been in existence longer than the Company. Established labels, independent or otherwise, may offer artists a more established alternative to the Company. In addition, the Company will experience competition from music publishing companies, and various media companies, both emerging and established, seeking to develop interactive and enhanced format music entertainment products. Due to the Company's relative lack of experience in the business, its limited financial and other resources and other factors relating to competition from well-established companies, the Company may not be able to compete successfully, if at all, with other competitors in the field. The Company's ability to compete successfully will be largely dependent upon its ability to build upon and maintain its reputation for quality music products and to introduce music products which are accepted by consumers.


Employees


     At August 1, 1997, the Company had 44 full-time employees and 4 consultants. The Company utilizes the services of additional consultants on a temporary, as-needed basis. None of the Company's employees is currently covered by a collective bargaining agreement. The Company considers its employee relations to be good.


Properties

     The Company's executive offices are located in an aggregate of approximately 7,500 square feet of space in New York, New York pursuant to two leases which expire May 31, 2001 and provide for a minimum aggregate annual rental of $142,000 in 1997. The Company believes that its current facilities will be sufficient for the foreseeable future.

Legal Proceedings

     There are no pending legal proceedings to which the Company is a party.

                                  MANAGEMENT

Executive Officers and Directors

     The executive officers and directors of the Company, along with their respective ages and positions with the Company, are as follows:


          Name               Age                             Position
---------------------------  -----  -------------------------------------------------------------
Thomas McPartland    ......  39     Chairman of the Board, President and Chief Executive Officer
Louis A. Falcigno(1)    ...  59     Vice President and Director
Scott R. Grodnick(1)(2)      47     Senior Vice President, Chief Financial Officer and Director
Robert B. Meyrowitz(1)  ...  54     Director and Secretary
Gilbert N. Segel(1)(2)  ...  65     Director
Frank Barsalona(2)   ......  59     Director


------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     Thomas McPartland has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception and has had over ten years experience in the recording and music publishing industries. Prior to co-founding the Company, from April 1995 he served as Executive Vice President and a director for the Zomba Group of Companies, North America, one of the largest privately held worldwide music entertainment companies, having primary management oversight for, among other things, all record label and music publishing operations, new business development activity and acquisitions. Prior thereto, from January 1994 to April 1995, Mr. McPartland was Senior Vice President, Worldwide Business Development, for the Bertelsmann Entertainment Group, where he was involved in, among other things, creating an interactive music television network concept. From October 1992 to January 1994, Mr. McPartland served as Senior Vice President of BMG Ventures, responsible for management oversight of a portfolio of small to mid-sized entertainment companies, including record labels and distribution companies, acquired by BMG. From October 1985 to October 1992, Mr. McPartland held positions of increasing responsibility at BMG Music, culminating with his appointment as Senior Vice President and Deputy General Counsel in April 1992.

     Louis A. Falcigno has been Vice President and a Director of the Company since its inception. Mr. Falcigno has been the President and sole stockholder of Momentum Enterprises, a company engaged in the production and promotion of telecommunication products and events, since 1975. Mr. Falcigno has promoted over 150 sports and theatrical entertainment shows across the United States, many of which have been distributed on local, regional and network cable, closed circuit and network television and pay-per-view television. In February 1993, Mr. Falcigno produced the first professional championship boxing matches held in Beijing, China. In 1991, Mr. Falcigno was selected by Pay Per View Magazine as one of the "12 most influential people in pay per view." In 1989, Mr. Falcigno entered into an exclusive arrangement with the Soviet Government to bring Soviet boxers to the United Sates for the first time to fight professionally. As an entrepreneur in an expanding closed circuit television industry, Mr. Falcigno has served a diversified group of 100 non-sports related clients. Mr. Falcigno will devote approximately 75% of his business time to the affairs of the Company.

     Scott R. Grodnick joined the Company in January 1996, was appointed Senior Vice President and Chief Financial Officer of the Company in March 1996 and was appointed a Director of the Company in February 1997. Prior thereto and from July 1994, he served as a consultant to a various insurance companies, including President of First Variable Life Insurance Company from July 1994 to March 1995. From April 1992 until April 1993, he served as President and Chief Executive Officer of the Integrity Life Insurance Companies ("Integrity"). Prior thereto, and from November 1983, Mr. Grodnick was with The Equitable, where he served as Vice President and Chief Financial Officer of Equitable Variable Life Insurance Company from January 1984 to September 1988 and, from 1984 until April 1993, Vice President and Chief Financial Officer of Integrity.


     Robert B. Meyrowitz has been a Director and Secretary of the Company since its inception. Mr. Meyrowitz is the President and Chief Executive Officer of Semaphore Entertainment Group, a music and pay-per-view programming production company he founded in 1992, which is the producer of the "Ultimate Fighting Championship," a series of pay-per-view fighting competitions. Mr. Meyrowitz has had more than 20 years of experience in both radio and television. In recent years, he created the Thursday Night Concert Series, the first weekly concert series produced expressly for pay-per-view, which has featured such artists as New Kids on the Block and the Who. In the early 1970's, Mr. Meyrowitz founded DIR Broadcasting and created the King Biscuit Flower Hour, the longest running nationally syndicated radio series. The television division of DIR produced numerous music and comedy specials, including two specials for HBO with Whoopi Goldberg, two specials spotlighting Bette Midler and an ACE-nominated special for Lifetime Television featuring Tom and Roseanne Arnold.

     Gilbert N. Segel, a director of the Company, is an attorney and certified public accountant and is currently Chairman and President of Gilbert & Segel Accountancy Inc., an owner of Financial Equities, Inc., a company with a small interest in Semaphore Entertainment Group, a pay-per-view company and a Director of Spatializer Audio Laboratories, Inc., a Nasdaq listed company. From 1966 to 1985, Mr. Segel was Chairman and Chief Operating Officer of Segel Rubinstein & Goldman Inc., a business management firm that represented many musical artists, film stars and corporate entertainment entrepreneurs and executives. Mr. Segel also served as a director and officer of Vanguard Electronics Company, a manufacturer of inductive electronic components. Mr. Segel also currently serves on the Board of Directors of several national charitable institutions.

     Frank Barsalona, a director of the Company, founded the Premier Talent Agency, a talent and booking agency, over thirty years ago and has served as its President and Chief Executive Officer since that time. Mr. Barsalona has been involved with the development and representation of such artists as the Who, Led Zeppelin, Bob Dylan, Bruce Springsteen, Tom Petty, Bon Jovi and U2. Mr. Barsalona is also a partner in Precision Media, a company that owns and operates four radio stations in New England. Mr. Barsalona serves on the Board of Directors of the T.J. Martell Foundation and is a member of the Board of Trustees and the Executive Board of the Rock and Roll Hall of Fame.

     Directors of the Company are elected to serve for a term of one year, until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Pursuant to the authority conferred in the By-Laws of the Company to fix the number of directors, the Board of Directors has set the number of directors at six. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "Employment Agreements."

     The Audit Committee, established in February 1997, consists of three directors. The Audit Committee reviews with the Company's independent accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.

     The Compensation Committee, established in February 1997, consists of four directors. This Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and, along with the Board of Directors, administers the Company's Stock Option Plan.

     The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate prospectively the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation eliminates personal liability of its directors to the extent permitted by this statutory provision.

     The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' Compensation

     Messrs. Barsalona and Segel receive a fee of $25,000 per annum as compensation for serving on the Company's Board of Directors. In addition, Messrs. Barsalona and Segel were each issued 8,334 shares of Class A Common Stock in May 1996 as compensation for serving on the Board. Other directors of the Company do not receive any fixed compensation for serving on the Board. Board members will be reimbursed for all reasonable expenses incurred by them in connection with serving as directors of the Company. The Company has entered into consulting agreements with each of Messrs. Falcigno and Meyrowitz. See "Employment Agreements" below.

Executive Compensation

     The following table sets forth the compensation paid or accrued by the Company for services rendered during the fiscal year ended December 31, 1996 to Thomas McPartland, the Company's Chief Executive Officer and President, and the one other executive officer of the Company whose total annual salary exceeded $100,000 during such fiscal year.

                          SUMMARY COMPENSATION TABLE

                                           Annual Compensation(1)                         Long Term Compensation
                                --------------------------------------------   --------------------------------------------
                                                                                                Securities
                                                                                                Underlying
                                                              Other Annual     Restricted       Options/      All Other
Name and Principal Position         Salary          Bonus     Compensation     Stock Awards     SARs(#)       Compensation
-----------------------------   -----------------   -------   --------------   --------------   -----------   -------------
Thomas McPartland(2)   ......    $   375,000        -0-         $   12,930(3       --              --             --
President and Chief
Executive Officer
Scott R. Grodnick(4)   ......    $   123,077(4)     -0-                 --         --              --             --
Senior Vice President
and Chief
Financial Officer

------------
(1) The Company commenced operations November 14, 1995. Unless otherwise indicated, the named executive officers did not receive any annual compensation, stock options, restricted stock awards, stock appreciation rights, long-term incentive plan payouts or any perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer during the fiscal year ended December 31, 1996.

(2) Mr. McPartland's employment with the Company commenced December 1, 1995. During the year ended December 31, 1995, he received an aggregate of $31,250 in salary payments.

(3) Represents automobile lease payments and imputed interest on a loan to Mr. McPartland from the Company. See "Certain Transactions."

(4) Mr. Grodnick's employment with the Company's commenced in January 1996. His current annual salary for the fiscal year ending December 31, 1997 is $250,000.

Employment Agreements

     The Company has entered into a three-year employment agreement terminating on December 31, 1998 with Thomas McPartland providing for Mr. McPartland to serve as President, Chief Executive Officer and Chairman of the Board of the Company for a base annual salary of $375,000. Mr. McPartland's salary may be increased thereafter at the discretion of the Board of Directors and Mr. McPartland shall be entitled to bonus compensation based upon the measurement of performance against reasonable objectives mutually determined by Mr.

McPartland and the Board. If the Company terminates Mr. McPartland's employment agreement other than for cause (as defined in the Employment Agreement), Mr. McPartland shall be entitled to receive his base annual salary for the unexpired term of the agreement, plus benefits and bonus, if any, along with any salary accrued to the date of his termination.


     On November 21, 1995, the Company entered into three-year consulting agreements with each of Messrs. Falcigno and Meyrowitz which provide for Messrs. Falcigno and Meyrowitz to provide consulting services to the Company on a part-time basis for an annual consulting fee of $150,000 each, payable monthly. Mr. Falcigno provides services to the Company in the areas of business development, corporate governance, including stockholder communications, acting as liaison with the Company's investment bankers and overseeing the Company's operations in China. Mr. Meyrowitz, who was primarily responsible for the creation of the Company's Archive Division, continues to provide services to the Company's Archive Division and to consult in the areas of radio and Online programming, including assisting the Company in connection with the sale of radio and television advertising for its programming and in the creation of an Online direct selling capability. In the event either Mr. Falcigno or Mr. Meyrowitz become unable to perform services to the Company during the term of their respective agreement, due to absences, temporary or permanent illness, disability, incapacity or any other reasonable cause, the Company will still be obligated to make compensation payments under the respective agreements. Upon the death of either Mr. Falcigno or Mr. Meyrowitz during the term of their respective agreements, the Company has agreed to make a monthly payment of $12,500 to their legal representative or surviving spouse for a period of three months, provided payments shall only be made until November 1, 1998.


     The Company has agreed to pay Mr. Grodnick a base annual salary of $250,000 during the fiscal year ending December 31, 1997. The Company has agreed with the Underwriter that the salaries of Messrs. McPartland and Grodnick shall not be increased for a period of 13 months from the closing of this Offering.

Stock Option Plan

 The 1996 Stock Option Plan

     In December 1996, the Board of Directors adopted and the Company's stockholders approved, the 1996 Stock Option Plan (the "Stock Option Plan") covering 300,000 shares of the Company's Class A Common Stock pursuant to which employees, officers and directors of, and consultants or advisors to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or options that do not qualify as incentive options ("non-qualified options"). The Stock Option Plan, which expires in December 2006, will be administered by the Board of Directors or a committee of the Board of Directors, provided, however, that with respect to "officers" and "directors," as such terms are defined for the purposes of Rule 16b-3 ("Rule 16b-3") promulgated under the Exchange Act, such committee shall consist of "non-employee" directors as defined in Rule 16b-3, but only if at least two directors meet the criteria of "non-employee" directors as defined in Rule 16b-3. The purposes of the Stock Option Plan are to ensure the retention of existing and future executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the Company's future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the Stock Option Plan will be consistent with these purposes. The Stock Option Plan provides for automatic grants of options to certain directors in the manner set forth below.

     Options granted under the Stock Option Plan may be either incentive options or non-qualified options. Incentive options granted under the Stock Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Class A Common Stock on the date of the grant, except that the term of an incentive option granted under the Stock Option Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Class A Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Options granted under the Stock Option Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines. No option may be granted under the Stock Option Plan after December 2006.

     Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. An optionee may be granted more than one option under the Stock Option Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the Stock Option Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the Stock Option Plan.

     The Company has agreed that, during the 18 month period commencing on the date of this Prospectus, it will not, without the prior written consent of the Underwriter, grant any options to employees under the Stock Option Plan that are exercisable at a price below the greater of the price per Unit in this Offering or the fair market value of the Common Stock on the date of grant.

Limitation of Liability and Indemnification Matters

     The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.

     The Company's By-Laws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent permitted by the laws of the State of Delaware, and the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability. The Company has purchased a liability insurance policy on behalf of its directors and officers in the aggregate amount of $1,000,000.

                             CERTAIN TRANSACTIONS

     In connection with the formation of the Company (i) in August 1995, the Underwriter, Blair & Co. and certain officers, directors and employees of the Underwriter and Blair & Co. purchased an aggregate of 333,342 shares of Class A Common Stock at a price of $.03 per share and (ii) in November 1995, Messrs. McPartland, Falcigno and Meyrowitz purchased 500,001, 250,002 and 250,002 shares of Class B Common Stock, respectively, at a price of $.03 per share. In May 1996, the Company issued 8,334 shares of Class A Common Stock to each of its outside directors, Frank Barsalona and Gilbert N. Segel, for no cash consideration, which stock was valued at $3.00 per share.

     D.H. Blair Investment Banking Corp. acted as placement agent in connection with the 1995 Private Placement and the Bridge Financing for which it received commissions and a non-accountable expense allowance in the aggregate amount of $390,000 and $429,000, respectively, and in connection with the 1995 Private Placement, D.H. Blair Investment Banking Corp. and certain designees received warrants to purchase an aggregate of 350,004 shares of Class A Common Stock at an exercise price of $3.00 per share. See "Description of Securities -- Other Warrants" and "Underwriting."


     Also in connection with the 1995 Private Placement, the Company entered into an agreement with D.H. Blair Investment Banking Corp. providing for the payment of a fee to the Underwriter in the event the Underwriter is responsible for a merger or other acquisition transaction to which the Company is a party. In February 1997, in connection with the acquisition of SonicNet by the Company in January 1997, the Company paid a mergers and acquisition fee to the Underwriter of $56,000.

     In June and August 1997, Sutton Partners, L.P., the limited partners of which are the grandchildren of the sole stockholder of the Underwriter, loaned the Company an aggregate of $450,000 for working capital purposes, which loan bears interest at the rate of 10% per annum and will be repaid out of the proceeds of this Offering along with accrued interest.

     Momentum Enterprises, a company owned and controlled by Lou Falcigno, a director of the Company, occupies approximately 6% of the space in the Company's headquarters in New York. For the period from January 1, 1996 to March 31, 1997, the Company has billed Momentum Enterprises an aggregate of $14,355 for rent, utilities and telephone, which amount was paid in May 1997. In December 1996, Mr. Falcigno loaned the Company $240,000, which loan was repaid with interest of $1,907 out of the proceeds of the Bridge Financing in January 1997. During April through August 1997, Mr. Falcigno also loaned the Company an aggregate of $375,000 for working capital purposes, which loans bear interest at the rate of 10% per annum and will be repaid out of the proceeds of this Offering along with accrued interest.

     In April 1997, Scott R. Grodnick, Senior Vice President, Chief Financial Officer and a director of the Company, loaned the Company $50,000 for working capital purposes, which loan bears interest at the rate of 10% per annum and will be repaid out of the proceeds of this Offering along with accrued interest.

     In December 1995, the Company made a non-interest bearing loan of $50,000 to Mr. McPartland, payable on demand, which loan has not been repaid. During the year ended December 31, 1996, interest of $5,000 was imputed to Mr. McPartland and charged as a compensation expense by the Company in connection with this loan.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including acquisitions and loans between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus, certain information concerning the beneficial ownership of the Company's Common Stock, by (1) each stockholder known by the Company to own beneficially five percent or more of the outstanding shares of each class of the Company's Common Stock,
(2) each director, (3) each person named in the Executive Compensation Table and all executive officers and directors of the Company as a group, and, with respect to each of the foregoing, (a) their percentage ownership of each class of the Company's Common Stock before and after completion of this Offering, and
(b) their percentage voting control of all classes of the Company's Common Stock after completion of this Offering.





                                       Percent of Outstanding Stock
                              ----------------------------------------------
                                               Percentage      Percentage
                                               of Class A      of Class A
                                                 Common          Common
                               Number of         Stock           Stock
                               Shares of      Beneficially    Beneficially
                                Class A          Owned           Owned
                                 Common          Before          After
                                 Stock         Completion      Completion
   Name and Address of        Beneficially         of              of
   Beneficial Owner (1)         Owned(2)        Offering        Offering
----------------------------  --------------  --------------  --------------
Thomas McPartland  .........         -0-             --              --
Louis A. Falcigno  .........         -0-             --              --
Robert B. Meyrowitz   ......         -0-             --              --
Scott R. Grodnick  .........         -0-             --              --
Gilbert N. Segel   .........       8,334              *               *
Frank Barsalona    .........       8,334              *               *
Terry Sports, Inc. (3)   ...      83,334            5.2%            2.0%
Douglas C. Terry(3)(4)   ...      83,334            5.2%            2.0%
Wolfson Equities (5)  ......     145,834            9.1%            3.5%
Aaron Wolfson (5)(6)  ......     145,834            9.1%            3.5%
All executive officers and
 directors as a group
 (6 persons)    ............      16,668              *               *


                                RESTUBBED TABLE
                                                     Percentage                      Percentage
                                                     of Class B                      of Class E
                                                       Common                          Common
                                  Number of            Stock         Number of         Stock
                                  Shares of         Beneficially     Shares of      Beneficially    Percentage
                                   Class B             Owned          Class E          Owned           of
                                    Common           Before and        Common        Before and      Voting
                                    Stock              After           Stock           After         Control
   Name and Address of           Beneficially        Completion     Beneficially     Completion       After
   Beneficial Owner (1)            Owned(2)         of Offering       Owned(2)      of Offering     Offering
----------------------------  --------------------  --------------  --------------  --------------  -----------
Thomas McPartland  .........         500,001(7)          50.0%         250,002           20.4%         26.5%
Louis A. Falcigno  .........         250,002(8)          25.0%         125,001           10.2%         13.2%
Robert B. Meyrowitz   ......         250,002(9)          25.0%         125,001           10.2%         13.2%
Scott R. Grodnick  .........             -0-               --              -0-             --             *
Gilbert N. Segel   .........             -0-               --            4,167              *             *
Frank Barsalona    .........             -0-               --            4,167              *             *
Terry Sports, Inc. (3)   ...             -0-               --           41,667            3.4%          1.2%
Douglas C. Terry(3)(4)   ...             -0-               --           41,667            3.4%          1.2%
Wolfson Equities (5)  ......             -0-               --           72,918            5.9%          2.1%
Aaron Wolfson (5)(6)  ......             -0-               --           72,918            5.9%          2.1%
All executive officers and
 directors as a group
 (6 persons)    ............       1,000,005(10)          100%         508,338           41.4%         53.0%


------------
 * Less than one percent.

(1) Unless otherwise noted, the address for each beneficial owner is c/o the Company.

(2) Securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Except as otherwise noted, each individual or entity has sole voting and investment power over the securities listed. Includes each holder's Escrow Shares. See "Escrow Arrangements" below.

(3) C/O P.O. Box 881296, Steamboat Springs, Colorado 80488. Does not include 25,000 Class A Warrants not exercisable within 60 days of the date hereof.


(4) Based on publicly available records, the Company believes that Mr. Terry is the President and a principal of Terry Sports, Inc. and therefore may be deemed to beneficially own the securities held by Terry Sports, Inc.

(5) C/O One State Street Plaza, New York, New York 10004. Includes 16,667 shares of Class A Common Stock and 8,334 shares of Class E Common Stock held by Aaron Wolfson, the General Partner of Wolfson Equities.

(6) Includes 129,167 shares of Class A Common Stock and 64,584 shares of Class E Common Stock held by Wolfson Equities, of which Mr. Wolfson is the General Partner.

(7) Includes 283,334 Escrow Shares.

(8) Includes 141,668 Escrow Shares.

(9) Includes 141,668 Escrow Shares.

(10) Includes 566,670 Escrow Shares.

Escrow Arrangements

 Class E Shares

     In January 1997, the Company declared a dividend payable in shares of Class E Common Stock ("Class E Shares") to all holders of its Class A and Class B Common Stock. See "Description of Securities."

     The Class E Shares will be automatically converted into Class A Common Stock, if, and only if, one or more of the following conditions (each, an "Escrow Condition") is/are met:

       (i) the Company's E Share Minimum Pretax Income (as defined below) amounts to at least $7.5 million for the fiscal year ending on December 31, 1997, 1998 or 1999; or

       (ii) the E Share Minimum Pretax Income amounts to at least $10.0 million during fiscal year ending December 31, 2000; or

       (iii) the E Share Minimum Pretax Income amounts to at least $12.5 million for the fiscal year ending December 31, 2001; or

       (iv) the Bid Price (as defined below) of the Company's Class A Common Stock averages in excess of $12.50 per share for 30 consecutive business days during the 18 month period commencing on the date of this Prospectus; or

       (v) the Bid Price of the Company's Class A Common Stock averages in excess of $16.75 per share for 30 consecutive business days during the 18 month period commencing 18 months from the date of this Prospectus.

     The "E Share Minimum Pretax Income" shall mean the Company's net income before provision for income taxes and exclusive of any other earnings that are classified as an extraordinary item and any charges to income that may result from the release of any securities of the Company subject to escrow arrangements and the conversion of the Class E Shares into Class A Common Stock, as stated in the Company's financial statements for such fiscal year upon which independent auditors have given a report. For purposes of determining whether the above criteria are met at any determination date, the E Share Minimum Pretax Income amounts set forth above shall be increased at any determination date by multiplying such E Share Minimum Pretax Income amounts by a fraction, the numerator of which is the average weighted number of shares of Common Stock outstanding over the fiscal year for which the Escrow Condition is satisfied (including Class A and Class E Shares, and treating as outstanding Common Stock of any class issuable upon conversion of securities that are outstanding at the determination date and which are convertible into Common Stock without the payment of additional consideration ("Conversion Shares") and the denominator of which is the sum of (i) the number of shares of Common Stock (Class A, Class E and Conversion Shares) which are outstanding (or, with respect to the Conversion Shares, treated as outstanding as set forth above) on the date of this Prospectus, plus (ii) the number of shares of Common Stock sold pursuant to this Prospectus. "Bid Price" shall mean the closing bid price of the Class A Common Stock in the over-the-counter market as reported by the Nasdaq Stock Market or the closing bid price of the Class A Common Stock on a national securities exchange if the Class A Common Stock is listed thereon.

 Escrow Shares

     In connection with the 1995 Private Placement, certain holders of the Company's Common Stock placed into escrow an aggregate of 566,670 shares of Class B Common Stock and 6,000 shares of Class A Common Stock and certain holders of the Reserved Incentive Shares will be required to place one-third of such shares into escrow upon their issuance. Such stockholders will continue to vote the Escrow Shares; however, the Escrow Shares are not assignable or transferable. The following sets forth the number of Escrow Shares owned by the executive officers, directors and principal stockholders of the Company:




                     Name                 Number of Shares
                     ----                -----------------
            Thomas McPartland   ......      283,334
            Louis Falcigno   .........      141,668
            Robert Meyrowitz    ......      141,668

   The Escrow Shares are subject to the following release and cancellation provisions:

   Fifty percent (50%) of the Escrow Shares shall be released if:

       (A) the Company's net income before provision for income taxes and exclusive of any extraordinary items other than in connection with the sale of projects and/or programs developed by the Company (as derived from the Company's financial statements audited by the Company's independent certified public accountants) (the "Minimum Pretax Income") amounts to at least (i) $1.7 million during the fiscal year ending December 31, 1997; or
   (ii) $2.3 million during the fiscal year ending December 31, 1998; or (iii) $2.9 million during the fiscal year ending December 1999; or

       (B) if the Common Stock is listed and traded on the Nasdaq Stock Market or a National Stock Exchange, the Bid Price (as defined) of the Company's Common Stock averages in excess of $9.00 or $12.00 per share for 30 consecutive business days ending on or before December 31, 1997 or 1998, respectively, provided that all Shares sold in the Private Placement are freely salable (without volume limitation) by the holders thereof during such 30 day period; or

       (C) if there is a merger of the Company with another company, sale of substantially all of the assets of the Company or similar extraordinary transaction (a "Sale of the Company") that results in stockholders receiving at least $9.00 per share or $12.00 per share, in cash or marketable securities on or before December 31, 1997 or 1998, respectively.

     The Minimum Pretax Income amounts set forth above assume the release of the Escrow Shares but shall be increased proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after completion of the 1995 Private Placement. The Minimum Pretax Income shall be calculated exclusive of any extraordinary items including, but not limited to, any charge to income resulting from the release of the Escrow Shares, but shall include the sale of any projects or programs developed by the Company. The Bid Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

 General

     Any money, securities, rights or property distributed in respect of the Escrow Shares or the Class E Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares or conversion of the Class E Shares. If none of the applicable earnings or market price levels set forth above have been met by March 31, 2002 with respect to the Class E Shares and March 31, 2000 with respect to the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be contributed to the capital of the Company and the Class E Shares and/or the Escrow Shares, as well as any dividends or other disbursements made with respect thereto, will be redeemed by the Company for nominal consideration and cancelled. The Company expects that the release of the Escrow Shares to, or conversion of Class E Shares held by, officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period(s) during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H of Notes to Paradigm Financial Statements.


     The earnings and market price levels set forth above were determined by negotiation between the Company and the Underwriter and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                           DESCRIPTION OF SECURITIES


     The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-laws, the Warrant Agreement among the Company, the Underwriter and American Stock Transfer & Trust Company, as warrant agent, pursuant to which the Warrants will be issued and the Underwriting Agreement between the Company and the Underwriter, copies of all of which have been filed with the Commission as Exhibits to the Registration Statement of which this Prospectus is a part.

General


     The Company's authorized capital stock consists of (1) 31,999,900 shares of Class A Common Stock, $.01 par value per share, (2) 1,000,100 shares of Class B Common Stock, $.01 par value per share, (3) 2,000,000 shares of Class E Common Stock, $.01 par value per share and (4) 5,000,000 shares of Preferred Stock, $.01 par value per share. As of August 15, 1997, there were 1,596,704 outstanding shares of Class A Common Stock (held by 93 holders), 1,000,005 shares of Class B Common Stock (held by three holders), 1,226,716 shares of Class E Common Stock held by 88 holders and no shares of Preferred Stock.


Units

     Each Unit consists of one share of Class A Common Stock, one redeemable Class A Warrant and one redeemable Class B Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of Class A Common Stock and one redeemable Class B Warrant. Each Class B Warrant entitles the holder thereof to purchase one share of Class A Common Stock. The Class A Common Stock and Warrants comprising the Units are transferable separately immediately upon issuance.

Common Stock

     Class A Common Stock. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock, including the election of directors. The Class A, Class B and Class E Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

     Holders of Class A Common Stock are entitled to receive such dividends, together with the holders of Class B and Class E Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the Class A, Class B and Class E Common Stock. Holders of Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered hereby will be when issued, fully paid and non-assessable.

     Class B Common Stock. Each share of Class B Common Stock is entitled to five votes on all matters on which stockholders may vote, including the election of directors. The Class A, Class B, and Class E Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

     Holders of Class B Common Stock are entitled to participate together with the holders of Class A and Class E Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company, subject to the rights of holders of any outstanding preferred stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock. All outstanding shares of Class B Common Stock are fully paid and non-assessable.


     Shares of Class B Common Stock are automatically convertible into an equivalent number of fully paid and non-assessable shares of Class A Common Stock upon the sale or transfer of such shares by the original record holder thereof except to another holder of Class B Common Stock. Each share of Class B Common Stock also is convertible at any time upon the option of the holder into one share of Class A Common Stock. There are no preemptive, subscription, redemption, conversion or cumulative voting rights applicable to the Class B Common Stock.

     Class E Common Stock. Each share of Class E Common Stock is entitled to one vote on all matters on which stockholders may vote, including the election of directors. The Class A, Class B and Class E Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.


     Holders of Class E Common Stock are entitled to participate together with the holders of Class A and Class B Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company, subject to the rights of holders of any outstanding preferred stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class E Common Stock. All outstanding shares of Class E Common Stock are fully paid and non-assessable.

     The Class E Shares will automatically convert, on a share-for-share basis, into Class A Common Stock in the event the Company attains certain earnings levels or the market price of the Company's Class A Common Stock achieves certain targets during the period ending March 31, 2002. See "Principal Stockholders -- Escrow Arrangements." Any Class E Shares not previously converted will be redeemed by the Company for nominal consideration on March 31, 2002 if such earnings levels or market price targets are not attained.

Redeemable Warrants

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects to the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Warrants. Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $6.50 at any time until 5:00 P.M., New York City time on the day immediately preceeding the fifth anniversary of the date of this Prospectus. Commencing one year from the date of this Prospectus, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the "closing price" of the Company's Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Warrants must be redeemed if any are redeemed.

     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriter and American Stock Transfer & Trust Company, New York, New York, as warrant agent, and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the Warrant exercise price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to the Company under the Company's stock option plans, other outstanding warrants on the date of this Prospectus or with respect to the Unit Purchase Option.

     The exercise prices of the Warrants were determined by negotiation between the Company and the Underwriter and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.


     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Class A Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Stock Transfer & Trust Company, New York, New York, the warrant agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.


     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

Other Warrants


     As of the date of this Prospectus, other than the Bridge Warrants and the SonicNet Warrants, the Company had outstanding the Blair Warrants, which entitle the holders thereof to purchase an aggregate of 350,004 shares of Class A Common Stock, 143,979 of which are exercisable commencing March 1, 1998 and 206,025 of which are immediately exercisable, in each case through the fifth anniversary of the closing this Offering at an exercise price of $3.00 per share and which contain antidilution provisions and demand and "piggy-back" registration rights.


Unit Purchase Option


     The Company has agreed to grant to the Underwriter, upon the closing of the Offering, the Unit Purchase Option to purchase up to 260,000 Units. These Units will, when issued, be identical to the Units offered hereby, except that the Warrants included in the Unit Purchase Option are subject to redemption by the Company, in accordance with the terms of the Warrant Agreement, at any time only after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriter or members of the selling group or their officers. The Unit Purchase Option is exercisable during the three-year period commencing two
years from the date of this Prospectus at an exercise price of $   per Unit
(130% of the initial public offering price) subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Option have certain demand and piggyback registration rights. See "Underwriting."


Registration Rights


     The Company has agreed to register for resale the Bridge Warrants and the shares of Class A Common Stock underlying such warrants upon the expiration of their lock-up period. See "Shares Eligible for Future Sale." Beginning one year from the date of this Prospectus, the holders of the Unit Purchase Option will have demand and piggy-back registration rights relating to such option and the underlying securities. See "Underwriting." The holders of the Blair Warrants, issued to the Underwriter and its designees in connection with the 1995 Private Placement, have certain demand and piggy-back registration rights with respect to the Common Stock into which such warrants are exercisable. In connection with the acquisition of SonicNet, the Company has also granted certain piggy-back registration rights, other than in connection with this Offering, with respect to the 200,000 shares of Class A Common Stock issued to Prodigy and Sunshine, the former stockholders of SonicNet. Further, in connection with the acquisition of Big Deal, the Company has granted certain piggy-back registration rights with respect to the 100,000 shares of Class A Common Stock issued to the former stockholders of Purple Demon, which rights have been waived in connection with this Offering.

Preferred Stock

     The Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of preferred stock, none of which are currently outstanding. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. The Company has no present plans to issue any shares of preferred stock.

Transfer Agent and Warrant Agent

     American Stock Transfer & Trust Company, New York, New York will serve as transfer agent for the Common Stock and warrant agent for the Warrants.

Certain Statutory and Charter Provisions

     Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or
(ii) the Business Combination is approved by the corporation's Board of Directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholders, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

     The General Corporation Law of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

Limitation Of Liability Of Directors And Officers And Indemnification

     The Certificate of Incorporation limits, to the fullest extent now or hereafter permitted by the Delaware General Corporation law, liability of the Company's directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors in certain circumstances. This provision presently limits a director's liability except where a director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or recession. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also authorizes the Company to indemnify its directors, officers or other persons serving at the request of the Company against liabilities arising from their services in such capacities to the fullest extent permitted by law, including payment in advance of a final disposition of a director's or officer's expenses or attorneys' fees incurred in defending any action, suit or proceeding, other than in the case of an action, suit or proceeding brought by the Company on its own behalf against an officer. Presently, the Delaware General Corporation Law provides that to be entitled to indemnification an individual have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

     The Company believes that these charter provisions are consistent with certain provisions of the Delaware General Corporation Law, which are designed, among other things, to encourage qualified individuals to serve as directors and officers of Delaware corporations. The Company also believes these provisions will assist it in maintaining and securing the services of qualified directors and officers.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding an aggregate of 4,196,709 shares of Class A Common Stock and 1,000,005 shares Class B Common Stock (assuming no exercise of the Underwriter's over-allotment option). In addition, an aggregate of 1,650,000 shares of Class A Common Stock are issuable pursuant to the 1,650,000 Bridge Warrants held by the Bridge Financing investors. Of all such shares, the 2,600,000 shares of Class A Common Stock included in the Units sold in this Offering (assuming no exercise of the Underwriter's over-allotment option) will be freely transferable without restriction under the Securities Act except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act ("Rule 144"). In addition, the Company may issue up to 333,333 Reserved Incentive Shares in the future to certain directors, consultants and employees of the Company and has reserved 300,000 shares of Class A Common Stock for issuance upon exercise of options that may be granted under the Stock Option Plan. All of the 2,596,709 shares of Common Stock outstanding prior to this Offering are "restricted securities" as that term is defined under Rule 144. Shares of Class B Common Stock, are not transferable except to certain permitted transferees. The Company's Class E Shares and the Escrow Shares are subject to additional restrictions on transferability.

     In general, under Rule 144, a person (or persons whose shares are aggregated), with respect to restricted securities that satisfy a one-year holding period, may sell within any three-month period a number of restricted shares which does not exceed the greater of 1% of the then outstanding shares of such class of securities or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of the Company, with respect to restricted securities that satisfy a two-year holding period, without regard to the volume or other resale limitations. For shares issued in consideration of an unsecured or non-recourse promissory note, the holding period does not commence until the note is paid in full. The above is a brief summary of Rule 144 and is not intended to be a complete description of Rule 144.


     The "restricted" shares of Common Stock will be eligible for sale pursuant to Rule 144 commencing 90 days after the date of this Prospectus. However, the Company's officers and directors and holders of all of the outstanding shares of Class B Common Stock have agreed not to sell, assign or transfer any of their shares of Common Stock, options or warrants for a period of 13 months after the date of this Prospectus without the prior written consent of the Underwriter and holders of approximately 80% of the outstanding shares of Class A Common Stock have agreed not to offer, sell or otherwise dispose of their shares for a period of either 12 months or 13 months after the consummation of the Offering without the prior written consent of the Underwriter. In addition, the Company has granted certain registration rights with respect to certain outstanding warrants and the Unit Purchase Option and the Units and securities underlying the Unit Purchase Option. See "Underwriting." Prior to this Offering, there has been no market for any securities of the Company and the Company is unable to predict the effect that sales under Rule 144, pursuant to a registered public offering or otherwise, may have on the then prevailing market price of the Common Stock, but such sales may have a substantial depressive effect on such market price.

     Holders of 1,418,750 of Bridge Warrants have agreed with the Company not to exercise, sell, transfer or otherwise dispose of such Warrants for a period of one year following the closing of the Offering, and holders of 231,250 of the Bridge Warrants have agreed not to exercise or publicly sell such warrants during such one-year period. In order to satisfy a condition to listing its securities on Nasdaq, however, the Company intends to impose a restriction on all sales of the Bridge Warrants to the foregoing holders of 231,250 of the Bridge Warrants. Such action by the Company may expose the Company to a risk of litigation by such holders. The Company has agreed to register for resale on behalf of the Bridge Financing investors the aggregate of 1,650,000 Public Warrants and the shares of Class A Common Stock underlying such Bridge Warrants upon expiration of such one-year period.


     The Underwriter has demand and "piggy-back" registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting."

     Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                 UNDERWRITING


     D.H. Blair Investment Banking Corp., the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase the 2,600,000 Units offered hereby from the Company on a "firm commitment" basis, if any are purchased. It is expected that Blair & Co. will distribute as a selling group member a substantial portion of the Units offered hereby. Blair & Co. is owned by a corporation which is substantially owned by family members of
J. Morton Davis. Mr. Davis is the sole stockholder of the Underwriter.


     The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that it may allow to selected dealers who are members of the National Association of Securities Dealers, Inc., at such prices less
concessions, not in excess of $     per Unit, of which not more than $     per
Unit may be reallowed to certain other dealers. After the initial public offering, the public offering price, concessions and reallowances may be changed by the Underwriter.

     The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 3% of the aggregate offering price of the Units offered hereby (including any Units purchased pursuant to the over-allotment option), of which $20,000 has been paid.

     The Company has granted an option to the Underwriter, exercisable for 30-days from the date of this Prospectus, to purchase up to 390,000 additional Units at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions, solely to cover over-allotments, if any, made in connection with the sale of the Units offered hereby.


     The Company has agreed to sell to the Underwriter and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 260,000 Units substantially identical to the Units being offered hereby, except that the Warrants included therein are not subject to redemption by the Company unless on the redemption date, the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option will be exercisable during the three-year period commencing two years from the date of
this Prospectus at an exercise price of     per Unit (130% of the public
offering price per Unit), subject to adjustment in certain events to protect against dilution, and are not transferable for a period of two years from the date of this Prospectus except to officers of the Underwriter or to members of the selling group. The Company has agreed to register during the three-year period commencing two years from the date of this Prospectus, on two separate occasions upon request of the holder(s) of a majority of the Unit Purchase Option, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Unit Purchase Option includes a provision permitting the holder to elect a cashless exercise of the Option pursuant to which the holder may exercise a portion of the option in exchange for a decrease in the total number of Units underlying the Option. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.


     For the life of the Unit Purchase Option, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Unit Purchase Option at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable then those provided in the Unit Purchase Option.

     The Company has entered into a five-year agreement providing for the payment of a fee to the Underwriter in the event the Underwriter is responsible for a merger or other acquisition transaction to which the Company is a party. In connection with the acquisition of SonicNet in January 1997, the Company paid a fee of $56,000 to the Underwriter.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     The Underwriter has informed the Company that it does not expect sales of the Units offered hereby to be made to discretionary accounts.

     The Underwriter has the right to designate one individual for nomination to the Company's Board of Directors for a period of five years after the completion of the Offering, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter.

     The Company's officers, directors and holders of Class B Common Stock have agreed not to publicly sell, assign or transfer any of their shares of Common Stock (including the shares of Class A Common Stock into which shares of Class B Common Stock are convertible) for a period of 13 months from the date of this Prospectus without the prior written consent of the Underwriter and holders of approximately 80% of the outstanding shares of Class A Common Stock have agreed not to offer, sell or otherwise dispose of their shares for a period of either 12 months or 13 months after the consummation of the Offering without the prior written consent of the Underwriter.


     The Company has agreed not to solicit Warrant exercises other than through the Underwriter, unless the Underwriter declines to make such solicitation. Upon any exercise of the Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Underwriter a fee of 5% of the aggregate exercise price of the Warrants if (i) the market price of the Company's Class A Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant was solicited by a member of the NASD; (iii) the warrant holder designates in writing that the exercise of the Warrant was solicited by a member of the NASD and designates in writing the broker-dealer to receive compensation for such exercise; (iv) the Warrants are not held in a discretionary account; (v) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrants; and (vi) the solicitation of exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act.

     Regulation M may prohibit Blair & Co. or any other soliciting broker-dealer from engaging in any market making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     In November 1995, the Underwriter acted as Placement Agent for the 1995 Private Placement of the Company's Class A Common Stock, for which it received a fee of $300,000 and a non-accountable expense allowance of $90,000. In connection with the 1995 Private Placement, the Company granted to the Underwriter and its designees warrants to purchase an aggregate of 350,004 shares of Common Stock of the Company. Each such warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 at any time through the fifth anniversary of the Closing of this Offering, subject to adjustment in certain events to protect against dilution. The Underwriter and its designees have certain demand and piggyback registration rights with respect to such warrants. See "Description of Securities - Registration Rights." The Underwriter also acted as Placement Agent for the Bridge Financing in January 1997 for which it received a Placement Agent fee of $330,000 and a non-accountable expense allowance of $99,000. During June and August 1997, Sutton Partners, L.P., a limited partnership whose limited partners consist of the grandchildren of the sole stockholder of the Underwriter, loaned the Company an aggregate of $450,000, all of which loans were utilized for working capital purposes, including general and administrative expenses. Such loans bear interest at the rate of 10% per annum and will be paid, along with accrued interest thereon, out of the proceeds of this Offering. See "Use of Proceeds."

     The Commission is conducting an investigation concerning various business activities of the Underwriter and Blair & Co., a selling group member which will distribute a substantial portion of the Units offered hereby. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers who securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the-counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co., or, if so, whether any such action might have an adverse effect on the Underwriter or the securities offered hereby. Further, in July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No.

10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any NASD member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Underwriter, its chief executive officer or any of its other officers or directors. The Company has been advised that Blair & Co. intends to make a market in the securities following this Offering. An unfavorable resolution of the Commission's investigation and the settlement with the NASDR could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity or price of such securities.


     The Underwriter, an officer of the Underwriter and certain officers, directors and employees of Blair & Co. own an aggregate of 333,342 shares of Class A Common Stock and the Blair Warrants to purchase an aggregate of 350,004 shares of Class A Common Stock (143,979 of which are not exercisable until March 1, 1998), representing beneficial ownership of approximately 28.7% of the outstanding shares of Class A Common Stock prior to the Offering. In addition, the Underwriter has advised the Company that notwithstanding such stockholdings, neither it, Blair & Co. nor any affiliates thereof control the Company, nor are they affiliates of the Company. Under Rule 2720 of the NASD Conduct Rules, when a member of the NASD, such as the Underwriter, participates in the public distribution of securities of a company in which it or its affiliates owns 10% or more of the outstanding voting securities, and where there is no "bona fide independent market" for such securities, the public offering price can be no higher than that recommended by a qualified independent underwriter. The independent investment banking firm of RAS Securities Corp. ("RAS") has recommended a maximum initial public offering
price of      per Unit. Pursuant to Rule 2720 of the NASD Conduct Rules, the
Units are being offered at a price no greater than the maximum recommended by RAS, which firm has informed the Company that it has performed "due diligence" with respect to information contained in the Registration Statement of which this prospectus is a part. The NASD and the Commission have indicated that, in their view, a qualified independent underwriter, such as RAS, may be deemed to be an underwriter, as the term is defined in the Securities Act. The Underwriter will pay a fee of $____ to RAS for its services in connection with recommending the maximum initial public offering price in this Offering. The Company has agreed to indemnify RAS against certain liabilities, including liabilities under the Securities Act.


     In connection with the Offering, the Underwriter and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Class A Common Stock and the Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such person may bid for or purchase the Units, the Class A Common Stock and the Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriter may also create a short position in the Units by selling more Units in connection with the Offering than it is committed to purchase from the Company, and in such case the Underwriter may reduce all or a portion of that short position by purchasing the Units, the Class A Common Stock and the Warrants in the open market. The Underwriter may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Underwriter may impose "penalty bids" whereby selling commissions allowed to selling group members or other broker-dealers in respect of the Units sold in the Offering for their account may be reclaimed by the Underwriter if the securities comprising the Units are repurchased by the Underwriter or any selling group member in stabilizing or covering transactions. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Class A Common Stock and the Warrants at a level above that which might otherwise prevail in the open market.

     Neither the Company nor the Underwriter may make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Class A Common Stock and the Warrants. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter or any selling group members will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the public offering price of the Units offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, demand for similar securities of comparable companies and such other factors as were deemed relevant.


                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriter by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Bachner, Tally, Polevoy & Misher LLP represents the Underwriter in other matters.

                                    EXPERTS

     The financial statements of Paradigm Music Entertainment Company as of December 31, 1996 and for each of the periods from November 21, 1995 (inception) through December 31, 1995 and December 31, 1996, the financial statements of SonicNet, Inc. as of the years ended December 31, 1995 and 1996 and for the period from June 1994 (inception) through December 31, 1996, and the financial statements of Purple Demon, Inc. as of the years ended December 31, 1995 and 1996, each included in this Prospectus, have been audited by Janover Rubinroit, LLC, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, the Commission maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

     Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish interim reports as it deems appropriate.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY

                         INDEX TO FINANCIAL STATEMENTS




PARADIGM MUSIC ENTERTAINMENT COMPANY                                Page
------------------------------------                               -----
Report of Independent Auditors  .................................   F-2

Balance Sheet    ................................................   F-3

Statements of Operations  .......................................   F-4

Statements of Stockholders' Equity    ...........................   F-5

Statements of Cash Flows  .......................................   F-6

Notes to Financial Statements   .................................   F-7

SONICNET, INC.

Report of Independent Auditors  .................................   F-15

Balance Sheet    ................................................   F-16

Statements of Operations  .......................................   F-17

Statements of Stockholders' Equity    ...........................   F-18

Statements of Cash Flows  .......................................   F-19

Notes to Financial Statements   .................................   F-20

PURPLE DEMON, INC.

Report of Independent Auditors  .................................   F-24

Balance Sheet    ................................................   F-25

Statements of Operations and Retained Earnings (Deficit)   ......   F-26

Statements of Cash Flows  .......................................   F-27

Notes to Financial Statements   .................................   F-28

                        REPORT OF INDEPENDENT AUDITORS


To the Stockholders' of
Paradigm Music Entertainment Company:

     We have audited the accompanying balance sheet of Paradigm Music Entertainment Company (a developmental stage company) as at December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and for the period November 14, 1995 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Music Entertainment Company (a developmental stage company) as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, and the period November 14, 1995 (date of inception) through December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has sustained recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                          JANOVER RUBINROIT, LLC
February 11, 1997
(Except for Note J as to which the date is February 14, 1997)

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)


                                BALANCE SHEETS






                                                                   December 31,       June 30,
                                                                      1996              1997
                                                                   --------------   ---------------
                                                                                    (Unaudited)
  A S S E T S
-------------
Current assets:
 Cash  .........................................................   $    125,201      $     11,082
 Accounts receivable  ..........................................         27,621           347,006
 Inventories    ................................................         25,431           115,303
 Other current assets    .......................................         40,894           161,048
                                                                   ------------      ------------
   Total current assets  .......................................        219,147           634,439
Fixed assets    ................................................        225,262           836,775
 Less accumulated depreciation    ..............................        (43,168)         (338,540)
                                                                   ------------      ------------
                                                                        182,094           498,235
Investments  ...................................................         80,000           315,000
Notes receivable -- officer/stockholder    .....................         50,000            50,000
Deferred registration costs    .................................         60,000           459,715
Deferred financing fees  .......................................                          288,222
Costs in excess of fair value of net assets acquired   .........                        1,581,851
Other assets    ................................................         36,350            12,095
                                                                   ------------      ------------
                                                                   $    627,591      $  3,839,557
                                                                   ============      ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable  .............................................   $    135,254      $    963,239
 Accrued expenses and other current liabilities  ...............        155,756           649,511
Bridge Notes ...................................................                        3,217,702
Notes payable   ................................................                           50,000
Unearned revenues -- former parent   ...........................                           60,000
Unearned revenues  .............................................                          158,459
Leases payable -- current   ....................................                           12,897
Due to directors and stockholders ..............................        240,000           428,525
                                                                   ------------      ------------
   Total current liabilities   .................................        531,010         5,540,333
Unearned revenues -- former parent   ...........................                          210,000
Leases payable  ................................................                           13,455
Stockholders' equity:
 Preferred Stock, $.01 par value -- shares authorized 5,000,000;
   none issued
 Class A Common Stock, $.01 par value -- shares authorized
   31,999,900; issued and outstanding 1,596,704 and 1,363,371 at
   June 30, 1997 and December 31, 1996, respectively   .........         13,634            15,967
 Class B Common Stock, $.01 par value -- shares authorized
   1,000,100; issued and outstanding 1,000,005   ...............         10,000            10,000
 Class E Common Stock, $.01 par value -- shares authorized
   2,000,000, issued and outstanding 1,226,716   ...............         12,267            12,267
 Additional paid-in-capital    .................................      2,591,893         4,118,310
 Deficit accumulated during the developmental stage    .........     (2,531,213)       (6,080,775)
                                                                   ------------      ------------
                                                                         96,581        (1,924,231)
                                                                   ------------      ------------
                                                                   $    627,591      $  3,839,557
                                                                   ============      ============


The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                           STATEMENTS OF OPERATIONS





                                                         Nov. 14, 1995                                        Nov. 14, 1995
                                                      (date of inception)          Six Months Ended         (date of inception)
                                      Year ended            through                    June 30,                  through
                                     Dec. 31, 1996       Dec. 31, 1995          1996            1997          June 30, 1997
                                     ---------------  ---------------------  -------------  --------------  --------------------
                                                                             (Unaudited)    (Unaudited)        (Unaudited)
Revenues:
 Sales, net   .....................   $     31,114         $       --         $       --    $   831,381        $    862,495
 Fee income--Former Parent   ......                                                              27,500              27,500
 Advertising, commission and
   subscription income ............                                                             116,881             116,881
 Interest income    ...............         59,417              7,268             43,565          9,457              76,142
                                      ------------         ----------         ----------    ------------       ------------
                                            90,531              7,268             43,565        985,219           1,083,018
                                      ------------         ----------         ----------    ------------       ------------
Expenses:
 Cost of goods sold    ............         12,097                 --                 --        190,303             202,400
 Advances and recording costs   ...        628,099             10,000            152,163        816,972           1,455,071
 Production expenses   ............             --                 --                 --        117,274             117,274
 General and administrative
   expenses   .....................      1,551,158            129,017            787,048      2,154,099           3,834,274
 Selling, marketing and
   expenses   .....................        298,641                 --                 --      1,256,133           1,554,774
                                      ------------         ----------         ----------    ------------       ------------
                                         2,489,995            139,017            939,211      4,534,781           7,163,793
                                      ------------         ----------         ----------    ------------       ------------
Net loss   ........................   $ (2,399,464)        $ (131,749)        $ (895,646)   $(3,549,562)       $ (6,080,775)
                                      ============         ==========         ==========    ============       ============
Loss per share of common stock  ...   $      (1.32)        $     (.07)        $     (.50)   $     (1.73)
                                      ------------         ----------         ----------    ------------
Weighted average number of shares
 outstanding  .....................      2,074,039          1,790,706          1,790,706      2,054,625
                                      ============         ==========         ==========    ============




The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 $.01 par value                 $.01 par value
                                              Class A Common Stock           Class B Common Stock
                                          -----------------------------  -----------------------------
                                             Number                         Number
                                            of shares      par value       of shares      par value
                                          ---------------  ------------  ---------------  ------------
 Issuance of common stock to officers
  and underwriters for cash in
  November, 1995 ($.01 per share)   .         1,040,000     $  10,400        3,000,000     $  30,000
 Issuance of stock for cash in Novem-
  ber 1995 at $1.00 per share in con-
  nection with private placement, less
  expense of $463,656  ..................     3,000,000        30,000               --            --
 Warrants issued in connection with
  private placement    ..................            --            --               --            --
 Net loss for the period November 14,
  1995 (date of inception) through
  December 31, 1995)   ..................            --            --               --            --
 Balance - December 31, 1995   ..........     4,040,000        40,400        3,000,000        30,000
  Issuance of Class A Common Stock
  to Directors   ........................        50,000           500
 To give retroactive effect to the 1 for
  3 reverse stock split and Dividend
  of Class E Common Stock (Note
  A)    .................................    (2,726,629)      (27,266)      (1,999,995)      (20,000)
 Net loss for the year ended December
  31, 1996    ...........................
                                              ---------     ---------        ---------     ---------
 Balance - December 31, 1996 ............     1,363,371        13,634        1,000,005        10,000
 Issuance of Class A Common Stock
  and warrants in exchange for out-
  standing Capital Stock of SonicNet,
  Inc. - (unaudited)   ..................       200,000         2,000
 Issuance of Warrants to Bridge Note
  holders and underwriter (unaudited)
 Issuance of Class A Common Stock
  and Warrants in exchange for out-
  standing Capital Stock of Purple
  Demon, Inc. (unaudited) ...............        33,333           333
 Net loss for the six months ended
  June 30, 1997 (unaudited)  ............
                                              ---------     ---------        ---------     ---------
 Balance -- June 30, 1997  ..............     1,596,704     $  15,967        1,000,005     $  10,000
                                              =========     ==========       =========     ==========



                                RESTUBBED TABLE
                                              $.01 par value         Additional       Deficit accumulated in
                                           Class E Common Stock    paid-in capital    the developmental stage        Total
                                          -----------------------  -----------------  -------------------------  ---------------
                                           Number
                                          of shares    par value
                                          -----------  ----------
 Issuance of common stock to officers
  and underwriters for cash in
  November, 1995 ($.01 per share)........                              $       --            $         --         $     40,400
 Issuance of stock for cash in Novem-
  ber 1995 at $1.00 per share in con-
  nection with private placement, less
  expense of $463,656  ..................                               2,506,344                      --            2,536,344
 Warrants issued in connection with
  private placement    ..................                                   1,050                      --                1,050
 Net loss for the period November 14,
  1995 (date of inception) through
  December 31, 1995)   ..................                                      --                (131,749)            (131,749)
 Balance - December 31, 1995   ..........                               2,507,394                (131,749)           2,446,045
 Issuance of Class A Common Stock
  to Directors   ........................                                  49,500                                       50,000
 To give retroactive effect to the 1 for
  3 reverse stock split and Dividend
  of Class E Common Stock (Note
  A)    .................................  1,226,716      $12,267          34,999                      --                   --
 Net loss for the year ended December
  31, 1996    ...........................                                                      (2,399,464)          (2,399,464)
                                           ---------      -------      ----------            ------------         ------------
 Balance - December 31, 1996   ..........  1,226,716       12,267       2,591,893              (2,531,213)              96,581
 Issuance of Class A Common Stock
  and warrants in exchange for out-
  standing Capital Stock of SonicNet,
  Inc. - (unaudited)   ..................                                 723,000                                      725,000
 Issuance of Warrants to Bridge Note
  holders and underwriter (unaudited)                                     453,750                                      453,750
 Issuance of Class A Common Stock
  and Warrants in exchange for out-
  standing Capital Stock of Purple
 Demon, Inc. (unaudited) ................                                 349,667                                      350,000
 Net loss for the six months ended
  June 30, 1997 (unaudited)  ............                                                      (3,549,562)          (3,549,562)
                                           ---------      -------      ----------            ------------         ------------
 Balance -- June 30, 1997   .............  1,226,716      $12,267      $4,118,310            $ (6,080,775)        $  1,924,231
                                           =========     ========      ===========           ============         =============


The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                           STATEMENTS OF CASH FLOWS



                                                                     Nov. 14, 1995
                                                                  (date of inception)
                                                  Year ended            through
                                                 Dec. 31, 1996       Dec. 31, 1995
                                                 ---------------  ---------------------
Cash flows from operating activities:
 Net loss  ....................................   $ (2,399,464)      $    (131,749)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amorization  ...............         43,168                  --
  Accrued interest  ...........................             --              (2,950)
  Changes in assets and liabilities:
   Accounts receivable    .....................        (27,621)                 --
   Inventories   ..............................        (25,431)                 --
   Other current assets   .....................        (40,894)                 --
   Notes receivable --
     officers/stockholders   ..................             --             (50,000)
   Deferred registration costs  ...............        (60,000)                 --
   Other assets  ..............................        (18,550)            (17,800)
   Accounts payable, accrued expenses
     and other current liabilities ............        248,829              42,181
                                                  ------------       -------------
Net cash used in operating activities    ......     (2,279,963)           (160,318)
                                                  ------------       -------------
Cash flows from investing activities:
 Acquisitions, net of cash acquired   .........
 Purchase of treasury notes  ..................       (493,838)           (999,598)
 Purchase of fixed assets    ..................       (173,932)            (51,330)
 Maturity of treasury notes  ..................      1,496,386                  --
 Investments  .................................        (80,000)                 --
                                                  ------------       -------------
Net cash provided by (used in) investing
 activities   .................................        748,616          (1,050,928)
                                                  ------------       -------------
Cash flows from financing activities:
 Bridge notes, net of costs of issuance  ......
 Issuance of Class A Common Stock  ............         50,000                  --
 Issuance of warrants  ........................             --               1,050
 Net proceeds from sale of Common
  Stock    ....................................             --           2,576,744
 Repayments to director   .....................             --                  --
 Borrowings from directors/stockholders                240,000                  --
                                                  ------------       -------------
Net cash provided by financing activities   ...        290,000           2,577,794
                                                  ------------       -------------
Increase (decrease) in cash  ..................     (1,241,347)          1,366,548
Cash -- beginning of period  ..................      1,366,548                  --
                                                  ------------       -------------
Cash -- end of period  ........................   $    125,201       $   1,366,548
                                                  ============       =============
Acquisitions, net of cash acquired:
 Working capital deficit, other than cash   .
 Property, plant and equipment  ...............
 Excess of costs of assets acquired over
  fair value  .................................
 Other assets .................................
 Debt and other liabilities  ..................
 Less: Class A Common Stock issued ............
 Acquisitions, net of cash acquired   .........



                                RESTUBBED TABLE
                                                                                     Nov. 14, 1995
                                                            Six Months             (date of inception)
                                                              Ended                     through
                                                             June 30,                June 30, 1997
                                                 --------------------------------  --------------------
                                                     1997             1996            (unaudited)
                                                           (unaudited)
Cash flows from operating activities:
 Net loss  ....................................    (3,549,562)        (909,693)       $ (6,080,775)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amorization  ...............       313,030           14,046             356,198
  Accrued interest  ...........................       330,202                              327,252
  Changes in assets and liabilities:
   Accounts receivable    .....................      (297,385)              --            (325,006)
   Inventories   ..............................       (38,221)              --             (63,652)
   Other current assets   .....................       (25,111)            (500)            (66,005)
   Notes receivable --
     officers/stockholders   ..................                        (27,917)            (50,000)
   Deferred registration costs  ...............      (399,715)              --            (459,715)
   Other assets  ..............................        45,855             (550)              9,505
   Accounts payable, accrued expenses
     and other current liabilities ............     1,078,062           19,721           1,369,072
                                                 -------------    -------------       ------------
Net cash used in operating activities    ......    (2,542,845)        (904,893)         (4,983,126)
                                                 -------------    -------------       ------------
Cash flows from investing activities:
 Acquisitions, net of cash acquired   .........      (190,948)                            (190,948)
 Purchase of treasury notes  ..................                             --          (1,493,436)
 Purchase of fixed assets    ..................      (153,695)         (98,911)           (378,957)
 Maturity of treasury notes  ..................                        508,710           1,496,386
 Investments  .................................      (235,000)              --            (315,000)
                                                 -------------    -------------       ------------
Net cash provided by (used in) investing
 activities   .................................      (579,643)         409,799            (881,955)
                                                 -------------    -------------       ------------
Cash flows from financing activities:
 Bridge notes, net of costs of issuance  ......     2,819,844                            2,819,844
 Issuance of Class A Common Stock  ............            --               --              50,000
 Issuance of warrants  ........................            --               --               1,050
 Net proceeds from sale of Common
  Stock    ....................................            --               --           2,576,744
 Repayments to director   .....................       240,000               --             240,000
 Borrowings from directors/stockholders               428,525               --             668,525
                                                 -------------    -------------       ------------
Net cash provided by financing activities   ...     3,008,369               --           5,876,163
                                                 -------------    -------------       ------------
Increase (decrease) in cash  ..................      (114,119)        (495,094)             11,082
Cash -- beginning of period  ..................       125,201        1,366,548           1,491,749
                                                 -------------    -------------       ------------
Cash -- end of period  ........................  $     11,082     $    871,454        $  1,502,831
                                                 =============    =============       ============
Acquisitions, net of cash acquired:
 Working capital deficit, other than cash   .    $   (262,885)    $   (262,885)       $   (262,885)
 Property, plant and equipment  ...............       199,469          199,469             199,469
 Excess of costs of assets acquired over
  fair value  .................................    (1,624,674)      (1,624,674)         (1,624,674)
 Other assets .................................        21,600           21,600              21,600
 Debt and other liabilities  ..................      (316,910)        (316,910)           (316,910)
                                                 -------------    -------------       ------------
                                                    1,265,948        1,265,948           1,265,948
 Less: Class A Common Stock issued ............    (1,075,000)      (1,075,000)         (1,075,000)
                                                 -------------    -------------       ------------
 Acquisitions, net of cash acquired   .........  $    190,948     $    190,948        $    190,948
                                                 =============    =============       ============


The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

                  (Information at June 30, 1997 is unaudited)



(NOTE A) -- THE COMPANY AND BASIS OF PRESENTATION:

     Paradigm Music Entertainment Company (the "Company") a developmental stage company incorporated in Delaware, was formed to enter the music entertainment business. The Company's objective is to become a broad based music entertainment company utilizing traditional and non-traditional marketing and distribution channels to exploit music entertainment products.


     As shown in the accompanying financial statements, the Company has incurred losses from operations since inception, resulting in a substantial working capital deficiency and capital deficiency. The Company has no current source of material revenues, and therefore, such losses are expected to continue during the Company's development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company is planning an initial public offering of common stock and warrants which will enable it to continue its development (see Note J). Specifically, the proceeds from the proposed public offering will provide adequate working capital for the Company to remain viable for at least the twelve months following the date of these financial statements. However, there is no assurance that the proposed public offering will be successful. If the offering is not successful, the current operations of the entity are not expected to generate adequate revenues for the entity to remain a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.


     In January 1997, the Company effected a 1 for 3 reverse stock split and a stock dividend of Class E Common Stock (see Note J). The financial statements give retroactive effect to this transaction as if it occurred on November 14, 1995 (date of inception).


(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:

     (1) Property and equipment


     Property and equipment are carried at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets.

     (2) Impairment of long-lived assets


     As per Statement of Financial Accounting Standards ("SFAS") No. 121 ("SFAS No. 121"), the Company periodically assesses the recoverability of the carrying amount of long-lived assets, including intangible assets. A loss is recognized when expected future cash flows (undiscounted and without interest) are less than the carrying amount of the asset. The impairment loss is determined as the difference by which the carrying amount of the asset exceeds its fair value. Through December 31, 1996, no material adjustments to comply with SFAS No. 121 have been required.


     (3) Advances

     In accordance with FASB Statement No. 50, "Financial Reporting in the Record and Music Industry," advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is expensed at the balance sheet date. All other significant advances which do not meet the above criteria are fully reserved when paid. As of December 31, 1996, all advances have been expensed.

     (4) Inventories


     Inventories are valued at the lower of cost or market determined on the first in, first out (FIFO) method of accounting. Inventories consist primarily of finished goods.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)


(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)


     (5) Revenue recognition


     Net product sales represent revenues derived from sales of records, net of actual returns, and reserves for estimated future returns. In addition, estimated unrecoupable costs are included in advances and recording costs.



     (6) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     (7) Income Taxes

     The Company accounts for income taxes in accordance with statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for income taxes". Under SFAS No. 109, a deferred tax liability or asset is recognized for the estimated future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases. A valuation allowance has been established to offset any asset resulting from the tax benefit related to the cumulative net operating loss due to an inability to determine the probability of future income to utilize the net operating loss.

     (8) Loss per share of common stock

     Net loss per share of common stock is based on the weighted average number of shares outstanding during each period, as modified in accordance with certain rules of the Securities and Exchange Commission. Accordingly, the weighted average number of shares outstanding during each period includes options and warrants issued within twelve months of the Company's initial public offering using the treasury stock method as if they were outstanding for all periods, excluding Class A Common Stock and Class B Common Stock in escrow, and Class E Common Stock not yet converted to Class A Common Stock because they are anti-dilutive (see Note H).

     (9) Concentration of credit risk

     The Company maintains cash accounts with balances in excess of the FDIC insurance limit of $100,000.

     (10) Reclassifications

     Certain amounts in the year ended December 31, 1995 financial statements have been reclassified to conform with the year ended December 31, 1996 presentation.

     (11) Fair values of financial instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. The carrying amounts of cash, other current assets, trade accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.


     (12) Investments

     Investments in marketable equity securities, other than investments accounted for by the equity method, do not have readily determinable fair values and are stated at cost, adjusted for impairments, if applicable. All investments are classified as long-term. Management determines the appropriate classification of its investments at the time of acquisition and re-evaluates such determination at each balance sheet date.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)


(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)


     (13) Accounting for Stock Based Compensation


     The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). This standard encourages, but does not require, recognition of compensation expense for all stock-based awards granted to employees.


     Although the Company has established a Stock Option Plan (see Note I), no stock based compensation has been issued since inception through December 31, 1996 or inception through June 30, 1997. If stock based compensation is granted to employees, the Company does not plan to record the compensation, but rather, expects to implement the disclosure-only provisions of SFAS No. 123.


     (14) Unaudited Interim Financial Information


     The financial statements for the six-month periods ended June 30, 1996 and 1997 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. Operating results for the six-month periods ended June 30, 1996 and 1997 are not necessarily indicative of the results that may be expected for any future periods.


     (15) Recent Accounting Pronouncements


     In February 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS 128"). SFAS 128 changes the computational guidelines for earnings per share information. Paradigm will adopt the provisions of SFAS 128 in their December 31, 1997 consolidated financial statements. SFAS 128 will eliminate the presentation of primary earnings per share and replace it with basic earnings per share. Basic earnings per share differs from primary earnings per share because common stock equivalents are not considered in computing basic earnings per share. Fully diluted earnings per share will be replaced with diluted earnings per share. Diluted earnings per share is similar to fully diluted earnings per share, except in determining the number of dilutive shares outstanding for options and warrants. The proceeds that would be received upon the conversion of all dilutive options and warrants are assumed to be used to repurchase the Company's common stock at the average market price of such stock during the period. For fully diluted earnings per share, the higher of the average market price or ending market priced is used. If SFAS 128 had been in effect, the Company would have reported basic earnings per share and diluted earnings per share equal to the earnings per share presented on the statement of operations for the six months ended June 30, 1997.

(NOTE C) -- INVESTMENT:


     The Company's investments at June 30, 1997 and December 31, 1996 are as follows:





                                             Approximate         Method of
                                             Percentage of       Accounting
                Company                       Ownership        (See Note B (12)
------------------------------------------   ---------------   -----------------
       Wingnut Records, Inc. ("Wingnut")           25%              Cost
       DTL Systems, Inc. ("DTL")    ......          5%              Cost



     Although the equity method of accounting is typically used if an investee is 20% or more owned, Wingnut is accounted for under the cost method (See Note B(12)) because Paradigm has no ability to influence the investee.


     In addition to owning a percentage of the outstanding stock of DTL, Paradigm owns 4,000 warrants which are convertible into common stock of DTL.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)



(NOTE D) -- PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:





                                                 As at           As at
                                              December 31,      June 30,       Estimated
                                                 1996             1997         useful lives
                                              --------------   -------------   -------------
     Furniture and fixtures    ............     $  40,135       $   68,306     3-7 years
     Computer equipment  ..................       130,003          617,748     3-7 years
     Leasehold improvements    ............        55,124          150,721     5 years
                                                ---------       ----------
                                                  225,262          836,775
     Less accumulated depreciation   ......       (43,168)        (338,540)
                                                ---------       ----------
                                                $ 182,094       $  498,235
                                                =========       ==========


     Property and equipment was not placed in service during 1995, therefore no depreciation expense was taken for that year.


(NOTE E) -- RELATED PARTY TRANSACTIONS:

     Included in other assets is a loan to the president/stockholder of the Company at December 31, 1996. The loan is for $50,000 and is non-interest bearing.

     The Company paid consulting fees of approximately $300,000 and $69,000 to officers/stockholders of the Company for the year ended December 31, 1996 and for the period November 14, 1995 (date of inception) through December 31, 1995, respectively.

     In April, May and July 1997, the Company borrowed an aggregate of $425,000 from two directors, which loans are payable, together with accrued interest at the rate of 10% per annum, upon the earlier of the closing of the contemplated public offering, the receipt by the Company of gross proceeds of $1 million in a private placement or February 1, 1998.

     In June and August 1997, the Company borrowed an aggregate of $450,000 from a limited partnership whose limited partners consist of the grandchildren of the sole stockholder of the Underwriter of the Company's proposed public offering, which loans are payable, together with accrued interest at the rate of 10% per annum, upon the earlier of the closing of the contemplated public offering, the receipt by the Company of gross proceeds of $1 million in a private placement or February 1, 1998.

(NOTE F) -- INCOME TAXES (CREDITS):

     At December 31, 1996 the Company has available net operating loss carryforwards of approximately $2,480,000 which expire in 2010.


     The principal components of deferred tax assets and the valuation allowance are as follows:






                                            December 31,     December 31,
                                               1996             1995
                                            --------------   -------------
          Deferred tax assets:
Net operating loss carryforwards   ......    $  798,308       $  44,795
Valuation allowance    ..................      (798,308)        (44,795)
                                             ----------       ---------
          Net deferred tax   ............    $       --       $      --
                                             ==========       =========

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)


(NOTE F) -- INCOME TAXES (CREDITS):  -- (Continued)

     The following reconciles the computed income tax credit at the federal statutory rate to the provision for income taxes:





                                                         December 31,     December 31,
                                                            1996             1995
                                                         --------------   -------------
          Computed tax expense (credit) at federal
            statutory rate ...........................         (34)%           (34)%
          State provision less federal benefit  ......          (5)             (5)
          Valuation allowance    .....................          39              39
                                                           --------        --------
                                                           $    --         $    --
                                                           ========        ========


(NOTE G) -- COMMITMENTS AND CONTINGENCIES:

     Lease

     The Company was a lessee at December 31, 1996. The first lease commenced on December 1, 1995 and terminates on May 31, 2001. An additional lease commenced on August 1, 1996 and also terminates on May 31, 2001. Approximate minimum annual lease commitments for both leases for the five years ended December 31 are as follows:





                    1997               $136,000
                    1998               $142,000
                    1999               $142,000
                    2000               $136,000
                    2001               $ 30,000



     Rent expense for the year ended December 31, 1996 and for the period November 14, 1995 (date of inception) through December 31, 1995 was $61,975 and $5,853, respectively.

     Employment and consulting agreements


     The Company entered into a three-year employment agreement with the president/stockholder providing for him to serve as Chairman of the Board, President and Chief Executive Officer at a base annual salary of $375,000. The Company also entered into two three-year consulting agreements providing for the payment of an annual consulting fee of $150,000 per agreement to two stockholders/directors. All agreements commenced November 1995.


(NOTE H) -- CAPITALIZATION:

     Stockholders' equity


     The Company has the authority to issue 40,000,000 shares of Capital Stock consisting of (i) 31,999,900 shares of Class A Common Stock, $.01 par value,
(ii) 1,000,100 shares of Class B Common Stock, $.01 par value, (iii) 2,000,000 shares of Class E Common Stock, $.01 par value (see Note J), and (iv) 5,000,000 shares of Preferred Stock, $.01 par value. The Class A Common Stock and Class B Common Stock are essentially identical, except that the Class B Common Stock has five votes per share and the Class A Common Stock has one vote per share.

     In November 1995, the Company issued 1,000,027 shares of its Class A Common Stock at $3.00 per share in a private placement. Proceeds from the private placement as of December 31, 1995, net of commissions and other related expenses totaling approximately $464,000, were approximately $2,536,000.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)


(NOTE H) -- CAPITALIZATION:  -- (Continued)

     In connection with the Company's private placement in 1995, an aggregate of 566,670 shares of Class B Common Stock outstanding and 6,000 shares of Class A Common Stock are held in escrow. Fifty percent (50%) of the shares will be released based on obtaining certain net earning levels ranging from $1,700,000 for 1997 to $2,900,000 through December 1999. These shares will also be released if the bid price of the Company's Class A Common Stock averages in excess of $9.00 or $12.00 per share for 30 consecutive business days ending on or before December 31, 1997 or 1998, respectively, or if there is a merger or sale that results in stockholders receiving at least $9.00 or $12.00 per share in cash or marketable securities on or before December 31, 1997 or 1998, respectively. The remaining fifty percent (50%) of the shares will be released based on net earning levels ranging from $2,100,000 for 1997 to $3,500,000 through December 1999. These shares will also be released if the bid price of the Company's Common Stock averages in excess of $13.50 or $19.50 for 30 consecutive business days ending on or before December 31, 1997 or 1998, respectively, or if there is a sale of the Company that results in stockholders receiving at least $13.50 or $19.50 per share on or before December 31, 1997 or 1998, respectively.

     On March 31, 2000 all Class A and Class B escrow shares still held in escrow will be forfeited, which shares will then be placed in the Company's treasury for cancellation thereof as a contribution to capital.

     Included in Class A Common Stock authorized are 333,333 shares reserved for issuance to certain directors, consultants and employees of the Company of which 94,000 will be placed in escrow upon issuance. In addition, 350,004 shares of Class A Common Stock and 175,006 shares of Class E Common Stock are reserved for exercise of the warrants held by the underwriter and its designees (see Warrants), and 300,000 shares of Class A Common Stock are reserved for the stock incentive plan (see Note I).

     Upon the release of any of the Class B shares held in escrow, and conversion of the Class E shares (see Note J) held by officers, directors, and consultants of the Company to Class A shares, the Company will incur a reportable earnings charge for compensation expense in the amount of the then fair value of the shares released. Such charge is not deductible for income tax purposes.

     Warrants


     As part of the compensation for the private placement, the Company has warrants outstanding in the amount of $1,050 which permit the underwriter and its designees to purchase an aggregate of 350,004 shares of Class A Common Stock at an exercise price of $3 per share. These warrants may be exercised in whole or in part at any time or from time to time until the earlier of the fifth anniversary of the closing of an IPO of the Company's securities or November 21, 2005. Subsequent to December 31, 1996, the Company issued an additional 1,650,000 and 165,000 warrants as compensation for the Bridge Notes holders and the underwriter, respectively (see Note J).

(NOTE I) -- STOCK OPTION PLAN:

     In December 1996, the Company adopted a stock incentive plan which permits the issuance of options to selected directors and employees of, and consultants to the Company. The plan reserves 300,000 shares of Class A Common Stock for grant and provides that the term of each award be determined by the committee of the Board of Directors (the "Committee") charged with administering the plan. As of June 30, 1997 and December 31, 1996, no options have been issued under the plan.

     Under the terms of the plan, options are both qualified and non-qualified and are granted at an exercise price determined by the Committee, which are not to be less than fair value for qualified options.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)


(NOTE J) -- SUBSEQUENT EVENTS:


     Bridge Notes


     In January 1997, the Company completed closings on $1,962,500 and $1,337,500 in Bridge Notes, respectively. The notes bear interest at 10% per annum and are payable upon the earlier of (i) one year after the date of issuance, or (ii) the completion of the contemplated public offering.


     In connection with the above financing, the Company issued warrants (the "Bridge Warrants") to purchase an aggregate of 981,250 and 668,750 shares, respectively, of Class A Common Stock exercisable at $3.00 per share until completion of the public offering, at which time the terms will be identical to the warrants included in units expected to be sold in the public offering. Such warrants are exercisable for a period of five years from the date upon which the Company commences its initial public offering. The Company's underwriter acted as placement agent in connection with the Bridge Notes and received fees of $255,125 and $173,875, respectively, as well as 165,000 warrants which have been valued at approximately $41,000. Such fees and warrants will be capitalized as deferred financing fees. The Bridge Warrants, which have been valued at $412,500 (or $.25 each) and which value is based upon the Company's estimation of the typical trading price of similar publicly traded securities, will be recorded as debt discount. Debt discount and deferred financing costs are being amortized over the life of the loan. In addition, the Company incurred approximately $51,000 in legal expenses in connection with the Bridge Notes which will also be included in deferred financing fees.


     The 165,000 warrants issued to the underwriter as compensation for the Bridge Notes will be forfeited in the event that a successful initial public offering is consummated.

     Upon completion of the proposed initial public offering the Bridge Notes will be repaid and the unamortized balance of debt issuance costs will be charged to operations.


     Proposed public offering

     The Company has signed a letter of intent with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection therewith the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.

     Acquisition of SonicNet, Inc.


     In January 1997, the Company acquired all of the issued and outstanding capital stock of SonicNet, Inc. ("SonicNet"), a New York-based Internet music company, from Prodigy Service Corporation and Sunshine Interactive Network, Inc. (the "Sellers") for a purchase price consisting of 200,000 shares of the Company's Class A Common Stock, 100,000 warrants, and $100,000 in cash. The Company has granted the Sellers certain "piggyback" registration rights after the proposed public offering. The Company has agreed to provide SonicNet with up to $2,000,000 in working capital in 1997. Availability of these funds is contingent upon completion of the proposed public offering. The acquisition will be accounted for using the purchase method. The results of operations of Paradigm at June 30, 1997 include the operations of SonicNet for approximately five and one-half months. For purposes of this acquisition, the shares and options, which are subject to restriction, are valued at $3.50 and $.25, respectively, based upon the Company's estimation of the value of restricted securities of similarly valued companies with publicly traded securities. The related goodwill is being amortized over a period of five years.

     Borrowings from directors/stockholders

     Subsequent to year end the Company repaid the $240,000 with proceeds from the Bridge Notes. During the six months ended June 30, 1997, the Company borrowed an aggregate of $275,000 from two directors and $150,000 from a limited partnership whose limited partners are the grandchildren of the sole stockholder of the underwriter of the proposed initial public offering. See Note C.

                     PARADIGM MUSIC ENTERTAINMENT COMPANY
                        (A Developmental Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)


                  (Information at June 30, 1997 is unaudited)


(NOTE J) -- SUBSEQUENT EVENTS:  -- (Continued)


     Reverse stock split and stock dividend

     In January 1997, the Company effected a reverse stock split such that every three shares of Common Stock outstanding was converted to one share of Common Stock of the same respective class. In connection with this reverse stock split, the Company paid a dividend of one share of Class E Common Stock for each two shares of Common Stock or warrants to purchase Common Stock. This resulted in the issuance of 1,226,716 shares of Class E Common Stock.


     Each share of Class E Common Stock will automatically be converted into one share of Class A Common Stock in the event that the Company obtains certain minimum pre-tax income ranging from $7,500,000 in 1997 to $12,500,000 through December, 2001. These shares will also be converted if the bid price of the Company's Class A Common Stock shall average in excess of $12.50 or $16.75 per share for 30 consecutive business days ending on or before 18 months after the proposed public offering, or 18 to 36 months after the proposed public offering, respectively. On March 31, 2002 all Class E Shares not previously converted into Class A Common Stock will be redeemed by the Company for $0.00001 per share.


     Acquisition of Purple Demon, Inc.

     On February 14, 1997, the Company acquired all of the outstanding common stock of Purple Demon, Inc., in exchange for 100,000 shares of Class A Common Stock of the Company. 33,333 shares were issued at closing and the remaining 66,667 shares are to be issued on the earlier of 90 days after the proposed public offering or December 31, 1997. The acquisition will be accounted for using the purchase method. The results of operations of Paradigm at June 30, 1997 include the operations of Purple Demon for approximately five and one-half months. For purposes of this acquisition, the shares, which are subject to restriction, are valued at $3.50, based upon the Company's estimation of the value of restricted securities of similarly valued Companies with publicly traded securities. The related goodwill is being amortized over a period of five years.


     Investment in Supersound Music Productions, Inc.


     Subsequent to year-end the Company transferred $150,000 into the business account of a partnership formed with Supersound Music Productions, Inc. The Company's investment represents fifty percent of the partnership. The partnership was formed to develop and promote artists for the Asian market. The investment will be accounted for under the equity method of accounting. (See Note B).

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders' of
SonicNet, Inc.:

     We have audited the accompanying balance sheet of SonicNet, Inc. (a developmental stage company) as at December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SonicNet, Inc. (a developmental stage company) as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note D to the financial statements, a substantial portion of the revenues, both earned and unearned, by the Company were received from its' Former Parent Company, from which there is no commitment to provide additional funding. Without these revenues, or alternative financing, there is substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                          JANOVER RUBINROIT, LLC


February 4, 1997
(Except for Note F as to which the date is February 19, 1997)

                                SONICNET, INC.
                        (A Developmental Stage Company)

                                 BALANCE SHEET

                               DECEMBER 31, 1996



                                             ASSETS
Current assets:
 Cash    ...............................................................    $     11,308
 Accounts and advertising receivables  .................................          55,500
 Other current assets   ................................................          12,000
                                                                            ------------
   Total current assets    .............................................          78,808
Fixed assets   .........................................................         407,538
 Less accumulated depreciation   .......................................         208,069
                                                                            ------------
                                                                                 199,469
Other assets   .........................................................           9,600
                                                                            ------------
                                                                            $    287,877
                                                                            ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Leases payable -- current    ..........................................    $     14,294
 Accounts payable, accrued expenses and other current liabilities    ...         103,513
 Unearned revenues -- Former Parent Company, current portion   .........         300,519
 Unearned revenues   ...................................................          62,715
                                                                            ------------
   Total current liabilities  ..........................................         481,041
Unearned revenues -- Former Parent Company   ...........................       1,202,078
Leases payable    ......................................................          13,455
Stockholders' equity:
 Preferred Stock, no par value, net of subscription
   receivable -- shares authorized 300; issued and outstanding 56 ......         225,000
 Common Stock, no par value -- shares authorized 700;
   issued and outstanding 49  ..........................................          45,970
Deficit accumulated during the developmental stage    ..................      (1,679,667)
                                                                            ------------
                                                                              (1,408,697)
                                                                            ------------
                                                                            $    287,877
                                                                            ============

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                           STATEMENTS OF OPERATIONS




                                                                                                       June 1994
                                                                                                   (date of inception)
                                                                   Year ended December 31,              through
                                                                 1996               1995           December 31, 1996
                                                             ----------------   ----------------   --------------------
Revenues:
 Fee income -- Former Parent Company    ..................    $    300,519       $         --         $    300,519
 Advertising, commission, and subscription income   ......          53,636             32,360               96,986
 Other income   ..........................................           4,462                 --                4,462
                                                              ------------       ------------         ------------
                                                                   358,617             32,360              401,967
                                                              ------------       ------------         ------------
Expenses:
 Production expenses  ....................................       1,361,904            833,183            2,365,696
 Marketing expenses   ....................................         267,218            278,908              690,872
 General and administrative expenses    ..................         212,243            301,962              689,710
                                                              ------------       ------------         ------------
                                                                 1,841,365          1,414,053            3,746,278
                                                              ------------       ------------         ------------
Net loss  ................................................    $ (1,482,748)      $ (1,381,693)        $ (3,344,311)
                                                              ============       ============         ============

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY




                                       No par value            No par value
                                      Preferred Stock          Common Stock
                                   ---------------------   --------------------      Deficit
                                   Number                  Number                 accumulated in
                                    of                      of                    the development
                                   shares      Value       shares     Value           stage              Total
                                   --------   ----------   --------   ---------   ----------------   ---------------
Balance --
 December 31, 1994  ............                                                   $    131,463       $    131,463
Capital contributed by
 LLC Members in 1995   .........                                                      1,099,281          1,099,281
Sale of Preferred Stock   ......      56        $225,000                                                   225,000
Contribution of net LLC
 assets    .....................                              49        $45,970         (45,970)
Loss for the year ended
 December 31, 1995  ............                                                     (1,381,693)        (1,381,693)
                                                                                   ------------       ------------
Balance --
 December 31, 1995  ............      56         225,000      49         45,970        (196,919)      $     74,051
Loss for the year ended
 December 31, 1996  ............      --              --      --             --      (1,482,748)        (1,482,748)
                                     ----      ---------     ----      --------    ------------       ------------
Balance --
 December 31, 1996  ............      56        $225,000      49        $45,970    $ (1,679,667)      $ (1,408,697)
                                     ====      =========     ====      ========    ============       ============

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                           STATEMENTS OF CASH FLOWS




                                                                                       June 1994
                                                                                   (date of inception)
                                                 Year ended       December 31,          through
                                                    1996             1995          December 31, 1996
                                                 --------------   --------------   --------------------
Cash flows from operating activities:
 Net loss    .................................   $(1,482,748)     $ (1,381,693)       $ (3,344,311)
 Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization    .........       125,693            63,361             208,069
    Write-off of trademark  ..................            --             4,530               4,530
    Changes in assets and liabilities:
      Accounts and advertising receivables   .       (55,500)               --             (55,500)
      Other current assets  ..................          (126)          (10,314)            (12,000)
      Other assets    ........................            --             4,294               2,400
      Unearned revenues  .....................     1,565,312                --           1,565,312
      Accounts payable   .....................       (50,097)          125,643             103,514
                                                 ------------     ------------        ------------
Net cash provided by (used in)
 operating activities    .....................       102,534        (1,194,179)         (1,527,986)
                                                 ------------     ------------        ------------
Cash flows from investing activities:
 Purchase of fixed assets   ..................      (133,763)         (114,856)           (353,981)
 Purchase of intangible asset  ...............       (12,000)               --             (16,530)
                                                 ------------     ------------        ------------
Net cash used in investing activities   ......      (145,763)         (114,856)           (370,511)
                                                 ------------     ------------        ------------
Cash flows from financing activities:
 Issuance of preferred stock   ...............            --           225,000             225,000
 Payment of leases    ........................        (7,674)          (13,435)            (25,809)
 Capital contributed by former LLC Members .                         1,099,281           1,710,614
 Payment to stockholder  .....................       (52,970)           52,970                  --
                                                 ------------     ------------        ------------
Net cash provided by (used in)
 financing activities    .....................       (60,644)        1,363,816           1,909,805
                                                 ------------     ------------        ------------
Increase (decrease) in cash    ...............      (103,873)           54,781              11,308
Cash -- beginning of period    ...............       115,181            60,400                  --
                                                 ------------     ------------        ------------
Cash -- end of period    .....................   $    11,308      $    115,181        $     11,308
                                                 ============     ============        ============

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                         NOTES TO FINANCIAL STATEMENTS


(NOTE A) -- THE COMPANY AND BASIS OF PRESENTATION:

     SonicNet, Inc. (the "Company" or "SonicNet") is a developmental stage company incorporated in Delaware. The Company operates an on-line computer network focusing on alternative music and culture. Specifically, the Company operates as an electronic bulletin board available for worldwide access through the Internet and is also available over national on-line services. Subsequent to year-end, the Company was sold to Paradigm Music Entertainment Company, Inc. ("Paradigm") (see Note G).

     SonicNet, Inc. is the successor in interests to SonicNet, LLC (the "LLC"), whose assets were contributed to, and liabilities assumed by, the Company on December 13, 1995 (see Note D). The LLC began business in June of 1994 and had recognized cumulative revenues and incurred a net loss of approximately $43,000 and $1,600,000, respectively, through December 12, 1995. The financial statements present the operations of SonicNet, Inc. and its predecessor entities. A reconciliation of assets contributed and liabilities assumed is as follows:


Working capital deficit assumed   ......    $  (118,087)
Net fixed assets received   ............        188,079
Long-term liabilities assumed  .........        (24,022)
                                            -----------
Common stock issued   ..................    $    45,970
                                            ===========

     As shown in the accompanying financial statements, the Company has incurred losses from operations since inception, resulting in a substantial working capital deficiency and capital deficiency. Such losses are expected to continue during the Company's development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Paradigm is planning an initial public offering of common stock and warrants which will enable it to finance SonicNet's continued development. There is no assurance that the proposed public offering will be successful. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.


(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:

     (1) Cash and cash equivalents

     Cash and cash equivalents include cash and any investment with a maturity of 90 days or less.

     (2) Property and equipment

     Property and equipment are carried at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets.


     (3) Impairment of long-lived assets

     As per Statement of Financial Accounting Standards ("SFAS") No. 121 ("SFAS No. 121"), the Company periodically assesses the recoverability of the carrying amount of long-lived assets, including intangible assets. A loss is recognized when expected future cash flows (undiscounted and without interest) are less than the carrying amount of the asset. The impairment loss is determined as the difference by which the carrying amount of the asset exceeds its fair value. Through December 31, 1996, no material adjustments to comply with SFAS No. 121 have been required.


     (4) Revenue recognition

     Fees from the Former Parent Company are non-refundable and are being amortized over the life of the Publishers Area Agreement (see Note D).

     Advertising revenues are recognized when an impression is received by the user. Commission revenues are recognized when cash is received by the advertiser. In addition, revenues are collected from users who subscribe to the bulletin board service on a monthly basis.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)

(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)
     (5) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     (6) Income Taxes

     The Company accounts for income taxes in accordance with statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for income taxes". Under SFAS No. 109, a deferred tax liability or asset is recognized for the estimated future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases.

     A valuation allowance has been established to offset any asset resulting from the tax benefit related to the cumulative net operating loss due to an inability to determine the probability of future income to utilize the net operating loss.

     (7) Income (Loss) per share of common stock


     Historical loss per share is not considered relevant as it would differ materially from proforma loss per share given the changes in the capital structure of the Company due to it being acquired subsequent to year-end by Paradigm (see Note G). Accordingly, proforma earnings per share is calculated using the weighted average number of shares outstanding of Paradigm during each period includes options and warrants issued within twelve months of Paradigm's initial public offering using the treasury stock method as if they were outstanding for all periods, excluding Class A Common Stock and Class B Common Stock in escrow, and Class E Common Stock not yet converted to Class A Common Stock.


     (8) Fair values of financial instruments


     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. The carrying amounts of cash, accounts receivable, other current assets, trade accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.


(NOTE C) -- PROPERTY AND EQUIPMENT:


     Property and equipment consist of the following at December 31, 1996:



                                                              Estimated useful lives
                                                              -----------------------
Furniture and fixtures   ..................    $   25,112           5 years
Computer equipment and software   .........       279,354           3 years
Equipment held under capital lease   ......        53,558          3-5 years
Leasehold improvements   ..................        49,514           7 years
                                               ----------
                                                  407,538
  Less accumulated depreciation   .........      (208,069)
                                               ----------
                                               $  199,469
                                               ==========

(NOTE D) -- RELATED PARTY TRANSACTIONS AND ECONOMIC DEPENDENCY:


     In December, 1995, the LLC contributed its net assets to the Company in exchange for a 46.7% interest in the Company. The Former Parent Company acquired the remaining 53.3% interest in the Company in exchange for guaranteed payments on a preferred stock subscription to the Company of approximately $2,050,000.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)

(NOTE D) -- RELATED PARTY TRANSACTIONS AND ECONOMIC DEPENDENCY:  -- (Continued)
     In January 1996, the subscription agreement was modified with $225,000 representing the equity investment by the Former Parent Company and the remainder (approximately $1,830,000) to be paid to the Company as advances against fees during 1996. No additional fees are required or expected from the Former Parent Company subsequent to December 31, 1996. As per the Publisher Area Agreement entered into in December, 1995 between the Former Parent Company and the Company, the Company would receive fees from usage of the Company's Internet services by members of the Former Parent Company's on-line service. The Company would also receive fees for new members obtained by the Former Parent Company's on-line service. The Publishers Area Agreement expires in December, 2001.

     To date, the Company has not received a proper accounting from the Former Parent Company and has elected to amortize the fee advances over the life of the agreement. Unamortized fee advances can be found on the balance sheet as unearned revenues -- Former Parent Company.

     The financial statements do not include the compensation an officer, certain other employees, and overhead, which consists primarily of rent. Such costs were borne by the Former Parent. Management estimates that an additional cost of approximately $275,000 will be incurred related to these expenses.

(NOTE E) -- INCOME TAXES:

     At December 1996 the Company has available net operating loss carryforwards of approximately $2,056,000 which expire in 2010.

     The following is the calculation of the net deferred tax at December 31,:



                                               1996            1995
                                            -------------   -------------
Deferred tax assets:
Net operating loss carryforwards   ......    $  502,000      $  197,000
Valuation allowance    ..................      (502,000)       (197,000)
                                             ----------      ----------
Net deferred tax    .....................    $       --      $       --
                                             ==========      ==========

     The following reconciles the computed income tax credit at the federal statutory rate to the provision for income taxes at December 31,:



                                                                       1996           1995
                                                                   ---------------   ----------
Computer tax expense (credit) at federal statutory rate   ......        (34)%          (34)%
State provision less federal benefit    ........................         (5)            (5)
Valuation allowance   ..........................................         39             39
                                                                      ------         ------
                                                                         --     %      --%
                                                                   ===========       ======

(NOTE F) -- COMMITMENTS AND CONTINGENCIES:

     Lease

     The Company was a lessee of office space at December 31, 1996. The lease commenced on April 1, 1996 and terminates on August 31, 1997. The approximate minimum annual lease commitment for the lease for the year ended December 31, 1997 is $94,000. Rent expense for the year ended December 31, 1996 is $70,236.

     Employment and consulting agreements

     The Company has entered into employment agreements with two officers of the Company. The agreements expire in December 1997 and provide for cumulative compensation packages to be no less than approximately $275,000 per annum for the remainder of the agreements.

     Upon acquiring SonicNet, LLC, the Company entered into a consulting agreement with one of the shareholders. The agreement expires December 31, 1997 and provides for the compensation to be $30,000 per annum.

                                SONICNET, INC.
                        (A Developmental Stage Company)

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)

(NOTE G) -- SUBSEQUENT EVENTS:

     Acquisition by Paradigm

     In January 1997, Paradigm acquired all of the issued and outstanding capital stock of SonicNet, Inc. from Prodigy Service Corporation and Sunshine Interactive Network, Inc. for a purchase price consisting of 200,000 shares of Paradigm's Class A Common Stock, 100,000 Class A Warrants, and $100,000 in cash.

     Public offering

     Paradigm has signed a letter of intent with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders' of
Purple Demon, Inc.:

     We have audited the accompanying balance sheet of Purple Demon, Inc. as at December 31, 1996, and the related statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purple Demon, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company does not have adequate working capital to finance operations. Without financing, there is substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                          JANOVER RUBINROIT, LLC


March 6, 1997

                              PURPLE DEMON, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996



A S S E T S
Current assets:
 Cash ..................................................................    $       52
Inventories    .........................................................        30,749
Reserves held by Caroline  .............................................        13,284
Due from related party  ................................................         1,600
                                                                            ----------
                                                                            $   45,685
                                                                            ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable    ...................................................    $   24,625
 Accounts payable -- related party  ....................................        19,225
 Note payable  .........................................................        50,000
 Recoupable amounts due Caroline    ....................................        81,094
 Royalty payable, royalty reserves, and other accrued expenses    ......        23,315
                                                                            ----------
    Total current liabilities    .......................................       198,259
Stockholder's Equity:
 Common stock, no par value; 200 shares authorized and outstanding   ...           200
 Deficit ...............................................................      (152,774)
                                                                            ----------
                                                                              (152,574)
                                                                            ----------
                                                                            $   45,685
                                                                            ==========

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                              PURPLE DEMON, INC.

            STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                               1996            1995
                                                            --------------   ------------
Revenues    .............................................    $  108,835       $ 148,057
Cost of sales  ..........................................        87,120          91,733
                                                             ----------       ---------
    Gross profit  .......................................        21,715          56,324
                                                             ----------       ---------
Selling expenses  .......................................        54,591          55,137
General and administrative expenses    ..................        75,417          57,088
                                                             ----------       ---------
                                                                130,008         112,225
                                                             ----------       ---------
Net loss    .............................................      (108,293)        (55,901)
Retained earnings (deficit) -- beginning of year   ......       (44,481)         11,420
                                                             ----------       ---------
Deficit -- end of year  .................................    $ (152,774)      $ (44,481)
                                                             ==========       =========

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                              PURPLE DEMON, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                                                 1996            1995
                                                                               ------------   -------------
Cash flows from operating activities:
 Net loss    ...............................................................   $(108,293)      $ (55,901)
 Adjustments to reconcile net loss to net cash used in operating activities
    Inventories    .........................................................       6,797         (20,239)
    Reserves held by Caroline  .............................................       5,317          30,973
    Prepaid recording advances    ..........................................          --          19,730
    Amounts due from affiliate    ..........................................        (825)        (10,000)
    Accounts payable  ......................................................      26,473           8,367
    Recoupable amounts due Caroline  .......................................      19,940          29,599
    Royalties payable, royalty reserves and other accrued expenses    ......         535          (2,553)
                                                                               ----------      ---------
      Net cash used in operating activities   ..............................     (50,056)            (24)
Cash flows provided by financing activities:
 Notes payable  ............................................................      50,000              --
                                                                               ----------      ---------
Net decrease in cash  ......................................................         (56)            (24)
Cash -- beginning of year   ................................................         108             132
                                                                               ----------      ---------
Cash -- end of year   ......................................................   $      52       $     108
                                                                               ==========      =========

The foregoing accountants' report and accompanying notes are an integral part of the financial statements.

                              PURPLE DEMON, INC.

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A) -- THE COMPANY AND BASIS OF PRESENTATION:

     Purple Demon, Inc. ("PDI" or the "Company"), was incorporated under the laws of New York State on June 24, 1993. Operations began on January 1, 1994. The Company is engaged in the production and distribution of musical recordings and sells to wholesalers, retailers and the general public via air mail order. Subsequent to year-end, the Company was sold to Paradigm Music Entertainment Company, Inc. ("Paradigm") (see Note H).

     As shown in the accompanying financial statements, the Company does not have adequate working capital to finance its operations. This factor raises substantial doubt about the Company's ability to continue as a going concern. Paradigm is planning an initial public offering of common stock and warrants which will enable it to finance PDI's continued development. There is no assurance that the proposed public offering will be successful. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:

     (1) Basis of accounting

     Assets and liabilities are recorded and revenues and expenses are recognized on the accrual basis of accounting.

     (2) Advances

     In accordance with FASB Statement No. 50, "Financial Reporting in the Record and Music Industry," advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is expensed at the balance sheet date. All other significant advances which do not meet the above criteria are fully reserved when paid. As of December 31, 1996, all advances have been expensed.

     (3) Inventories

     Inventories are valued at the lower of cost or market determined on the first in, first out (FIFO) method of accounting. Inventories consist primarily of finished goods.

     (4) Revenue recognition

     Net product sales represent revenues derived from sales of records, net of actual returns, and reserves for estimated future returns. In addition, estimated unrecoupable costs are included in cost of sales.

     (5) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     (6) Income Taxes

     No provision has been made for federal income taxes. The Company has elected to be treated as an S Corporation under the Internal Revenue Code and under the related section of applicable state tax code. The Company's stockholders include the operations of the Company in their individual income tax returns.

     (7) Fair values of financial instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. The carrying amounts of cash, other current assets, trade accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.

                              PURPLE DEMON, INC.

(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)
     (8) Income (Loss) per share of common stock

     Historical loss per share is not considered relevant as it would differ materially from proforma loss per share given the changes in the capital structure of the Company due to it being acquired subsequent to year-end by Paradigm (see Note H). Accordingly, proforma earnings per share is calculated using the weighted average number of shares outstanding of Paradigm during each period includes options and warrants issued within twelve months of Paradigm's initial public offering using the treasury stock method as if they were outstanding for all periods, excluding Class A Common Stock and Class B Common Stock in escrow, and Class E Common Stock not yet converted to Class A Common Stock.

(NOTE C) -- DISTRIBUTION AGREEMENTS:

     The Company manufacturers and distributes musical recordings through a "production and distribution" (P&D) arrangement with Caroline Records, a major distributor of musical recordings in the United States. Under this agreement, Caroline manufactures all the Company's product and distributes the product in the United States. The manufacturing expense incurred by Caroline is recouped against sales revenue received by Caroline for Purple Demon titles after calculation of a distribution fee of 25% of net revenues (gross sales less returns). All Purple Demon P&D sales through Caroline are subject to a 100% return policy. Consequently, Caroline holds reserves against returns which are released according to a contractual schedule. These reserves are carried as current assets of the Company. From time to time, the Company's sales through Caroline do not equal the total amount of distribution fees, reserves and manufacturing costs. When this occurs, the unrecouped amounts are carried as liabilities of the Company.

(NOTE D) -- NOTES PAYABLE:

     On July 1, 1996 the Company borrowed $50,000 from a private investor. The note is due and payable on or before July 1, 1997 and carries an interest rate of 6% per annum. Interest in the amount of $1,500 has been accrued as of December 31, 1996.

(NOTE E) -- ARTIST ROYALTY RESERVES:

     Because of the uncertainty of retail sales (see Note C) the Company holds reserves against royalties payable. These royalty reserves are carried as a liability by the Company until they are contractually released to the payee.

(NOTE F) -- INCOME TAXES:

     At December 1996 the Company has available net operating loss carryforwards of approximately $153,000 which expire in 2010.

     The following is the calculation of the net deferred tax at December 31, 1996 and 1995:



                                                     1996           1995
                                                   ------------   ------------
     Deferred tax assets:
       Net operating loss carryforwards   ......    $  36,820      $  15,124
       Valuation allowance    ..................      (36,820)       (15,124)
                                                    ---------      ---------
     Net deferred tax   ........................    $      --      $      --
                                                    =========      =========

                              PURPLE DEMON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 -- (Continued)


     (NOTE F) -- INCOME TAXES:  -- (Continued)

     The following reconciles the computed income tax credit at the federal statutory rate to the provision for income taxes at December 31, 1996 and 1995:




                                                                              1996             1995
                                                                          ---------------   --------------
     Computed tax expense (credit) at federal statutory rate  .........        (34)%            (34)%
     State provision less federal benefit   ...........................         (5)              (5)
     Tax benefit utilized by shareholders due to status as Subchapter S
       Corporation for Federal and state taxes    .....................         39               39
                                                                             ------           ------
                                                                                -- %             -- %
                                                                          ===========       ==========

(NOTE G) -- RELATED PARTY TRANSACTIONS
     Office facilities were provided free of charge by a related party. Upon acquisition by Paradigm, the Company will use Paradigm's facilities.
     Certain accounting and tax preparation services were provided by a related party and are presented as accounts payable - related party on the balance sheet.

(NOTE H) -- SUBSEQUENT EVENTS:
     Acquisition by Paradigm

     In February 1997, Paradigm acquired all of the issued and outstanding capital stock of the Company for a purchase price consisting of 100,000 shares of Paradigm's Class A Common Stock. 33,333 shares were issued upon closing and the remaining 66,667 shares are to be issued on the earlier of 90 days after the proposed public offering or December 31, 1997.

     Proposed public offering

     Paradigm has signed a letter of intent with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated.

Inside Back Cover

     Contains a color graphic consisting of the Company's logo inside an upside down triangle at the top, the Company's name in block letters underneath the triangle and four overlapping circles below which read as follows:


                        cybercasts o music news o chats


                                [SONICNET LOGO]


                                    SONICNET


                  alternative buyer's guide o trouserpress.com


                                   [PAL LOGO]


                           PARADIGM ASSOCIATED LABELS


               big deal o paradigm records o mutant sound system


                                 [ARCHIVE LOGO]


                               ARCHIVE RECORDINGS


                      archive alive! o archive recordings


                                     [LOGO]


                           PARADIGM MUSIC PRODUCTIONS


                              all access o on air

================================================================================
       No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                           --------------------------


                               TABLE OF CONTENTS





                                                                       Page
                                                                    ---------
Prospectus Summary .................................................    3
Risk Factors .......................................................    8
Use of Proceeds ....................................................   19
Capitalization .....................................................   20
Dividend Policy ....................................................   21
Dilution ...........................................................   22
Unaudited Pro Forma Condensed Consolidated
   Statements of Operations ........................................   23
Selected Financial Data ............................................   26
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ......................................................   27
Business ...........................................................   30
Management .........................................................   38
Certain Transactions ...............................................   43
Principal Stockholders .............................................   44
Description of Securities ..........................................   47
Shares Eligible for Future Sale ....................................   51
Underwriting .......................................................   53
Legal Matters ......................................................   56
Experts ............................................................   56
Additional Information .............................................   56
Index to Financial Statements ......................................   F-1

                            ------------------------

       Until       , 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

================================================================================


                                2,600,000 Units
                                PARADIGM MUSIC
                             ENTERTAINMENT COMPANY




                       Consisting of 2,600,000 shares of
                      Class A Common Stock and 2,600,000
                              Redeemable Warrants





                      -----------------------------------

                                  PROSPECTUS
                      -----------------------------------



                                   D.H. BLAIR

                           INVESTMENT BANKING CORP.




                                      , 1997


================================================================================

                                    PART II

                    Information Not Required in Prospectus


Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article Ninth of Registrant's Articles of Incorporation and Article V of Registrant's By-Laws which provide for indemnification by the Registrant in the manner and to the full extent permitted by Delaware law.

     Reference is also made to Section 8 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement.

Item 25. Other Expenses of Issuance and Distribution

     The estimated expenses of this Offering all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:



     SEC Registration Fee .....................  $36,264.47
     NASD Filing Fee   ........................   12,467.28
     Nasdaq Listing Fee   .....................      10,000
     Printing and Engraving Expenses  .........      60,000
     Accounting Fees and Expenses  ............      75,000
     Legal Fees and Expenses ..................     275,000
     Blue Sky Fees and Expenses ...............      35,000
     Underwriter's Expense Allowance  .........     390,000
     Transfer Agent's Fees and Expenses  ......       3,500
     Miscellaneous Expenses  ..................   57,768.25
                                                 -----------
       Total  .................................  $  955,000
                                                 -----------



------------



Item 26. Recent Sales of Unregistered Securities


     The following sets forth certain information with respect to sales by the Company of its securities during the past three years giving effect to a one-for-three reverse stock split effected in January 1997. All such sales were exempt from registration pursuant to an exemption provided by Section 4(2) of the Securities Act as there was no public offering involved. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the certificates issued in such transactions. All recipients had adequate access to information about the Company.

     From August to November 1995, the Company sold an aggregate of 346,676 shares of its Class A Common Stock and 1,000,005 shares of its Class B Common Stock to six persons and three persons, respectively, for a purchase price of $.03 per share. All of the foregoing purchasers were either officers and directors of the Company or sophisticated investors capable of evaluating an investment in the Company. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

     In November 1995, the Company sold an aggregate of 1,000,027 shares of Class A Common Stock for a purchase price of $3.00 per share in a private placement to 58 accredited investors, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act. The Underwriter acted as the Company's placement agent in connection with this private placement and the Company issued warrants to purchase an aggregate of 350,004 shares of Class A Common Stock to the Underwriter and its designees, which are exercisable through the fifth anniversary of the closing of this Offering at an exercise price of $3.00 per share. The sale and issuance of these securities were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

     In May 1996, the Company issued 8,334 shares of Class A Common Stock to each of its two non-employee directors in exchange for services, which were valued at $3.00 per share. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

     In January 1997, the Company declared a dividend to its existing stockholders and warrantholders of one share of Class E Common Stock for each two shares of Class A or Class B Common Stock beneficially owned as of such date. Such dividend was exempt from the registration requirements of the Securities Act as it did not constitute a sale within the meaning of Section 5 thereof.

     In January 1997 the Company issued 66 Units, each Unit consisting of a note in the principal amount of $50,000 bearing interest at 10% per annum and warrants to purchase 25,000 shares of Class A Common Stock at an exercise price of $3.00 per share (assuming this Offering is not consummated), to 73 "accredited investors" for an aggregate purchase price of $3,300,000 The Units were issued pursuant to an exemption from registration provided by Rule 506 of Regulation D. The Underwriter acted as the Company's placement agent and, in connection therewith, the Company paid to the Underwriter a sales commission in the amount of $330,000, a non-accountable expense allowance in the amount of $99,000 and issued to the Underwriter warrants to purchase an aggregate of 165,000 shares of Class A Common Stock, at an exercise price of $3.00 per share, which warrants will be cancelled upon completion of this Offering and the issuance to the Underwrwiter of its Unit Purchase Option. The sale and issuance of these securities were exempt from the registration requirements of Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

     In January 1997, the Company issued an aggregate of 200,000 shares of its Class A Common Stock and agreed to issue an aggregate of 100,000 Warrants upon the consummation of this Offering, to two entities in connection with the acquisition by the Company of 100% of the outstanding stock of SonicNet, Inc from such entities. In February 1997, the Company issued an aggregate of 33,333 shares of its Class A Common Stock, and agreed to issue an additional 66,667 shares of its Class A Common Stock on the earlier of December 31, 1997 or 90 days from the effective date of this Registration Statement, to three individuals in connection with the acquisition by the Company of 100% of the outstanding stock of Purple Demon, Inc. from such individuals. The sale and issuance of these securities were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.



Item 27. Exhibits



 1.1       Form of Underwriting Agreement*
 3.1       Certificate of Incorporation of the Registrant, as amended*
 3.2       Bylaws of the Registrant*
 4.1       Form of Unit Purchase Option*
 4.2       Form of Warrant Agreement among the Registrant, the Underwriter and American Stock Transfer
           & Trust Company ("American Stock")*
 4.3       Escrow Agreement dated November 21, 1995 among the Registrant, American Stock and certain stockholders.*
 4.4(a)    Form of warrant to purchase Series A Common Stock dated November 21, 1995*
 4.4(b)    Amendment dated February 1, 1997 to Warrant dated November 21, 1995*
 4.5       Registration Rights Agreement dated as of January 9, 1997 among the Registrant, Prodigy Services
           Corporation ("Prodigy") and Sunshine Interactive Network, Inc. ("Sunshine")*
 4.6       Warrant Agreement dated as of January 9, 1997 among the Registrant, Prodigy, Sunshine and
           American Stock*
 5.1       Opinion of Bachner, Tally, Polevoy & Misher LLP**
10.1       1996 Stock Option Plan*
10.2       Form of Lock-up Agreements
10.3       Employment Agreement dated January 30, 1996 between the Registrant and Thomas H.
           McPartland*
10.4       Consulting Agreement dated November 21, 1995, between the Registrant and Louis A. Falcigno*

10.5       Consulting Agreement dated November 21, 1995 between the Registrant and Robert B.
           Meyrowitz*
10.6(a)    Lease for Executive Offices*
10.6(b)    Lease for Executive Offices*
10.7       Form of Indemnification Agreement between the Registrant and its Directors*
10.8       Stock Purchase Agreement dated January 9, 1997 among the Registrant, Prodigy Services
           Corporation and Sunshine Interactive Network, Inc.*
10.9       Stock Purchase Agreement dated as of February 14, 1997 between the Registrant, Purple Demon,
           Inc., Dean Brownrout, David Wolin and Charles Pye.*
11.1       Computation of Earnings Per Common Share*
21.1       Subsidiaries of the Registrant.*
23.1       Consent of Bachner, Tally, Polevoy & Misher LLP -- Included in Exhibit 5.1**
23.2       Consent of Janover Rubinroit, LLC- Included on Page II-5
24.1       Power of Attorney*


------------

 * Previously filed

** To be filed by amendment


Item 28. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the Offering.


     The undersigned Registrant hereby undertakes that:


     (1) For determining any liability under the Securities Act, that the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation and By-Laws, of the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will by governed by the final adjudication of such issue.

                              CONSENT OF COUNSEL



     The consent of Bachner, Tally, Polevoy & Misher LLP will be contained in its opinion to be filed as Exhibit 5.1 to the Registration Statement.

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the inclusion in this Registration Statement on Form SB-2 of
(i) our report dated February 11, 1997, except for Note J as to which the date is February 14, 1997, on our audits of the financial statements of Paradigm Music Entertainment Company as of December 31, 1996 and for each of the periods from November 21, 1995 (inception) through December 31, 1995 and December 31, 1996, (ii) our report dated February 4, 1997, except for Note F as to which the date is February 19, 1997, on our audits of the final statements of SonicNet, Inc. as of the years ended December 31, 1995 and 1996 and for the period from June 1994 (inception) through December 31, 1996, and (iii) our report dated March 6, 1997 on our audits of the financial statements of Purple Demon, Inc. as of the years ended December 31, 1995 and 1996. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Prospectus.



                                     JANOVER RUBINROIT, LLC



August 18, 1997

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of August 1997.



                              PARADIGM MUSIC ENTERTAINMENT
                              COMPANY




                              By: /s/ Thomas McPartland
                                 -----------------------------------------
                                 Thomas McPartland, Chairman of the Board


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.






                    Signature                                           Title                            Date
                    ---------                                           -----                           ------
     /s/ Thomas McPartland
 -----------------------------------                   Chairman of the Board, President and          August 18, 1997
         Thomas McPartland                             Chief Executive Officer (Principal
                                                       Executive Officer)
     /s/ Scott R. Grodnick
 -----------------------------------                   Chief Financial Officer and Director          August 18, 1997
         Scott R. Grodnick                             (Principal Financial and Accounting
                                                        Officer)

     /s/ Louis A. Falcigno                             Vice President and Director                   August 18, 1997
 ----------------------------------
         Louis A. Falcigno

     /s/ Robert B. Meyrowitz
 ----------------------------------                    Director                                      August 18, 1997
         Robert B. Meyrowitz

     /s/ Gilbert N. Segel
 ----------------------------------                    Director                                      August 18, 1997
         Gilbert N. Segel

     /s/ Frank Barsalona
   --------------------------------                    Director                                      August 18, 1997
         Frank Barsalona

                                 EXHIBIT INDEX




 1.1       Form of Underwriting Agreement*
 3.1       Certificate of Incorporation of the Registrant, as amended*
 3.2       Bylaws of the Registrant*
 4.1       Form of Unit Purchase Option*
 4.2       Form of Warrant Agreement among the Registrant, the Underwriter and American Stock Transfer
           & Trust Company ("American Stock")*
 4.3       Escrow Agreement dated November 21, 1995 among the Registrant, American Stock and certain stockholders.*
 4.4(a)    Form of warrant to purchase Series A Common Stock dated November 21, 1995*
 4.4(b)    Amendment dated February 1, 1997 to Warrant dated November 21, 1995*
 4.5       Registration Rights Agreement dated as of January 9, 1997 among the Registrant, Prodigy Services
           Corporation ("Prodigy") and Sunshine Interactive Network, Inc. ("Sunshine")*
 4.6       Warrant Agreement dated as of January 9, 1997 among the Registrant, Prodigy, Sunshine and
           American Stock*
 5.1       Opinion of Bachner, Tally, Polevoy & Misher LLP**
10.1       1996 Stock Option Plan*
10.2       Form of Lock-up Agreements
10.3       Employment Agreement dated January 30, 1996 between the Registrant and Thomas H.
           McPartland*
10.4       Consulting Agreement dated November 21, 1995, between the Registrant and Louis A. Falcigno*
10.5       Consulting Agreement dated November 21, 1995 between the Registrant and Robert B.
           Meyrowitz*
10.6(a)    Lease for Executive Offices*
10.6(b)    Lease for Executive Offices*
10.7       Form of Indemnification Agreement between the Registrant and its Directors*
10.8       Stock Purchase Agreement dated January 9, 1997 among the Registrant, Prodigy Services
           Corporation and Sunshine Interactive Network, Inc.*
10.9       Stock Purchase Agreement dated as of February 14, 1997 between the Registrant, Purple Demon,
           Inc., Dean Brownrout, David Wolin and Charles Pye.*
11.1       Computation of Earnings Per Common Share*
21.1       Subsidiaries of the Registrant.*
23.1       Consent of Bachner, Tally, Polevoy & Misher LLP -- Included in Exhibit 5.1**
23.2       Consent of Janover Rubinroit, LLC- Included on Page II-5
24.1       Power of Attorney*


------------

 * Previously filed
** To be filed by amendment